EXECUTION COPY

AMENDED AND RESTATED UNSECURED CREDIT AGREEMENT
DATED AS OF SEPTEMBER 24, 2013
AMONG
BIOMED REALTY, L.P.,
AS BORROWER
AND
KEYBANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT AND CO-LEAD ARRANGER
AND
WELLS FARGO BANK NATIONAL ASSOCIATION,
AS SYNDICATION AGENT
AND
WELLS FARGO SECURITIES, LLC
AS CO-LEAD ARRANGER
AND
U.S. BANK NATIONAL ASSOCIATION,
AS CO-DOCUMENTATION AGENT
AND
THE SUMITOMO MITSUI BANKING CORPORATION,
AS CO-DOCUMENTATION AGENT
AND
THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,
AS LENDERS

AMENDED AND RESTATED UNSECURED CREDIT AGREEMENT
Dated as of September 24, 2013
This AMENDED AND RESTATED UNSECURED CREDIT AGREEMENT is entered into as of September 24, 2013 (the “Agreement Effective Date”) by and among BIOMED REALTY, L.P., a Maryland limited partnership (“Borrower” or “Operating Partnership”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), each lender whose name is set forth on the signature pages of this Agreement, and each lender which may hereafter become a party to this Agreement pursuant to Section 2.8 or Section 11.8 (collectively, together with KeyBank, the “Lenders” and, individually, a “Lender”) and KEYBANK NATIONAL ASSOCIATION, not individually but as “Administrative Agent.”
RECITALS
WHEREAS, certain of the Lenders have previously provided an unsecured revolving credit facility to Borrower pursuant to an Unsecured Credit Agreement dated as of July 14, 2011 as amended by that certain First Amendment to Unsecured Credit Agreement dated as of March 30, 2012 and that certain Second Amendment to Unsecured Credit Agreement dated as of August 2, 2012 (collectively, the “Prior Agreement”);
WHEREAS, Borrower has requested that the Lenders wholly amend and restate the Prior Agreement to extend the maturity date thereof, provide for the addition of a term loan component and make certain other modifications thereto; and
WHEREAS, the Lenders are willing to do so on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby agree as follows:
ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS
1.1.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Absolute Interest Period” means, with respect to a Competitive Bid Loan made at an Absolute Rate, a period of from one to one hundred-eighty days as requested by Borrower in a Competitive Bid Quote Request and confirmed by a Lender in a Competitive Bid Quote but in no event extending beyond the Maturity Date. If an Absolute Interest Period would end on a day which is not a Banking Day, such Absolute Interest Period shall end on the next succeeding Banking Day.
“Absolute Rate” means a fixed rate of interest (rounded to the nearest 1/100 of 1%) for an Absolute Interest Period with respect to a Competitive Bid Loan offered by a Lender and accepted by the Borrower at such rate in accordance with Section 2.4 hereof.
“Adjusted EBITDA” means, as of any date, (a) EBITDA with respect to the Consolidated Group for the most recent Fiscal Quarter for which financial results have been reported less (b) Capital Reserves for all Income-Producing Projects owned by a member of the Consolidated Group or an Investment Affiliate divided by four (4).
“Adjusted NOI” means, as of any date with respect to any Project or group of Projects, an annualized amount determined by multiplying four (4) times NOI of such Project or group of Projects for the most recent Fiscal Quarter for which financial results have been reported and deducting therefrom the then-current annualized Capital Reserves with respect to such Project or group of Projects. For any Project or group of Projects that were either (i) acquired by the Consolidated Group after the first day of the Fiscal Quarter on which such Adjusted NOI is based, or (ii) first opened for occupancy after the first day of such Fiscal Quarter, the Adjusted NOI for such Project for such Fiscal Quarter shall be deemed to be increased by the per diem Adjusted NOI for such Project after acquisition or opening times the number of days in such Fiscal Quarter prior to the date of acquisition or the date such Project was first opened for occupancy.
“Adjusted Unencumbered NOI” means, as of any date, Adjusted NOI attributable to Unencumbered Projects.
“Administrative Agent” means KeyBank, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.
“Administrative Agent’s Office” means the Administrative Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or such other office as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.
“Advance” means any advance made or to be made by any Lender to Borrower as provided in Article 2, including each Competitive Bid Advance, Base Rate Advance and LIBOR Rate Advance, whether such advance is a Line Advance or a Term Advance.
“Affected Lender” is defined in Section 11.8(f).
“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation, or 10% or more of the partnership or other ownership interests of any other Person, will be deemed to be an Affiliate of such corporation, partnership or other Person, provided, however, in no event shall the Administrative Agent or any Lender or any of their respective Affiliates be an Affiliate of the Borrower.
“Aggregate Commitment” means, subject to Section 2.7 and Section 2.8, One Billion Two Hundred Fifty Million Dollars ($1,250,000,000). The respective Commitments, Line Loan Percentages and Term Loan Percentages of the Lenders with respect to the Aggregate Commitment are set forth on Schedule 1.1.

“Aggregate Line Commitment” means $900,000,000 as of the Agreement Effective Date, less any designated decrease in the Aggregate Line Commitment pursuant to Section 2.7, plus any designated increase in the Aggregate Line Commitment pursuant to Section 2.8.
“Aggregate Term Commitment” means $350,000,000 as of the Agreement Effective Date, less any designated decrease in the Aggregate Term Commitment pursuant to Section 2.7, plus any designated increase in the Aggregate Term Commitment pursuant to Section 2.8.
“Agreement” means this Amended and Restated Unsecured Credit Agreement, either as originally executed or as it may from time to time be extended, supplemented, consolidated, amended, restated, increased, renewed or modified.
“Applicable Margin” means, as of any date, the interest rate margin set forth on Schedule 1.2 attached hereto and made a part hereof (i) in the Line Loan LIBOR Rate Margin column with respect to Line Loans which are LIBOR Rate Loans, (ii) in the Term Loan LIBOR Rate Margin column with respect to Term Loans which are LIBOR Rate Loans, or (iii) in the Base Rate Margin column with respect to Base Rate Loans, as the case may be, opposite Guarantor’s then-current Credit Rating.
“ASC 805” means Accounting Standards Codification section 805 Business Combinations as issued by the Financial Accounting Standards Board.
“Banking Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.
“Base Rate” means, as of any date of determination and as to any Type of Loan, the rate per annum equal to the highest of (a) the Prime Rate in effect on such date plus the then-current applicable “Base Rate Margin” as set forth in Schedule 1.2 and (b) the Federal Funds Effective Rate in effect on such date plus one-half of 1% (50 basis points) plus the then-current applicable “Base Rate Margin” set forth in Schedule 1.2, and (c) the LIBOR Base Rate for a one-month LIBOR Period commencing on such date plus the then-current applicable “LIBOR Rate Margin” set forth in Schedule 1.2.
“Base Rate Advance” means an Advance made hereunder and specified to be a Base Rate Advance in accordance with Article 2.
“Base Rate Loan” means a Loan made hereunder and specified to be a Base Rate Loan in accordance with Article 2.
“BioMed Pro Rata Share” means, with respect to any member of the Consolidated Group that is not a Wholly-Owned Subsidiary of Borrower and/or Parent, the percentage of the issued and outstanding stock, partnership interests or membership interests held by Borrower and Guarantor, in the aggregate, directly or indirectly, in such member of the Consolidated Group.

“Borrowing Date” means any Banking Day on which a Loan is requested to be made hereunder.
“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease, other than those obligations so classified solely as a result of ASC 805.
“Capital Reserves” means, as of any date with respect to any Income-Producing Project or group of Income-Producing Projects, an annual amount equal to (i) $0.30 per square foot of the aggregate Net Rentable Area of those Income-Producing Projects owned by a member of the Consolidated Group as of the last day of the most recent Fiscal Quarter for which financial results have been reported and (ii) the applicable Consolidated Group Pro Rata Share of $0.30 per square foot of the Net Rentable Area of those Income-Producing Projects owned by an Investment Affiliate as of the last day of such Fiscal Quarter.
“Capitalization Rate” means (i) seven and one-quarter percent (7.25%) with respect to all Projects other than the CFLS Project, or (ii) six and one-quarter percent (6.25%) with respect to the CFLS Project.
“Cash Equivalents” means, as of any date:
(i)    securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof having maturities of not more than one year from such date;
(ii)    mutual funds organized under the United States Investment Company Act of 1940, as amended, rated AAm or AAm-G by S&P and P-1 by Moody’s;
(iii)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
(iv)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1+ by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
(v)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States of America, any territory or possession of the United States of America, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(vi)    repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by United States of America government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
(vii)    short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and
(viii)    commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
“Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.
“CFLS Project” means that certain Project known as the Center for Life Sciences Building located at 3 Blackfan Street, Boston, Massachusetts, consisting of approximately 1.520 acres of land on which an eighteen (18) story office building/laboratory research center containing approximately 704,159 rentable square feet has been completed and which is owned in fee simple by a Wholly-Owned Subsidiary of Borrower.
“Closing Date” means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.
“Commitment Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit A.
“Commitments” means, collectively, all of the Line Commitments and all of the Term Commitments.
“Competitive Bid Advance” means any Advance made from time to time to Borrower hereunder on a non-pro rata basis by a Lender pursuant to Section 2.4.
“Competitive Bid Borrowing Notice” is defined in Section 2.4(f).
“Competitive Bid Lender” means a Lender or Designated Lender which has a Competitive Bid Advance outstanding.
“Competitive Bid Loan” means a Loan to Borrower funded by Competitive Bid Advances from one or more Lenders made pursuant to Section 2.4.

“Competitive Bid Note” means the promissory note payable to the order of each Competitive Bid Lender in the form attached hereto as Exhibit D-2 to be used to evidence any Competitive Bid Loans which such Competitive Bid Lender elects to make (collectively, the “Competitive Bid Notes”).
“Competitive Bid Quote” means a response submitted by a Lender to the Administrative Agent or the Borrower, as the case may be with respect to an Invitation for Competitive Bid Quotes in the form attached as Exhibit C-3.
“Competitive Bid Quote Request” means a written request from Borrower to Administrative Agent in the form attached as Exhibit C-1.
“Competitive LIBOR Margin” means, with respect to any Competitive Bid Loan for a LIBOR Period, the percentage established in the applicable Competitive Bid Quote which is to be used to determine the interest rate applicable to such Competitive Bid Loan.
“Competitive LIBOR Rate” means, as of any date during any LIBOR Period with respect to a Competitive Bid Loan based on a Competitive LIBOR Margin, the sum of (A) the LIBOR Base Rate applicable to such LIBOR Period divided by one minus the then-current Reserve Percentage and (B) the Competitive LIBOR Margin established in the Competitive Bid Quote applicable to such Competitive Bid Loan.
“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.
“Confidential Information” means (i) all of the terms, covenants, conditions or agreements set forth in this Agreement or any amendments hereto and any related agreements of whatever nature, (ii) the information and reports provided in compliance with Article 7 of this Agreement, (iii) any and all information provided, disclosed or otherwise made available to the Administrative Agent and the Lenders including, without limitation, any and all plans, maps, studies (including market studies), reports or other data, operating expense information, as‑built plans, specifications, site plans, drawings, notes, analyses, compilations, or other documents or materials relating to the Projects or their condition or use, whether prepared by Borrower or others, which use, or reflect, or that are based on, derived from, or are in any way related to the foregoing, and (iv) any and all other information of Parent, its Subsidiaries or the Investment Affiliates that the Administrative Agent or any Lender may have access to including, without limitation, ideas, samples, media, techniques, sketches, specifications, designs, plans, forecasts, financial information, technical information, drawings, works of authorship, models, inventions, know‑how, processes, apparatuses, equipment, algorithms, financial models and databases, software programs, software source documents, manuals, documents, properties, names of tenants or potential tenants, vendors, suppliers, distributors and consultants, and formulae related to the current, future, and proposed products and services of Parent, its Subsidiaries, the Investment Affiliates, tenants or potential tenants (including, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, clients, business and contractual relationships, business forecasts, and sales and marketing plans). Such Confidential Information may be disclosed or accessible to the Administrative Agent and the Lenders as embodied within tangible material (such as documents, drawings, pictures, graphics, software, hardware, graphs, charts, or disks), orally, or visually.
“Consolidated Group” means Parent, Borrower and all Subsidiaries of Borrower which are consolidated with Parent and Borrower for financial reporting purposes under GAAP.
“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the issued and outstanding stock, partnership interests or membership interests held by the Consolidated Group in the aggregate in such Investment Affiliate.
“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.
“Continuing Tenant” means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project which was leasing space in such Project at all times during such Fiscal Quarter.
“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.
“Controlled Entity” means a Person (a) that is a Subsidiary of Parent, (b) that is a general partnership or a limited partnership in which Borrower or a Wholly‑Owned Subsidiary of Borrower is the sole managing general partner and such managing general partner has the sole power to (i) sell all or substantially all of the assets of such Person, (ii) incur Indebtedness in the name of such Person, (iii) grant a Lien on all or any portion of the assets of such Person and (iv) otherwise generally manage the business and assets of such Person or (c) that is a limited liability company for which Borrower or a Wholly‑Owned Subsidiary of Borrower is the sole manager and such manager has the sole power to do the acts described in subclauses (i) through (iv) of clause (b) above.
“Credit Rating” means, as of any date, with respect to the Guarantor and with respect to any one of Moody’s, S&P and Fitch, the most recent credit rating of Guarantor issued by such rating agency prior to such date, the number of Credit Ratings from specified rating agencies required to qualify for the various Applicable Margins being set forth in Schedule 1.2 below.
“Debt Offering” means the issuance and sale by any member of the Consolidated Group of any debt securities of such member, excluding debt securities issued to and retained by another member of the Consolidated Group.
“Debt Service” means, for any Fiscal Quarter, the sum of all Interest Expense and all mandatory or regularly scheduled principal payments due and payable during such Fiscal Quarter on the related Indebtedness, excluding any balloon payments due upon maturity of such Indebtedness (provided that Debt Service with respect to the Consolidated Group shall include only the applicable Consolidated Group Pro Rata Share of all such principal payments for such Fiscal Quarter with respect to Indebtedness of Investment

Affiliates). Debt Service shall include the portion of rent payable by a Person during such Fiscal Quarter under Capital Lease Obligations that should be treated as principal in accordance with Generally Accepted Accounting Principles.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.
“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1 or both, would be an Event of Default.
“Default Rate” means the interest rate prescribed in Section 3.6.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Loans within three (3) Banking Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Swing Loan Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (other than a notice of a good faith dispute or related communications) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) has not been satisfied, (c) failed, within three (3) Banking Days after request by the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Banking Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental

Agency, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts in the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Agency) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Lender” means any Person who has been designated by a Lender to fund Competitive Bid Advances and is either an Affiliate of such Lender or another entity organized or sponsored by such Lender.
“Designation Agreement” means a designation agreement entered into by a Lender (other than a Designated Lender) and a Designated Lender, and accepted by the Administrative Agent and Borrower, in substantially the form of Exhibit I hereto.
“Distribution” means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security or interest issued by a Person, (i) the retirement, redemption, purchase or other acquisition for cash or for Property by such Person of any such security or interest, (ii) the payment by such Person of any dividend in cash or in Property (including for clarification purposes, common stock) on or with respect to any such security or interest, (iii) any Investment by such Person in the holder of 5% or more of any such security or interest if a purpose of such Investment is to avoid characterization of the transaction as a Distribution or (iv) any other payment in cash or Property by such Person constituting a distribution under applicable Laws with respect to such security or interest.
“Dollars” or “$” means United States of America dollars.
“Dollar Equivalent” means on any date of determination, for the purposes of determining compliance with Article 5 or Article 6 or the existence of an Event of Default under Article 9 with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined in good faith by the Borrower in a manner consistent with the way such amount is or would be reflected on the Borrower’s audited consolidated financial statements for the fiscal year in which such determination is made.
“Domestic Project” means any Project located in the 48 states that comprise the continental United States of America or in the District of Columbia.
“EBITDA” means, with respect to any Person for any Fiscal Quarter, the Net Income of such Person (from operations and from discontinued operations) for that Fiscal Quarter, plus the following amounts to the extent they were deducted in calculating such Person’s Net Income and minus the following amounts to the extent they were added in calculating such Person’s Net Income, (i) interest, income taxes, minority interests, Preferred Distributions, depreciation and amortization, (ii) provisions for gains and losses on sale of investments and joint ventures, (iii) provisions for gains and losses on the disposition of discontinued operations, (iv) rent adjustments and amortization of intangibles required by acquisition accounting rules pursuant to GAAP, (v) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP (vi) impairment charges, property valuation losses, gains and/or losses related to the extinguishment of debt and non-cash charges necessary to record interest rate contracts at fair value, (vii) all other non-cash expenses (including non-cash compensation, non-cash severance, foreign exchange losses and other non-cash restructuring charges, to the extent not actually paid as a cash expense), (viii) extraordinary or non-recurring items, and (ix) the effect of any adjustment resulting from a change in accounting principles in determining Net Income for such period of such Person for that Fiscal Quarter, in each case as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided, that in performing the foregoing calculation of EBITDA with respect to the Consolidated Group, that portion of EBITDA attributable to the Consolidated Group’s equity interests in any Investment Affiliates shall be deducted, and the applicable Consolidated Group Pro Rata Share of EBITDA in each such Investment Affiliate shall be added back into the calculation.
“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution which (A) has a net worth of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, by Borrower (which approval shall not be unreasonably withheld and may be deemed given under certain circumstances as set forth below), having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.21. If the Administrative Agent requests in writing the approval of Borrower to a proposed assignment under the preceding sentence, Borrower shall respond and either approve or disapprove definitively in writing to the Administrative Agent within five (5) Banking Days after such written request from the Administrative Agent. If Borrower does not so respond to the Administrative Agent within such period, the Administrative Agent may issue a second request in writing to Borrower for such approval, which shall include in the heading a notice in capital letters that such request is a second request and that Borrower’s approval shall be deemed to have been given if no response is received by the Administrative Agent within five (5) Banking Days after such second request. If Borrower fails to so respond to such second request within such period of five (5) Banking Days, Borrower shall be deemed to have approved the proposed assignment. Notwithstanding anything herein to the contrary neither the Parent nor the Borrower nor any Affiliate of the Parent or the Borrower shall qualify as an “Eligible Assignee”.
“Employee Plan” means any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any plan (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (c) any entity the underlying assets of which include plan assets (as defined in 29 C.F.R. Section 2510.3‑101 or otherwise under ERISA) by reason of a plan’s investment in such entity (including an insurance company general account), or (d) a governmental plan (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) organized in a jurisdiction within the United States of America having prohibitions on transactions with such governmental plan substantially similar to those contained in Section 406 of ERISA or Section 4975 of the Code.
“Equity Offering” means the issuance and sale by any member of the Consolidated Group of any equity securities of such member, excluding equity securities issued to and retained by another member of the Consolidated Group.
“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.
“ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with Parent pursuant to Section 414 of the Code.
“Event of Default” shall have the meaning provided in Section 9.1.
“Excluded Tenant” means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project (i) whose lease expired or was terminated during such Fiscal Quarter or (ii) which either defaulted in the payment of any of its base rental obligations during such Fiscal Quarter (and such payment default is continuing after all required notices have been given and all applicable cure periods provided for in such lease have expired) or was the debtor in a voluntary or involuntary proceeding under any Debtor Relief Law during such Fiscal Quarter.
“Facility” means the Loans and Letters of Credit made available to Borrower hereunder from time to time by the Lenders.
“Facility Fee” is defined in Section 3.3.
“Facility Fee Percentage” means, as of any date, the percentage set forth in Schedule 1.2 opposite the Guarantor’s then‑current Credit Rating.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
“Fee Letter” means that certain fee letter dated as of August 13, 2013 among Borrower, the Syndication Agent, the Administrative Agent and the Co-Lead Arrangers.
“Fiscal Quarter” means the fiscal quarter of the Consolidated Group ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower ending on each December 31.
“Fitch” means Fitch Ratings and its successors.
“Fixed Charge Coverage Ratio” means, as of any date, (a) Adjusted EBITDA divided by (b) the sum of (i) Debt Service with respect to the Consolidated Group plus (ii) all Preferred Distributions of the Consolidated Group plus (iii) the Consolidated Group Pro Rata Share of all Preferred Distributions of Investment Affiliates, in each case based on the most recent Fiscal Quarter for which financial results have been reported.
“Foreign Project” means any Project located in (i) the United Kingdom, or (ii) France, or (iii) Germany, or (iv) Switzerland.
“Funds From Operations” with respect to any fiscal period means (i) Net Income (or, if applicable, net deficit under GAAP)); (ii) less gains from property sales; (iii) plus losses from property sales; (iv) plus depreciation and amortization, including applicable amounts attributed from Projects owned by Investment Affiliates; (v) plus Preferred Distributions and costs incurred in connection therewith; and (vi) plus minority interest of exchangeable operating partnership units as provided under GAAP, but, in each case under clauses (ii) through (vi) without duplication and only to the extent that such items were included in or excluded from the determination of Net Income or net deficit, as applicable. For purposes of calculating Funds From Operations, gains and/or losses related to the extinguishment of debt and derivatives will be excluded.
“Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Lender at such time (including Swing Line Loans and Competitive Bid Advances), and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time (including Swing Line Loans and Competitive Bid Advances).
“GAAP Cost Basis” means, with respect to any asset, the Consolidated Group’s undepreciated GAAP cost basis in such asset.
“Generally Accepted Accounting Principles” or “GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods. To the extent that any change in GAAP promulgated subsequent to the Agreement Effective Date would cause a material change in the calculated result of any covenant that is adverse to Borrower and Guarantor, such change will not be incorporated in the calculation of the covenants (i.e., the covenants will be calculated in the same manner as before the material change), as provided in Section 1.3 below.
“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi‑governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal, each of competent jurisdiction.
“Gross Asset Value” means, as of any day, an amount equal to the sum of the following assets then owned (or leased pursuant to a Mortgageable Ground Lease) by a member of the Consolidated Group or an Investment Affiliate and valued as follows: (i) Adjusted NOI attributable to Projects owned (or leased pursuant to a Mortgageable Ground Lease) by a member of the Consolidated Group (or the Consolidated Group Pro Rata Share thereof with respect to Projects owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate) (excluding any such portion of such Adjusted NOI attributable to (a) Projects that (1) were Unstabilized Projects at any time during the Fiscal Quarter with respect to which Adjusted NOI is determined, and (2) are not ground leased to a third party, (b) New Projects, or (c) Projects disposed of during or after such Fiscal Quarter), divided by the Capitalization Rate; plus, without duplication, (ii) with respect to each such Project that was an Unstabilized Project and is not ground leased to a third party, the greater of (a) the portion of such Adjusted NOI attributable to such Project (or the Consolidated Group Pro Rata Share thereof with respect to any such excluded Project owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate), divided by the Capitalization Rate and (b) the GAAP Cost Basis (or the Consolidated Group Pro Rata Share thereof with respect to any such excluded Project owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate) in such Project; plus (iii) the GAAP Cost Basis of all New Projects (or the Consolidated Group Pro Rata Share thereof with respect to any such New Project owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate); plus (iv) the GAAP Cost Basis of all land, or rights in land, that do not constitute a Project as of such date (or the Consolidated Group Pro Rata Share thereof with respect to any such land, or rights in land, owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate) (provided that the amount contributed to Gross Asset Value under this clause (iv) shall not exceed 10% of the total Gross Asset Value); plus (v) Note Receivables which are Permitted Investments per the terms of Section 6.13(e) hereof (provided that the amount contributed to Gross Asset Value under this clause (v) shall not exceed 10% of the total Gross Asset Value); plus (vi) cash and Cash Equivalents of the Consolidated Group as of such date of determination. For purposes of determining Gross Asset Value, Projects with negative Adjusted NOI shall be excluded from clause (i) of the preceding sentence.
“Guarantor” means Parent.
“Guarantee” or “Guaranteed Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep‑well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranteed Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranteed Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranteed Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the reasonably anticipated liability in respect thereof as determined by the Person in good faith pursuant to Generally Accepted Accounting Principles.
“Guaranty” means that certain Amended and Restated Parent Guaranty dated as of the Agreement Effective Date executed by Parent in the form attached hereto as Exhibit H and made a part hereof.
“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.
“Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Projects.
“Income-Producing Project” means any Project other than an Unstabilized Project.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts or other similar instruments, that are issued or assumed as full or partial payment for Property or services rendered (but excluding trade payables and liabilities that arise in the ongoing course of business); (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all off-balance sheet obligations of such Person; (f) all non-contingent obligations of such Person in respect of any repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (it being understood that the term “Indebtedness” shall not include trade payables incurred in the ordinary course of business or obligations of such Person under purchase agreements pertaining to potential acquisition by such Person of additional real properties (and related assets)); (g) net mark to market exposure of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements; (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary non-recourse “carve-out” exceptions for fraud, misapplication of funds, failure to procure insurance, failure to pay property taxes, the unauthorized sale of a Project, the applicable lender’s costs of enforcement of its loan documents, protective advances made by a lender, voluntary bankruptcy, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to involuntary bankruptcy, insolvency, receivership or other similar events)); and (i) all Indebtedness of another Person secured by any Lien on Property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, provided however that the amount of Indebtedness attributed to the Person owning the Property subject to such Lien shall be limited to the value of such Property. For the avoidance of doubt, Indebtedness shall not include premiums or discounts related to ASC 805 or arising from the terms of any senior unsecured debt issued by Borrower. If (a) Indebtedness exists as to any member of the Consolidated Group; (b) any member of the Consolidated Group provides collateral in the form of cash or Cash Equivalents to secure such Indebtedness (including by depositing such cash or Cash Equivalents into an escrow or deposit account for the benefit of the holder of such Indebtedness) and (c) Borrower elects in a writing delivered to the Administrative Agent to exclude such Indebtedness from Indebtedness, then for purposes of Borrower’s covenants (x) such Indebtedness (up to the amount of such cash or Cash Equivalents) shall be excluded from Indebtedness; (y) such cash or Cash Equivalents shall be deemed not to be an asset of any member of the Consolidated Group and (z) any Lien in relation to such cash or Cash Equivalents shall not be a Lien for purposes of this Agreement.
“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, copyrights, trade names, trademarks and patents.
“Interest Expense” means, with respect to the Consolidated Group and measured as of the last day of the most recent Fiscal Quarter for which financial results have been reported, the sum of (a) all interest of the Consolidated Group (whether accrued or paid, without duplication) for such Fiscal Quarter reported under GAAP, less (b) any non-cash interest expense (e.g., swap amortization, amortization of premiums or discounts), plus (c) capitalized interest due to any Person who is not a member of the Consolidated Group which is not funded from the proceeds of a construction loan, plus (d) the portion of rent paid or payable by the Consolidated Group (without duplication) for such Fiscal Quarter under Capital Lease Obligations that should be treated as interest in accordance with ASC 805, plus (e) the Consolidated Group Pro Rata Share of any interest expense of each Investment Affiliate for such Fiscal Quarter reported under GAAP, adjusted as described in clauses (b), (c) and (d) above.
“Interest Period” means an Absolute Interest Period or a LIBOR Period, as applicable.
“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan (including a purchase money loan or the purchase of an existing loan), advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has either a controlling interest or a ten percent (10%) or greater ownership interest, whose financial results, in either case, are not consolidated under GAAP with the financial results of the Consolidated Group.
“Invitation for Competitive Bid Quotes” means a written notice to the Lenders from the Administrative Agent in the form attached as Exhibit C-2 for Competitive Bid Loans made pursuant to Section 2.4.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“Lender” means each Lender whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 2.8 or Section 11.8.
“Letter of Credit” means a standby letter of credit which is payable upon presentation of a sight draft and other documents, as originally issued pursuant to this Agreement or as amended, modified, extended, renewed or supplemented thereafter.
“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all unreimbursed drawings under Letters of Credit at such time.
“Letter of Credit Fee” means the fees payable to the Lenders with respect to a Letter of Credit as described in Section 2.6(e).
“Letter of Credit Request” means the request described in Section 2.6.
“LIBOR Base Rate” means, with respect to a LIBOR Rate Advance or a Competitive Bid Loan based on a Competitive LIBOR Margin for the relevant LIBOR Period, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Banking Days prior to the first day of such LIBOR Period, and having a maturity equal to such LIBOR Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such LIBOR Period, in the approximate amount of the relevant LIBOR Rate Advance or Competitive Bid Loan based on a Competitive LIBOR Margin and having a maturity equal to such LIBOR Period.
“LIBOR Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Lender, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.
“LIBOR Period” means, as to each LIBOR Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(d) and ending 1, 2, 3 or 6 months (or, if available from all Lenders, 12 months) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:
(a)    the first day of any LIBOR Period shall be a Banking Day;
(b)    any LIBOR Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such LIBOR Period shall end on the next preceding Banking Day;
(c)    any LIBOR Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Period would otherwise end shall instead end on the last Banking Day of such calendar month; and

(d)    no LIBOR Period shall extend beyond the Maturity Date.
“LIBOR Rate” means, as of any date during any LIBOR Period, the sum of (A) the LIBOR Base Rate applicable to such LIBOR Period divided by one minus the then-current Reserve Percentage and (B) the then-current Applicable Margin with respect to LIBOR Rate Loans which are Line Loans or the then-current Applicable Margin with respect to LIBOR Rate Loans which are Term Loans, as applicable.
“LIBOR Rate Advance” means an Advance made hereunder and specified to be a LIBOR Rate Advance in accordance with Article 2.
“LIBOR Rate Loan” means a Loan made hereunder and specified to be a LIBOR Rate Loan in accordance with Article 2.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any financing lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.
“Line Advance” means any Advance made from time to time to Borrower hereunder, on a pro rata basis by a Line Lender under its Line Commitment pursuant to Section 2.1(a).
“Line Commitment” means the commitment of each of the Lenders (as initially specified in Schedule 1.1 hereto) to make Advances to fund, on a revolving basis, Line Loans under Section 2.1(a) or Competitive Bid Loans under Section 2.4, and to participate in Letters of Credit issued under Section 2.6 and Swing Loans made under Section 2.5, as such commitment may increase or decrease pursuant to the terms of this Agreement.
“Line Facility” means the Line Loans, Swing Loans and Letters of Credit made available to Borrower hereunder from time to time by the Lenders under their Line Commitments.
“Line Lender” means, as of any date, any Lender then providing a Line Commitment.
“Line Loan” means a Loan to Borrower under the Aggregate Line Commitment funded by Line Advances from the Lenders made pursuant to Section 2.1(a).
“Line Loan Percentage” means, with respect to each Line Lender as of any date, the percentage derived by dividing that portion of such Line Lender’s then-current Commitment allocated to the Aggregate Line Commitment, by the then-current full Aggregate Line Commitment.
“Line Note” means any of the promissory notes made by Borrower to a Lender holding a Line Commitment evidencing Line Advances under that Line Lender’s Line Loan Percentage of the Aggregate Line Commitment, substantially in the form of Exhibit D-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

“Loan” means the aggregate of the Advances of the same Type, made, converted or continued on the same date by the Lenders pursuant to Section 2.l(a), Section 2.1(b), Section 2.4, the Swing Loans made pursuant to Section 2.5, and Section 2.8, and, in the case of LIBOR Rate Advances, as to which a single LIBOR Period is in effect, and in the case of Competitive Bid Loans, as to which (a) a single LIBOR Period and a single Competitive LIBOR Margin are in effect or (b) a single Absolute Interest Period and a single Absolute Rate are in effect.
“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty and any other agreements of any type or nature hereafter executed and delivered by Borrower or Guarantor to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X.
“Material Adverse Effect” means (a) a material adverse change in the status of the business, results of operations or condition (financial or otherwise) of the Consolidated Group taken as a whole, and/or (b) any set of circumstances or events which (i) has had or would reasonably be expected to have a material adverse effect upon the validity or enforceability of any Loan Document (other than as a result of any action or inaction of the Administrative Agent or any Lender), or (ii) has materially impaired or would reasonably be expected to materially impair the ability of Borrower and the Guarantor to perform the Obligations.
“Maturity Date” means March 24, 2018 or, if the Maturity Date with respect to the Facility is extended pursuant to Section 2.10, September 24, 2018.
“Monthly Payment Date” means the first day of each calendar month.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgageable Ground Lease” means any of the following: (i) any lease (a) which is a direct lease granted by the fee owner of the applicable Project, (b) which has a remaining term, as of the date such Project becomes an Unencumbered Project, of not less than thirty (30) years, including extension options which are exercisable solely at the discretion of the lessee thereunder, (c) under which no material default has occurred and is continuing, (d) with respect to which a leasehold mortgage may be granted, and (e) which the Administrative Agent has otherwise reasonably determined is financeable, and (ii) each of the following leases (as amended from time to time), but only if such lease is not amended to shorten the term of such lease and no material default under such lease has occurred and is continuing: (A) Lease Agreement dated as of April 3, 2007, as amended by the First Amendment to Lease dated as of August 18, 2008, between University City Science Center, a Pennsylvania non-profit corporation, and Wexford-UCSC II, LP, a Delaware limited partnership, for Units 1-4 of the 3711 Market Research Condominium located at 3711 Market Street, Philadelphia, Pennsylvania, and (B) Lease Agreement dated as of April 3, 2007 between University City Science Center, a Pennsylvania non-profit corporation, and Wexford-UCSC II, LP, a Delaware limited partnership, for Units 6-7 of the 3711 Market Research Condominium located at 3711 Market Street, Philadelphia, Pennsylvania.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which one or more members of the Consolidated Group or any of their ERISA Affiliates contribute or are obligated to contribute.
“Negative Pledge” means a Contractual Obligation (other than the Loan Documents and the documents executed in connection with the Related Facility) that contains a covenant binding on any owner of a Project that prohibits Liens on any of such owner’s Projects, other than any such covenant contained in a Contractual Obligation (other than the Loan Documents and the documents executed in connection with the Related Facility) (a) granting or relating to a particular Lien on a Project or on an equity interest in a Project which prohibits further Liens on such Project and/or on the direct or indirect ownership interests in the entity owning such Project, or (b) requiring that the Consolidated Group maintain a pool of unencumbered properties of a size determined by reference to the total amount of Total Unsecured Indebtedness of the Consolidated Group on substantially similar terms to those provisions contained herein regarding the Unencumbered Projects, but that do not generally prohibit the encumbrance of the Borrower’s or the Consolidated Group’s assets, or the encumbrance of any specific assets.
“Net Income” means, with respect to any Person and with respect to any fiscal period, the net income available to common stockholders of that Person for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.
“Net Rentable Area” means with respect to any Project, the floor area of any buildings, structures or improvements available for leasing to tenants (excluding storage lockers and parking spaces), as reasonably determined by the Administrative Agent, the manner of such determination to be consistent for all Projects unless otherwise approved by the Administrative Agent.
“New Project” means with respect to any Fiscal Quarter with respect to which Adjusted NOI is determined, any Project that was acquired after the first day of such Fiscal Quarter or any of the immediately preceding four (4) Fiscal Quarters, but excluding any Project that both (a) was acquired or opened during any of the immediately preceding four (4) Fiscal Quarters, and (b) with respect to which, within ten (10) Banking Days after such Project was acquired, Borrower delivered to Administrative Agent written notice electing not to treat such Project as a New Project.
“New Tenant” means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project which first commenced leasing its premises at such Project during the period from the second day of such Fiscal Quarter through the end of such Fiscal Quarter.
“New Unencumbered Project” means with respect to any Fiscal Quarter with respect to which Adjusted NOI is determined, any Unencumbered Project that was acquired after the first day of such Fiscal Quarter or during any of the immediately preceding four (4) Fiscal Quarters, but excluding any Project that both (a) was acquired or opened during any of the immediately preceding four (4) Fiscal Quarters, and (b) with respect to which, within ten (10) Banking Days after such Unencumbered Project was acquired, Borrower delivered to Administrative Agent written notice electing not to treat such Project as a New Unencumbered Project.
“NOI” means, with respect to any Project for any applicable Fiscal Quarter, the sum of (i) rental income for such Fiscal Quarter attributable to Continuing Tenants and New Tenants as included in total rental revenue reported in accordance with GAAP; (ii) with respect to any New Tenant, an imputed amount of net rental income for those days during such Fiscal Quarter during which such New Tenant was not leasing space and paying rent based on the per diem net rental income being paid by such New Tenant as of the commencement of its obligation to pay rent on its lease; (iii) all actual expense reimbursements received or receivable from such tenants for such Fiscal Quarter; and (iv) all actual other income for such Fiscal Quarter less (A) property operating expenses, including property taxes, for such Fiscal Quarter as included in total rental operations expense reported in accordance with GAAP, (B) actual management fees payable with respect to such Project for such Fiscal Quarter and (C) any actual or imputed rental income for such Fiscal Quarter attributable to Excluded Tenants, provided, however, that in the case of any such Project owned by an Investment Affiliate, only the Consolidated Group Pro Rata Share of the foregoing amount attributable to such Project shall be included in “NOI”. For the avoidance of doubt, the following shall be disregarded in the determination of NOI (to the extent such adjustments otherwise would be included in the determination of NOI): (i) provisions for gains and losses on sale of investments and joint ventures, (ii) provisions for gains and losses on the disposition of discontinued operations, (iii) rent adjustments and amortization of intangibles required by acquisition accounting rules pursuant to GAAP, (iv) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP, (v) impairment charges, property valuation losses, gains and/or losses related to the extinguishment of debt and non-cash charges necessary to record interest rate contracts at fair value, (vi) all other non-cash expenses (including non-cash compensation, non-cash severance and other non-cash restructuring charges to the extent not actually paid as a cash expense), (vii) extraordinary or non-recurring items, and (viii) the effect of any adjustment resulting from a change in accounting principals in determining Net Income for such period of such Person for the Fiscal Quarter.
“Non-Recourse Indebtedness” means (i) Indebtedness for which the liability of the obligor thereunder (except with respect to fraud, Hazardous Materials Laws liability and other customary non-recourse “carve-out” exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of Law, and (ii) Indebtedness pursuant to which both: (A) none of Borrower, Guarantor or Wexford Science & Technology, LLC guarantees the repayment of such Indebtedness, and (B) the obligor under which is a Subsidiary of Borrower and substantially all of the assets of such obligor consist of one Project and assets related to such Project.
“Note Receivables” means note receivables from loans to borrowers which are not Affiliates of the Borrower or any other member of the Consolidated Group.
“Notes” means, collectively, the Line Notes, the Term Notes, the Competitive Bid Notes and the Swing Loan Note.
“Obligations” means all present and future obligations of every kind or nature of the Borrower or Guarantor at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any member of the Consolidated Group.
“Offer” is defined in Section 2.4(d)(i).

“One Day LIBOR Rate” means, with respect to Swing Loans only, for any day, the sum of (A) an interpolated rate, as determined by the Swing Loan Lender in its sole discretion for such day, equal to the LIBOR Base Rate that would apply to a LIBOR Period of one day divided by one minus the then-current Reserve Percentage and (B) the then-current Applicable Margin with respect to Line Loans which are LIBOR Rate Loans.
“Opinions of Counsel” means the favorable written legal opinions of Latham & Watkins LLP and Venable LLP, counsel to Borrower and Guarantor, in form and substance reasonably satisfactory to the Administrative Agent.
“Outstanding Competitive Bid Amount” means, as of any date, the aggregate amount of all Competitive Bid Loans, if any, outstanding on such date.
“Outstanding Facility Amount” means, as of any date, the sum of the Outstanding Line Amount, the Outstanding Term Amount and the Outstanding Competitive Bid Amount, if any.
“Outstanding Line Amount” means, as of any date, the aggregate amount of all Line Loans, Swing Loans and Letter of Credit Exposure, outstanding on such date.
“Outstanding Term Amount” means, as of any date, the aggregate amount of all Term Loans outstanding on such date.
“Overall Leverage Ratio” means, as of any day, (a) Consolidated Outstanding Indebtedness as of such date, divided by (b) Gross Asset Value as of such date, expressed as a percentage.
“Parent” means BioMed Realty Trust, Inc., a Maryland corporation.
“Party” means any Person other than the Administrative Agent and the Lenders, which now or hereafter is a party to any of the Loan Documents.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and with respect to the Consolidated Group is maintained by a member of the Consolidated Group or to which a member of the Consolidated Group contributes or has an obligation to contribute.
“Permitted Business Activities” means (a) the acquisition, development, renovation, ownership, leasing, sale, operation and management of (i) buildings, groups of buildings or condominium units in, or that are comprised of, one or more buildings, that in any case are primarily used or intended to be used for office, office/laboratory, research, or manufacturing purposes and related building amenities and ancillary uses (like a datacenter), (ii) improvements providing services or amenities ancillary to the foregoing, and (iii) parking garages and parking spaces related to clauses (i) and (ii), and (b) additional Permitted Investments expressly permitted under Section 6.13.
“Permitted Investments” is defined in Section 6.13.

“Permitted Liens” is defined in Section 6.14.
“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.
“Preferred Distributions” means, as of any date with respect to any Person, the Distributions due and payable to the holders of Preferred Equity in such Person for the most recent Fiscal Quarter for which financial results have been reported.
“Preferred Equity” means, with respect to any Person, any form of preferred stock (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in such Person that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, assets or other payments over the holders of any other stock or other ownership or beneficial interest in such Person.
“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
“Project” means any parcel of real property or interest in any parcel of real property located in (i) the 48 states that comprise the continental United States of America, or (ii) the District of Columbia, or (iii) the United Kingdom, or (iv) France, or (v) Germany, or (vi) Switzerland, which in each case is owned, leased or operated (in each case in whole or in part) by Borrower, or any of its Subsidiaries or Investment Affiliates and which is improved or being improved, or has been ground leased to a third party who is expected to improve such parcel or interest, with (a) a building or buildings primarily used or intended to be used for office, office/laboratory, research, warehouse, residential, retail, hospitality, educational, parking, or manufacturing purposes or other ancillary purposes or (b) parking spaces. If any member of the Consolidated Group or any Investment Affiliate owns, leases or operates less than all of a Project, then the term “Project” shall mean and refer to that portion of such Project that such entity owns, leases or operates.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Redevelopment Project” means any Project with fifty percent (50%) or more of its Net Rentable Area vacant and under renovation, reconstruction or other redevelopment.
“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.
“Regulations T, U and X” means Regulations T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

“Related Facility” means the credit facility made available to Borrower under the Unsecured Term Credit Agreement.
“Request for Loan” means (i) a written request for a Loan substantially in the form of Exhibit E, signed by a Senior Officer of Borrower, and properly completed to provide all information required to be included therein or (ii) with respect to requests for the continuation of LIBOR Rate Loans only, an email request for such continuation provided by a Senior Officer of Borrower to the Administrative Agent.
“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Requisite Lenders” means (a) as of any date of determination, unless clause (b) of this definition applies, Lenders having Commitments that in the aggregate constitute more than 50% of the Aggregate Commitment then in effect and (b) as of any date of determination if the Aggregate Commitment has then been suspended or terminated, Lenders holding Advances and participation interests in Letters of Credit and Swing Loans evidencing in the aggregate more than 50% of the aggregate Outstanding Facility Amount, in each case disregarding and excluding any portion of the Aggregate Commitment or the Outstanding Facility Amount held by a Defaulting Lender.
“Replacement Lender” is defined in Section 11.8(f).
“Reserve Percentage” means for any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
“Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner or managing member of such Person, corporate officer of a corporate general partner or managing member of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person or corporate managing member of a limited liability company that is a managing member of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Administrative Agent and the Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Parent or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Parent or such Subsidiary.
“S&P” means Standard & Poor’s Rating Group or its successors.
“Secured Indebtedness” means any Indebtedness of a Person that is (a) not owed to a member of the Consolidated Group and (b) secured by (i) a Lien on a Project or (ii) a pledge of any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in “Secured Indebtedness” shall not exceed the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred.
“Senior Officer” means (a) the chief executive officer, (b) the president, (c) the chief operating officer, (d) the chief financial officer, (e) the chief accounting officer, (f) any senior vice president, (g) the vice president of finance, (h) any executive vice president, or (i) with respect to requests for the continuation of LIBOR Rate Loans only, the assistant treasurer, of any of the members of the Consolidated Group or of any of their corporate general partners or managing members, as applicable.
“Special LIBOR Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority. Notwithstanding anything herein to the contrary, (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (ii) pursuant to Basel III, shall be deemed to be a “change” under this definition regardless of the date enacted or adopted.
“Stabilization” means, as of any date with respect to any Project, that either (i) the entire Project, or in the case of a Redevelopment Project, the redeveloped portion thereof, was substantially completed one (1) year or more prior to such date or (ii) the entire Project has, as of such date, tenants in occupancy of eighty-five percent (85%) or more of the total Net Rentable Area thereof, each of which is either paying rent or is obligated to begin paying rent not later than ninety (90) days after the commencement date of such tenant’s lease.
“Subsidiary” means, as of any date of determination and with respect to any Person, (a) any corporation, limited liability company, partnership or other Person (whether or not, in any case, characterized as such or as a joint venture), whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (ii) in the case of a partnership or limited liability company, of which a majority of the partnership, membership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries; or (b) any other Person the accounts of which are consolidated with the accounts of the designated parent.
“Swap Agreement” means a written agreement between Borrower and one or more financial institutions, including without limitation, KeyBank, providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Swing Loan Commitment” means ten percent (10%) of the then-effective Aggregate Line Commitment, subject to possible reduction as provided for in Section 2.7 in the case of any reductions in the Aggregate Line Commitment made by Borrower.
“Swing Loan Lender” means KeyBank, in its capacity as the Swing Loan Lender under this Agreement.
“Swing Loan Note” means the note described in Section 2.5.
“Swing Loans” means those Loans described in Section 2.5 that are made or to be made by the Swing Loan Lender and evidenced by the Swing Loan Note.
“Term Advance” means any Advance made from time to time to Borrower hereunder, on a non-revolving basis, on a pro rata basis, by a Term Lender under its Term Commitment pursuant to Section 2.1(b).
“Term Commitment” means the commitment of each of the Lenders (as initially specified in Schedule 1.1 hereto) to make Advances to fund Term Loans on a non-revolving basis.
“Term Facility” means the Term Loans made available to Borrower hereunder from time to time by the Lenders under their Term Commitments.
“Term Lender” means, as of any date, any Lender then providing a Term Commitment.
“Term Loan” means a Loan to Borrower under the Aggregate Term Commitment funded by Term Advances from the Term Lenders made pursuant to Section 2.1(b).
“Term Loan Percentage” means, with respect to each Term Lender as of any date, the percentage derived by dividing that portion of such Term Lender’s then-current Commitment allocated to the Aggregate Term Commitment, by the then-current full Aggregate Term Commitment.
“Term Note” means any of the promissory notes made by Borrower to a Term Lender holding a Term Commitment, evidencing Term Advances under that Term Lender’s Term Loan Percentage of the Aggregate Term Commitment, substantially in the form of Exhibit D-3, as modified to apply to the Term Facility either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.
“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).
“Total Unencumbered Asset Value” means, as of any day, an amount equal to the sum of the following amounts for assets then owned or leased under a Mortgageable Ground Lease by a member of the Consolidated Group or an Investment Affiliate and valued as follows: (i) Adjusted NOI attributable to Unencumbered

Projects that are wholly owned (or wholly leased under a Mortgageable Ground Lease) by Borrower or a Wholly-Owned Subsidiary of Borrower divided by the Capitalization Rate (excluding, however, for purposes of this clause (i) and the following clauses (ii) and (iii) any such portion of such Adjusted NOI attributable to (a) Unencumbered Projects that (1) were Unstabilized Projects at any time during the Fiscal Quarter with respect to which Adjusted NOI is determined and (2) are not ground leased to a third party, (b) New Unencumbered Projects, or (c) Unencumbered Projects disposed of during or after such Fiscal Quarter); plus, without duplication (ii) the BioMed Pro Rata Share of Adjusted NOI attributable to Unencumbered Projects that are wholly owned (or wholly leased under a Mortgageable Ground Lease, or a combination of owned and leased under a Mortgageable Ground Lease) by a member of the Consolidated Group other than Borrower or a WhollyOwned Subsidiary of Borrower, divided by the Capitalization Rate; plus (iii) the Consolidated Group Pro Rata Share of Adjusted NOI attributable to Unencumbered Projects that are wholly owned (or wholly leased under a Mortgageable Ground Lease) by an Investment Affiliate, divided by the Capitalization Rate, provided that in the case of clauses (ii) and (iii), if the aggregate amount to be contributed to Total Unencumbered Asset Value on account of the Unencumbered Projects described therein would exceed ten percent (10%) of Total Unencumbered Asset Value, the excess of such aggregate contribution over such maximum percentage shall be excluded; plus (iv) with respect to Unencumbered Projects excluded from clauses (i), (ii) and (iii) because they are Unstabilized Projects and not ground leased to a third party, the greater of (a) the portion of such Adjusted NOI attributable to such Unstabilized Projects (or the BioMed Pro Rata Share or Consolidated Group Pro Rata Share, as the case may be, thereof with respect to any such Unstabilized Project owned by a member of the Consolidated Group other than Borrower or a Wholly-Owned Subsidiary of Borrower or owned by an Investment Affiliate), divided by the Capitalization Rate; and (b) the GAAP Cost Basis (or the BioMed Pro Rata Share or Consolidated Group Pro Rata Share, as the case may be, thereof with respect to any such Unstabilized Project owned by a member of the Consolidated Group other than Borrower or a Wholly-Owned Subsidiary of Borrower or owned by Investment Affiliate) in such Unstabilized Project, provided that, in the case of clause (iv), if the amount to be contributed to Total Unencumbered Asset Value on account of the Unencumbered Projects described in such clause would exceed ten percent (10%) of Total Unencumbered Asset Value, the excess of such contribution over such maximum percentage shall be excluded; plus (v) the GAAP Cost Basis (or the BioMed Pro Rata Share or Consolidated Group Pro Rata Share, as the case may be, thereof with respect to any unencumbered land or rights in land owned by a member of the Consolidated Group other than Borrower or a Wholly-Owned Subsidiary of Borrower or by an Investment Affiliate) of all unencumbered land, or interests in land, that do not constitute a Project, provided that, in the case of clause (v), if the amount to be contributed to Total Unencumbered Asset Value on account of the unencumbered land or interests in land described in such clause would exceed ten percent (10%) of Total Unencumbered Asset Value, the excess of such contribution over such maximum percentage shall be excluded; plus (vi) the GAAP Cost Basis of all New Unencumbered Projects for which Adjusted NOI has been reported and on or prior to such date of determination (or the BioMed Pro Rata Share or Consolidated Group Pro Rata Share, as the case may be, of such GAAP Cost Basis with respect to any New Unencumbered Project acquired by a member of the Consolidated Group other than Borrower or a Wholly-Owned Subsidiary of Borrower or by an Investment Affiliate), provided that with respect to each of the foregoing clauses of this sentence, if (X) the amount to be contributed to Total Unencumbered Asset Value on account of any single Unencumbered Project would exceed twenty percent (20%) of Total Unencumbered Asset Value, the excess of such contribution over such maximum percentage shall be excluded and (Y) the amount to be contributed to Total Unencumbered Asset Value on account of Foreign Projects would, in the aggregate, exceed fifteen percent (15%) of Total Unencumbered Asset Value, the excess of such contribution(s) over such maximum percentage shall be excluded; plus (vii) Unencumbered Note Receivables which are Permitted Investments per the terms of Section 6.13(e) hereof (valued at par value less impairments in accordance with GAAP, and if owned by an Investment Affiliate, only the Consolidated Group Pro Rata Share of such value); provided that, in the case of this clause (vii), if the amount to be contributed to Total Unencumbered Asset Value on account of the Unencumbered Note Receivables described in such clause would exceed ten percent (10%) of Total Unencumbered Asset Value, the excess of such contribution over such maximum percentage shall be excluded plus (viii) cash and Cash Equivalents of the Consolidated Group that is not subject to any pledge, assignment or security interest in favor of a third party as of such date of determination. For purposes of determining Total Unencumbered Asset Value, Unencumbered Projects with negative Adjusted NOI, shall be excluded from clauses (i), (ii) or (iii) above.
“Total Unsecured Indebtedness” means, as of any date, (A) Consolidated Outstanding Indebtedness (including without limitation all Indebtedness under this Agreement and the Unsecured Term Credit Agreement) less (B) all Secured Indebtedness of the Consolidated Group less (C) the Consolidated Group Pro Rata Share of all Secured Indebtedness of Investment Affiliates, provided that any Secured Indebtedness which both (i) is secured solely by a pledge of stock, partnership interests, membership interests or other ownership interests in a Person owning a Project or Projects and (ii) is a recourse obligation of Borrower or Parent shall be included in “Total Unsecured Indebtedness” notwithstanding clauses (B) and (C) of this sentence.
“Type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance (i) is being made under the Line Facility or the Term Facility, (ii) is an Absolute Rate Loan or Advance or a Base Rate Loan or Advance or a LIBOR Rate Loan or Advance and/or (iii) is a Competitive Bid Loan or Advance or a Line Loan or Advance.
“Unencumbered” means, with respect to (i) any property, that such property (a) is owned or leased under a Mortgageable Ground Lease by Borrower, another member of the Consolidated Group or an Investment Affiliate, (b) is not subject to any Lien other than those Permitted Liens described in Subsections 6.14(a)-(f), (c) is not subject to any Negative Pledge, (d) is free of all unremediated material environmental and structural issues, (e) is not held by a Person any of whose direct or indirect equity interests are subject to a Permitted Lien described in Section 6.14(g) or a Negative Pledge unless a pari passu Lien has also been granted securing the Borrower’s Obligations under this Agreement, and (f) if such property is owned, directly or indirectly, by a member of the Consolidated Group other than Borrower or Guarantor or by an Investment Affiliate, such owner has not guaranteed the payment of any Indebtedness, unless such owner has also guaranteed the Obligations under this Agreement and/or (ii) any Note Receivables, that such Note Receivables (a) are owned by Borrower, another member of the Consolidated Group or an Investment Affiliate, (b) are not subject to any Lien (other than those Permitted Liens described in Subsections 6.14(a)-(f)) or any Negative Pledge, (c) the direct or indirect equity interests in the holder of Note Receivables are not subject to any Lien (other than those Permitted Liens described in Subsections 6.14(a)-(f)) or Negative Pledge, and (d) if such Note Receivable is owned, directly or indirectly, by a member of the Consolidated Group other than Borrower or Guarantor or by an Investment Affiliate, such owner has not guaranteed the payment of any Indebtedness, unless such owner has also guaranteed the Obligations under this Agreement. If a given Project consists of (x) one or more portions that are Unencumbered and (y) one or more portions that are not Unencumbered, then those portion(s) of such Project that are Unencumbered property will constitute an Unencumbered

Project provided that such portion(s) constitute a legally subdivided parcel of property (including, without limitation, a legally created condominium unit) that can be legally transferred independent of any other portions of said Project.
“Unencumbered Note Receivables” means Note Receivables that are Unencumbered.
“Unencumbered Note Receivables Income” means, as of any date, an annualized amount determined by multiplying four (4) times the interest income on account of Unencumbered Note Receivables actually received by Borrower or another member of the Consolidated Group (or the Consolidated Group Pro Rata Share thereof with respect to actual interest income on account of Unencumbered Note Receivables actually received by an Investment Affiliate) for the most recent Fiscal Quarter for which financial results have been reported.
“Unencumbered Owner” means, as of any date, any owner of one or more of the then-current Unencumbered Projects.
“Unencumbered Projects” means Projects that are Unencumbered.
“Unsecured Debt Service Amount” means, for the most recent Fiscal Quarter for which financial results have been reported, an annualized amount determined by multiplying four (4) times the actual Interest Expense for the Total Unsecured Indebtedness.
“Unsecured Debt Service Coverage Ratio” means, as of any date, (a) an amount equal to (x) Adjusted Unencumbered NOI, plus (y) the Unencumbered Note Receivables Income divided by (b) the Unsecured Debt Service Amount.
“Unsecured Leverage Ratio” means, as of any day, (a) Total Unsecured Indebtedness as of such date, divided by (b) Total Unencumbered Asset Value as of such date expressed as a percentage.
“Unsecured Term Credit Agreement” means that certain Unsecured Credit Agreement dated as of March 30, 2012 by and among the Borrower, KeyBank and certain other lenders identified therein, as amended by that certain First Amendment to Unsecured Credit Agreement dated as of August 2, 2012 and by that certain Second Amendment to Unsecured Credit Agreement dated as of September ___, 2013, as it may be further amended or modified from time to time.
“Unstabilized Project” means, as of any date, either (i) a Redevelopment Project or (ii) a Project that is currently under construction or has been recently completed (as to its initial construction), but which in either case (i) or (ii) above, has not yet reached Stabilization. Once a Project has reached Stabilization, whether by passage of time or leasing, it shall not thereafter qualify as an Unstabilized Project unless it subsequently becomes a Redevelopment Project.
“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by such Person.

1.2.    Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.
1.3.    Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that any covenant contained herein, would then be calculated in a different manner or with different components with the result being materially adverse to Borrower, (a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with Generally Accepted Accounting Principles as in effect immediately prior to such change.
1.4.    Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
1.5.    Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.
1.6.    Dollar Equivalent. Notwithstanding anything contained herein to the contrary, for purposes of any determination under Article 4, Article 5 or Article 6, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into the Dollar Equivalents of such amounts.
1.7.    Amendment and Restatement. This Agreement amends, replaces and restates the Prior Agreement in its entirety. All obligations of the Borrower and the Guarantor under the Prior Agreement shall become obligations of the Borrower and the Guarantor hereunder, and the provisions of the Prior Agreement shall be superseded by the provisions hereof. Each of the parties hereto confirms that the amendment and restatement of the Prior Agreement pursuant to this Agreement shall not constitute a novation of the Prior Agreement.
ARTICLE 2

LOANS
2.1.    Loans Generally.

(a)    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the last Banking Day immediately preceding the Maturity Date with respect to the Line Facility, each Line Lender shall make, on a pro rata basis according to that Line Lender’s Line Loan Percentage of the then-current Aggregate Line Commitment, its share of a Line Loan to Borrower in such amounts as Borrower may request that do not result in (A) the Outstanding Line Amount (after giving effect to all amounts requested thereunder) exceeding the Aggregate Line Commitment or (B) the Outstanding Facility Amount (after giving effect to all amounts requested thereunder) being in excess of the Aggregate Commitment, and provided that in all events no Default or Event of Default shall have occurred and be continuing and all conditions to Advances hereunder shall have been satisfied. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Line Facility without premium or penalty.
(b)    Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each Term Lender shall make, on a pro rata basis according to that Term Lender’s Term Loan Percentage of the then-current Aggregate Term Commitment, a Term Advance to Borrower in the full amount of such Term Lender’s Term Commitment, so long as, after giving effect to the funding of all Term Advances and other Advances requested to be disbursed on the Closing Date, (A) the Outstanding Term Amount (after giving effect to all amounts requested thereunder) does not exceed the then current Aggregate Term Commitment and (B) the Outstanding Facility Amount (after giving effect to all amounts requested thereunder) does not exceed the Aggregate Commitment, and provided that in all events no Default or Event of Default shall have occurred and be continuing and all conditions to Advances hereunder shall have been satisfied. In the event that the Term Facility is increased in accordance with the terms of Section 2.8 hereinbelow, then on the date of such increase, the participating new or increasing Term Lenders shall make additional Term Advances in the full amount of such new Term Commitment or increase, so long as, after giving effect to the funding of all Term Advances and other Advances requested to be disbursed on such date, (1) the Outstanding Term Amount (after giving effect to all amounts requested thereunder) does not exceed the then current Aggregate Term Commitment (as the same may have been increased pursuant to Section 2.8 hereinbelow) and (2) the Outstanding Facility Amount (after giving effect to all amounts requested thereunder) does not exceed the Aggregate Commitment (as the same may have been increased pursuant to Section 2.8 hereinbelow), and provided that in all events no Default or Event of Default shall have occurred and be continuing and all conditions to Advances hereunder shall have been satisfied. Borrower may not reborrow all or any portion of any Term Loans once repaid or prepaid. However, subject to the other terms and conditions of this Agreement, any portion or all of any Base Rate Loan may be redesignated as one or more LIBOR Loans or one or more Competitive Bid Loans, and any portion or all of any LIBOR Loan may be redesignated as one or more Base Rate Loans or one or more Competitive Bid Loans.
(c)    The obligation of each Lender to make Advances (including Swing Loan Advances) in accordance with its respective Commitments is several, and not joint and several; and no Lender shall be obligated to advance more than its respective Commitment, notwithstanding the default of any other Lender.
(d)    Each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan (which must be a Banking Day), (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a LIBOR Rate Loan or Competitive Bid Loan, the Interest Period for such Loan.

(e)    Promptly following receipt of a Request for Loan, the Administrative Agent shall (by the end of business on the same day that the request was received) notify each Lender of the date and type of the Loan, the LIBOR Period or Absolute Interest Period, if applicable, and that Lender’s Line Loan Percentage or Term Loan Percentage of the Loan, if any. Not later than 1:00 p.m., Cleveland time, on the date specified for any Loan (which must be a Banking Day), each Lender shall make its Line Loan Percentage or Term Loan Percentage, as applicable, of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the account designated by Borrower.
(f)    Unless the Requisite Lenders otherwise consent, each Loan shall be not less than $1,000,000 and all Loans shall be in an integral multiple of $100,000.
(g)    The Advances made by each Line Lender under its Line Commitment shall be evidenced by that Line Lender’s Line Note.
(h)    The Advances made by each Term Lender under its Term Commitment shall be evidenced by that Term Lender’s Term Note.
(i)    A Request for Loan shall be irrevocable upon the Administrative Agent’s first notification thereof, unless otherwise agreed to by the Administrative Agent.
(j)    If no Request for Loan has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the LIBOR Period for any LIBOR Rate Loan, then on the last day of such LIBOR Period, such LIBOR Rate Loan shall be automatically converted into a Base Rate Loan in the same amount.
2.2.    Base Rate Loans. Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., Cleveland time, on the Banking Day immediately prior to the date of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as a LIBOR Rate Loan pursuant to Section 2.3 or a Competitive Bid Loan pursuant to Section 2.4.
2.3.    LIBOR Rate Loans.
(a)    Each request by Borrower for a LIBOR Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., Cleveland time, at least three (3) Banking Days before the first day of the applicable LIBOR Period.
(b)    On the date which is two (2) Banking Days before the first day of the applicable LIBOR Period, the Administrative Agent shall confirm its determination of the applicable LIBOR Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders.
(c)    Unless the Administrative Agent and the Requisite Lenders otherwise consent, there shall be no more than ten (10) different LIBOR Periods in effect at any one time.

(d)    No LIBOR Rate Loan may be requested or continued during the continuation of a Default or Event of Default.
(e)    Nothing contained herein shall require any Lender to fund any LIBOR Rate Advance in the London interbank market.
2.4.    Competitive Bid Loans.
(a)    Competitive Bid Option. In addition to ratable Advances pursuant to Section 2.1(a), but subject to the terms and conditions of this Agreement (including, without limitation the limitation set forth in Section 2.1(a) as to the maximum amount of all Loans not exceeding the Aggregate Commitment), the Borrower may, as set forth in this Section 2.4, request the Lenders, prior to the Maturity Date, to make offers to make Competitive Bid Loans to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.4. Competitive Bid Loans shall be evidenced by the Competitive Bid Notes.
(b)    Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.4, it shall transmit to the Administrative Agent by telecopy or electronic mail a Competitive Bid Quote Request substantially in the form of Exhibit C-1 hereto so as to be received no later than (i) 11:00 a.m. (Cleveland time) at least five Banking Days prior to the Borrowing Date proposed therein, in the case of a request for a Competitive LIBOR Margin or (ii) 10:00 a.m. (Cleveland time) at least one Banking Day prior to the Borrowing Date proposed therein, in the case of a request for an Absolute Rate specifying:
(i)    the proposed Borrowing Date for the proposed Competitive Bid Loan,
(ii)    the requested aggregate principal amount of such Competitive Bid Loan which must be at least $25,000,000 and an integral multiple of $1,000,000,
(iii)    whether the Competitive Bid Quotes requested are to set forth a Competitive LIBOR Margin or an Absolute Rate, or both,
(iv)    the LIBOR Period, if a Competitive LIBOR Margin is requested, or the Absolute Interest Period, if an Absolute Rate is requested, and
(v)    whether or not such Competitive Bid Loan may be prepaid at the Borrower’s option prior to the end of the Interest Period applicable thereto and, if so, whether partial prepayments will be permitted and whether any minimum amount or increments in excess of such minimum will apply to such prepayments.
The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request, but in no event shall there be more than ten (10) different Interest Periods for Competitive Bid Loans in existence at any time. Not more than two (2) Competitive Bid Quote Requests shall be given within any period of 30 days. A Competitive Bid Quote Request that does not conform substantially to the form of Exhibit C-1 hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy or electronic mail.

(c)    Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Banking Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.4(b), the Administrative Agent shall send to each of the Lenders by telecopy or electronic mail an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C-2 hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.4.
(d)    Submission and Contents of Competitive Bid Quotes.
(i)    Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes (each such offer, an “Offer”). Each Competitive Bid Quote must comply with the requirements of this Section 2.4(d) and must be submitted to the Administrative Agent by telex or telecopy or electronic mail at its offices not later than (a) 10:00 a.m. (Cleveland time) at least three Banking Days prior to the proposed Borrowing Date, in the case of a request for a Competitive LIBOR Margin or (b) 10:00 a.m. (Cleveland time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and rate as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by the Administrative Agent may only be submitted if the Administrative Agent notifies the Borrower of the terms of the Offer or Offers contained therein no later than 60 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to the Borrower’s compliance with all other conditions to disbursement herein, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.
(ii)    Each Competitive Bid Quote shall be in substantially the form of Exhibit C-3 hereto and shall in any case specify:
(1)    the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,
(2)    the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (x) may be greater than, less than or equal to the Commitment of the quoting Lender, (y) must be at least $5,000,000 and an integral multiple of $1,000,000, and (z) may not exceed the principal amount of Competitive Bid Loans for which offers are requested,
(3)    as applicable, the Competitive LIBOR Margin and Absolute Rate offered for each such Competitive Bid Loan,
(4)    the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, and
(5)    the identity of the quoting Lender, provided that such Competitive Bid Loan may be funded by such Lender’s Designated Lender as provided in Section 2.4(i), regardless of whether that is specified in the Competitive Bid Quote.

(iii)    The Administrative Agent shall reject any Competitive Bid Quote that:
(1)    is not substantially in the form of Exhibit C-3 hereto or does not specify all of the information required by Section 2.4(d)(ii),
(2)    contains qualifying, conditional or similar language, other than any such language contained in Exhibit C-3 hereto,
(3)    proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or
(4)    arrives after the time set forth in Section 2.4(d)(i).
If any Competitive Bid Quote shall be rejected pursuant to this Section 2.4(d)(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.
(e)    Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.4(d) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive LIBOR Margins or Absolute Rates, as the case may be, so offered.
(f)    Acceptance and Notice by Borrower. Not later than (i) 11:00 a.m. (Cleveland time) at least three Banking Days prior to the proposed Borrowing Date in the case of a request for a Competitive LIBOR Margin or (ii) 11:00 a.m. (Cleveland time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers of which it has been notified pursuant to Section 2.4(e); provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.4(d)(iii)); provided that:
(i)    the aggregate principal amount of all Competitive Bid Loans to be disbursed on a given Borrowing Date may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,
(ii)    acceptance of offers may only be made on the basis of ascending Competitive LIBOR Margins or Absolute Rates, as the case may be, and

(iii)    the Borrower may not accept any offer that is described in Section 2.4(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.
(g)    Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive LIBOR Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Lender shall be allocated any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Banking Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the principal amounts of the Competitive Bid Loans allocated to each participating Lender.
(h)    Other Terms. Any Competitive Bid Loan shall not reduce the Line Commitment of the Lender making such Competitive Bid Loan, and each such Lender shall continue to be obligated to fund its full Line Loan Percentage of all pro rata Advances under the Facility. In no event can the aggregate amount of all Competitive Bid Loans at any time exceed fifty percent (50%) of the then current Aggregate Commitment. Unless expressly specified to the contrary in the Competitive Loan Bid Request, a Competitive Bid Loan shall not be prepaid prior to the end of the applicable Interest Period. Competitive Bid Loans may not be continued and, if not repaid at the end of the Interest Period applicable thereto, shall (subject to the conditions set forth in this Agreement) be replaced by new Competitive Bid Loans made in accordance with this Section 2.4 or by ratable Advances in accordance with Section 2.1(a).
(i)    Designated Lenders. A Lender may designate its Designated Lender to fund a Competitive Bid Loan on its behalf as described in Section 2.4(d)(ii)(5). Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time such Competitive Bid Loan is funded.
2.5.    Swing Loan Commitments.
(a)    Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to Borrower (the “Swing Loans”), and Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is thirty (30) Banking Days prior to the Maturity Date upon notice by Borrower to the Swing Loan Lender given in accordance with this Section 2.5 such sums as are requested by Borrower that do not result in (i) an aggregate principal amount of Swing Loans at any one time outstanding (after giving effect to all amounts requested thereunder) being in excess of the Swing Loan Commitment, or (ii) the Outstanding Line Amount (after giving effect to all Swing Loans requested thereunder) exceeding the Aggregate Line Commitment, or (iii) the Outstanding Facility Amount (after giving effect to all amounts requested thereunder) being in excess of the Aggregate Commitment. Swing Loans shall constitute “Line Loans” for all purposes hereunder, but shall not be considered the utilization of a Line Lender’s Line Loan Percentage of the Aggregate Line Commitment. The funding of a Swing Loan hereunder shall constitute a representation and warranty by Borrower that all of the conditions set forth in Article 8 have been satisfied on the date of such funding (other than advance notice requirements).
(b)    The Swing Loans shall be evidenced by a separate promissory note of Borrower in substantially the form of Exhibit F hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in such amount as may be outstanding from time to time thereunder and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s record shall not limit or otherwise affect the obligations of Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.
(c)    Each borrowing of a Swing Loan shall be subject to the limits for Base Rate Loans set forth in this Agreement. The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Request for Loan no later than 2:00 p.m. (Cleveland time) on the requested date specifying the amount of the requested Swing Loan. Each such Request for Loan shall be irrevocable and binding on Borrower and shall obligate Borrower to accept such Swing Loan on the requested date. Notwithstanding anything herein to the contrary, a Swing Loan shall bear interest at the One Day LIBOR Rate. The proceeds of the Swing Loan will be made available by the Swing Loan Lender to Borrower at the Administrative Agent’s Office (on the same Banking Day that the Request for Loan was received, if received prior to the deadline stated above on such day) by crediting the account of Borrower at such office with such proceeds.
(d)    The Swing Loan Lender shall within five (5) Banking Days after the date a Swing Loan is made, request each Line Lender, including the Swing Loan Lender, to make a Line Loan pursuant to Section 2.1(a) in an amount equal to such Line Lender’s Line Loan Percentage of the amount of the Swing Loan outstanding on the date such notice is given. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Administrative Agent for the benefit of the Swing Loan Lender pursuant to this Section 2.5(d) shall be considered a Line Loan pursuant to Section 2.1(a). Unless any of the events described in Section 9.1(j) shall have occurred (in which event the procedures of Section 2.5(e) shall apply), each Line Lender shall make the proceeds of its Line Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Administrative Agent’s Office prior to 1:00 p.m. (Cleveland time) in funds immediately available no later than the next Banking Day after the date such notice is given just as if the Line Lenders were funding a Base Rate Loan directly to Borrower, so that thereafter such Obligations shall be evidenced by the Line Notes. The proceeds of such Line Loan shall be immediately applied to repay the Swing Loans.
(e)    If prior to the making of a Line Loan pursuant to Section 2.5(d) by all of the Line Lenders, one of the events described in Section 9.1(j) shall have occurred, each Line Lender will, on the date such Line Loan pursuant to Section 2.5(d) was to have been made, purchase an undivided participating interest in the Swing Loan in an amount equal to its Line Loan Percentage of such Swing Loan. Each Line Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Line Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.
(f)    Whenever at any time after the Swing Loan Lender has received from any Line Lender such Line Lender’s participating interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Line Lender its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Line Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Line Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.
(g)    Each Line Lender’s obligation to fund a Line Loan as provided in Section 2.5(d) or to purchase participating interests pursuant to Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance (except only the failure of the Swing Loan Lender to make the request described in Section 2.5(d)), including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Line Lender or Borrower may have against the Swing Loan Lender, Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower or any other member of the Consolidated Group; (iv) any breach of this Agreement or any of the other Loan Documents by any Lender; (v) the failure to satisfy all of the conditions to disbursement set forth in Article 8; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. No such funding or purchase by a Line Lender under the preceding sentence shall be deemed to be a waiver of any claim that a Line Lender may otherwise have against the Administrative Agent pursuant to the terms of this Agreement. The provisions of Section 2.9 shall apply to any Line Lender which fails or refuses to make a Line Loan or fund its participation as provided herein. Each Swing Loan, once so converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Line Loan made by each Line Lender under its Line Commitment.
2.6.    Letters of Credit.
(a)    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) Banking Days prior to the Maturity Date, the Administrative Agent (including any successor Administrative Agent that takes over such position from KeyBank in accordance with the terms hereof) shall issue such Letters of Credit as Borrower may request upon the delivery of a written request in the form of Exhibit G hereto (a “Letter of Credit Request”) to the Administrative Agent, provided that (i) upon issuance of such Letter of Credit, the Letter of Credit Exposure shall not exceed ten percent (10%) of the then current Aggregate Line Commitment, (ii) the Outstanding Line Amount (after giving effect to all Letters of Credit requested thereunder) shall not exceed the Aggregate Line Commitment, (iii) the Outstanding Facility Amount (after giving effect to all letters of credit requested thereunder) shall not exceed the Aggregate Commitment, (iv) the conditions set forth in Article 8 shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Unless the Administrative Agent and the Requisite Lenders otherwise consent, the term of any Letter of Credit shall not exceed the lesser of twelve (12) months or a period of time commencing on the issuance of the Letter of Credit and ending on the Banking Day which is immediately prior to the Maturity Date, provided that any such Letter of Credit may contain an automatic extension or renewal clause, so long as the final expiration date of such Letter of Credit shall not be later than the Banking Day immediately preceding the Maturity Date. Notwithstanding the preceding sentence, the final expiration date of a Letter of Credit may extend beyond the Maturity Date but not in any event more than twelve (12) months beyond the Maturity Date if Borrower agrees in writing in the application for such a Letter of Credit to deposit, and thereafter does deposit, 100% of the face amount of such Letter of Credit into the cash collateral account described in Section 9.1 below not later than the first to occur of (i) thirty (30) days prior to the Maturity Date and (ii) the date of any earlier termination of the Aggregate Commitment hereunder. The amount available to be drawn under any Letter of Credit shall reduce on a dollar for dollar basis the amount available to be drawn under the Line Commitments as a Line Loan.
(b)    Each Letter of Credit Request shall be submitted to the Administrative Agent at least three (3) Banking Days prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used and (ii) a certification by a Responsible Official of Borrower that Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. Borrower shall further deliver to the Administrative Agent such additional applications and documents as the Administrative Agent may require, in conformity with the then standard practices of its letter of credit department in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.
(c)    The Administrative Agent shall, if it approves of the content of the Letter of Credit Request (which approval shall not be unreasonably withheld, conditioned or delayed), and subject to the conditions set forth in this Agreement, issue the Letter of Credit. Each Letter of Credit shall be in form and substance satisfactory to the Administrative Agent in its reasonable discretion. Upon issuance of a Letter of Credit, the Administrative Agent shall promptly notify the Lenders of such issuance and shall provide copies of each Letter of Credit Request and the corresponding Letter of Credit to any Lender which requests same.
(d)    Upon the issuance of a Letter of Credit, each Line Lender shall be deemed to have purchased a participation therein from the Administrative Agent in an amount equal to its respective Line Loan Percentage of the amount of such Letter of Credit, provided that no Line Lender shall be obligated to transfer funds in such amount to the Administrative Agent at such time.
(e)    Upon the issuance of each Letter of Credit, Borrower shall pay to the Administrative Agent (i) for its own account, an issuance fee equal to the greater of (A) $1,500 or (B) one eighth of one percent (0.125%) per annum to be calculated on the face amount of each Letter of Credit for the stated duration thereof, based on the actual number of days and using a 360-day year basis, payable by Borrower on the issuance of each such Letter of Credit and on the date of any increase therein or extension thereof, plus all reasonable out of pocket costs and the Administrative Agent’s standard charges of issuing, amending and servicing such Letter of Credit and processing draws thereunder, and (ii) for the accounts of the Line Lenders in accordance with their Line Loan Percentages in such Letter of Credit, a “Letter of Credit Fee” calculated at the rate of the Applicable Margin per annum in effect from time to time with respect to Line

Loans which are LIBOR Rate Loans on the face amount of such Letter of Credit during the period from and including the issuance date of such Letter of Credit to its expiration or termination date. The Letter of Credit Fee payable to the Line Lenders shall be computed on the basis of a year of 360 days and shall be payable quarterly in arrears as of the first day of each calendar quarter (commencing with the first calendar quarter following the date of issuance of the Letter of Credit) and on the Maturity Date. Following its receipt of any such Letter of Credit Fee, Administrative Agent shall promptly pay to each Line Lender its pro rata share of such Letter of Credit Fee.
(f)    If and to the extent that any amounts are drawn upon any Letter of Credit, the amounts so drawn shall, from the date of payment thereof by the Administrative Agent to either the date of reimbursement thereof by Borrower or repayment through a borrowing by Borrower of a Line Loan, bear interest at the Base Rate. Upon the receipt by the Administrative Agent of any draw or other presentation for payment of a Letter of Credit and the payment by the Administrative Agent of any amount under a Letter of Credit which is not reimbursed by Borrower within twenty four (24) hours of receipt of notice from the Administrative Agent of such draw, the Administrative Agent shall, without further notice to or the consent of Borrower, direct the Line Lenders to fund to the Administrative Agent in accordance with Section 2.9 on or before 1:00 p.m. (Cleveland time) on the next Banking Day following Borrower’s failure to reimburse the Administrative Agent, their respective Line Loan Percentage of the amount so paid by the Administrative Agent as a Line Loan. The proceeds of such funding shall be paid to the Administrative Agent to reimburse the Administrative Agent for the payment made by it under the Letter of Credit and shall thereafter be evidenced by the Line Notes. The provisions of Section 2.9 shall apply to any Line Lender or Line Lenders failing or refusing to fund its Line Loan Percentage of any such draw. The Line Lenders shall be required to make such Line Loans regardless of whether all of the conditions to disbursement set forth in Article 8 have been satisfied, provided that the making of such Line Loans shall not be deemed to be a waiver of any claim that a Line Lender may otherwise have against the Administrative Agent pursuant to this Agreement.
(g)    If, following a draw under any Letter of Credit, but prior to the making of a Line Loan with respect thereto under Section 2.6(f) above, one of the events described in Section 9.1(j) shall have occurred, each Line Lender will promptly pay to the Administrative Agent in immediately available funds its Line Loan Percentage of the amount drawn under such Letter of Credit, and upon receipt thereof the Administrative Agent will deliver to such Line Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount funded by such Line Lender. The provisions of Section 2.9 shall apply to any Lender which fails or refuses to fund its participation as provided herein.
(h)    Whenever at any time after the Administrative Agent has received from any Line Lender such Line Lender’s payment of funds for its participating interest under a Letter of Credit, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Line Lender its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Line Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment (or portion thereof) received by the Administrative Agent is required to be returned, such Line Lender will return to the Administrative Agent any pro rata portion thereof previously distributed by the Administrative Agent to it.
(i)    Unless otherwise approved by the Administrative Agent, each Letter of Credit shall be in an amount of not less than $100,000.

(j)    The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
(k)    The obligations of Borrower to the Line Lenders and the Administrative Agent to reimburse drawings under Letters of Credit under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against the Administrative Agent or any of the Line Lenders (except such as may arise out of the Administrative Agent’s or any Lender’s gross negligence or willful misconduct), including, without limitation, any setoff, counterclaim or defense based upon or arising out of the following circumstances: (i) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the existence of any claim, set off, defense or any right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Line Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iii) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit; (v) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; and (vi) payment by the Administrative Agent under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Administrative Agent.
2.7.    Voluntary Reduction of Aggregate Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three (3) Banking Days’ prior written notice by a Responsible Official of Borrower to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiples of $1,000,000 but not less than $5,000,000, or to terminate, all or a portion of the then undisbursed portion of (i) the Aggregate Line Commitment and/or (ii) the Aggregate Term Commitment; provided that in no event shall the Aggregate Commitment be reduced to an amount less than $100,000,000 (unless terminated in its entirety). The Administrative Agent shall promptly notify the Lenders of any reduction or termination of the Aggregate Line Commitment and/or Aggregate Term Commitment, as the case shall be, under this Section. Any reduction of the Aggregate Line Commitment shall be allocated pro rata among the Line Lenders in accordance with their respective Line Loan Percentages of the Aggregate Line Commitment. Any reduction of the Aggregate Term Commitment shall be allocated pro rata among the Term Lenders in accordance with their respective Term Loan Percentages of the Aggregate Term Commitment.
2.8.    Increase in Aggregate Commitment. At any time after the Closing Date of this Agreement, the Administrative Agent may in its discretion (which discretion shall not be arbitrarily or unreasonably exercised contrary to the request of Borrower so long as the conditions set forth below are satisfied), without the consent of the Lenders (except as specified in this Section 2.8), from time to time at the request of

Borrower, increase the Aggregate Commitment by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (ii) increasing either or both of the Line Commitment and/or Term Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:
(i)    each Subsequent Lender is an Eligible Assignee;
(ii)    in the case of any increase(s) to the Line Commitment, Borrower executes a new Line Note and Competitive Bid Note, in each case, payable to the order of a Subsequent Lender, in the amount of its Line Commitment, and substantially in the form of Exhibit D-1 and Exhibit D-2, as applicable;
(iii)    in the case of any increase(s) to the Term Commitment, Borrower executes a new Term Note, payable to the order of a Subsequent Lender, in the amount of its Term Commitment, and substantially in the form of Exhibit D-3;
(iv)    each Subsequent Lender executes and delivers to the Administrative Agent a signature page to this Agreement, and each Increasing Lender executes and delivers to the Administrative Agent a new signature page to this Agreement reflecting its increased Commitment;
(v)    after giving effect to the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the Aggregate Commitment does not exceed $1,800,000,000;
(vi)    no Default or Event of Default exists;
(vii)    On the effective date of such increase Borrower shall deliver to the Administrative Agent a Certificate of a Responsible Official signed by a Senior Officer on behalf of Borrower stating that the representations and warranties contained in Article 4 (other than (i) representations and warranties which expressly speak as of a particular date and (ii) as otherwise disclosed by Borrower and approved in writing by the Requisite Lenders) will be true and correct in all material respects, both immediately before and after giving effect to such increase, as though such representations and warranties were made on and as of that date; and
(viii)    no Lender shall be an Increasing Lender without the written consent of such Lender, which consent such Lender may withhold in its sole and absolute discretion.
After the admission of any Subsequent Lender or increase in the Commitment of any Increasing Lender, the Administrative Agent shall promptly provide to each Lender and to Borrower copies of the signature pages of such Subsequent Lender or Increasing Lender, and a statement of the current Aggregate Commitment and related Line Loan Percentage and Term Loan Percentage of each Lender (which may be in the form of a revised Schedule 1.1).
2.9.    Administrative Agent’s Right to Assume Funds Available for Loans. Unless the Administrative Agent shall have been notified by any Lender no later than 1:00 p.m., Cleveland time on the Banking Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative

Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender plus an administrative fee of $200. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount (but not the administrative fee) to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender or Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) from such Lender, the daily Federal Funds Effective Rate or (ii) from Borrower, at the applicable rate for such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.10.    Extension of Facility Maturity Date. Borrower shall have the one time right and option to extend the Maturity Date to September ___, 2018 (which is the day immediately preceding the fifth (5th) anniversary of the Agreement Effective Date) upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of such extension of the Maturity Date:
(a)    Extension Request. Borrower shall deliver written notice of such request (the “Extension Request”) to the Administrative Agent not earlier than one hundred fifty (150) days and not later than the date which is thirty (30) days prior to the initial Maturity Date.
(b)    Payment of Extension Fee. The Borrower shall pay to the Administrative Agent, at the time of the Extension Request, for the benefit of the Lenders, an extension fee equal to one-tenth of one percent (0.10%) of the then-current Aggregate Commitment. Following its receipt of the Extension Fee, Administrative Agent shall promptly pay to each Lender its pro rata share of such Extension Fee.
(c)    No Default. On the date the Extension Request is given and on the initial Maturity Date there shall exist no Default or Event of Default.
(d)    Representations and Warranties. On the date of such Extension Request Borrower shall deliver to the Administrative Agent a Certificate of a Responsible Official signed by a Senior Officer on behalf of Borrower stating that the representations and warranties contained in Article 4 (other than (i) representations and warranties which expressly speak as of a particular date and (ii) as otherwise disclosed by Borrower and approved in writing by the Requisite Lenders) will be true and correct in all material respects, both immediately before and after giving effect to the Extension Request, as though such representations and warranties were made on and as of that date.
ARTICLE 3

PAYMENTS AND FEES

3.1.    Principal and Interest.
(a)    Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate in each case to the fullest extent permitted by applicable Laws. Interest on Competitive Bid Loans and LIBOR Rate Loans shall be computed on a 360 day year, and actual days elapsed. Interest on Base Rate Loans shall be computed on a 365 or 366 day year, as applicable, and actual days elapsed.
(b)    Interest accrued on each Base Rate Loan shall be due and payable on each Monthly Payment Date or at maturity, whether by acceleration or otherwise. Except as otherwise provided in Section 3.6, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate. Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.
(c)    Interest accrued on each Competitive Bid Loan and each LIBOR Rate Loan shall be due and payable on each Monthly Payment Date or at maturity, whether by acceleration or otherwise. Except as otherwise provided in Section 3.6, the unpaid principal amount of any LIBOR Rate Loan shall bear interest at a rate per annum equal to the LIBOR Rate for the applicable LIBOR Period and the unpaid principal amount of any Competitive Bid Loan shall bear interest at a rate per annum equal to either the Competitive LIBOR Rate or the Absolute Rate, as the case may be, for the applicable Interest Period.
(d)    In the event that any additional interest becomes due and payable for any period with respect to a Loan, or any additional Facility Fee becomes due and payable for any period, as a result of the Applicable Margin or Facility Fee Percentage being changed due to any change in the Guarantor’s Credit Rating, and the interest or Facility Fee for such period has previously been paid by Borrower, Borrower shall pay to the Administrative Agent for the account of the Lenders the amount of such increase within ten (10) days of demand.
(e)    If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable on the Maturity Date, provided that if any Letter of Credit Exposure is then outstanding, Borrower shall make a deposit to the cash collateral account described in Section 9.2(e) to the extent of the then-current Letter of Credit Exposure. Nothing herein shall require Borrower to make any mandatory principal payment on account of the receipt of the proceeds of any Debt Offering or Equity Offering.
(f)    The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section, (i) any partial prepayment shall be not less than $1,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by noon, Cleveland time on the date of prepayment (which must be a Banking Day) in the case of a Base Rate Loan, and, in the case of a LIBOR Rate Loan or a Competitive Bid Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) any payment or prepayment of all or any part of any LIBOR Rate Loan or a Competitive Bid Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.5(d) and (iv) upon any partial prepayment of a LIBOR Rate Loan that reduces it below $1,000,000, the remaining portion thereof shall automatically convert to a Base Rate Loan. Unless otherwise expressly stated to the contrary in the applicable Competitive Bid Quote Request, a Competitive Bid Loan may not be paid prior to the last day of the applicable Interest Period, provided, however, that if a Competitive Bid Loan becomes due prior to its stated maturity due to acceleration of the Obligations, then payment of such Competitive Bid Loan shall be accompanied by any amount due pursuant to Section 3.5(d). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.
3.2.    Other Fees. In addition to the Letter of Credit issuance fee described above and the Facility Fees described below, Borrower shall pay to KeyBank, KeyBank Capital Markets and Wells Fargo Securities, LLC each of the other fees specified in the Fee Letter as and when due in accordance therewith.
3.3.    Facility Fees. Borrower agrees to pay to the Administrative Agent for the account of each Line Lender a facility fee (the “Facility Fee”) equal to an aggregate amount computed on a daily basis by multiplying (i) the Facility Fee Percentage in effect on such day, expressed as a per diem rate, times (ii) the Aggregate Line Commitment in effect on such day. The Facility Fee shall be payable quarterly in arrears on the first Banking Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Aggregate Line Commitment in its entirety. Following its receipt of any such Facility Fee, Administrative Agent shall promptly pay to each Line Lender an aggregate amount equal to the sum of such Line Lender’s applicable Line Loan Percentage of the daily amount of such Facility Fee, based on such Line Lender’s Line Commitment on such day. The Facility Fee shall be computed on a 360 day year, and actual days elapsed.
3.4.    Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable Law or guideline regarding capital or liquidity adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its LIBOR Lending Office) or any corporation controlling such Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender’s or such corporation’s failure to comply with any other Laws, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital and liquidity adequacy and such Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) Banking Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is one hundred eighty (180) days preceding the date of such demand or is attributable to periods prior to the date which is one hundred eighty (180) days preceding the date of such demand (except that, if the applicable Law or guideline or change therein giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). Each Lender’s determination of such amounts shall be conclusive in the absence of manifest error. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (ii) pursuant to Basel III, shall be deemed to be a “change” under this Section 3.4 and shall entitle the Lenders to recover the amounts described in this Section 3.4, regardless of the date enacted or adopted.
3.5.    LIBOR Costs and Related Matters.
(a)    If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance:
(i)    shall subject any Lender or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Rate Advance or any other amounts due under this Agreement in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances, excluding (i) taxes imposed on or measured in whole or in part by its overall net income (including taxes on gross income imposed in lieu of net income, minimum taxes or branch profits taxes and franchise taxes) by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business”, (ii) any withholding taxes or other taxes imposed by the United States of America on the day such Lender becomes a Lender hereunder or for any period with respect to which it has failed, for any reason, to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws to establish a complete exemption, and (iii) any withholding taxes imposed under FATCA;
(ii)    shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, compulsory loan, insurance charge, capital, liquidity or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Lending Office); or
(iii)    shall impose on any Lender or its LIBOR Lending Office or the London interbank market any other condition affecting any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans, its obligation to make LIBOR Rate Advances or this Agreement, or shall otherwise affect any of the same; and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its LIBOR Lending Office of making or maintaining any LIBOR Rate Advance or in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Lending Office with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances, then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Rate Advance in the London interbank market), provided, that with respect to any additional amount arising as a result of the occurrence of an event described in clause (i) above, Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand (except that, if the Special LIBOR Circumstance giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof). A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.
(b)    If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR Lending Office to make, maintain or fund its portion of any LIBOR Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, or to determine or charge interest rates based upon the LIBOR Rate, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make LIBOR Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s LIBOR Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances on either (1) the last day of the LIBOR Period(s) applicable to such LIBOR Rate Advances if such Lender may lawfully continue to maintain and fund such LIBOR Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.5(d). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above (or those set forth in clause (d) below), to make, maintain or fund its portion of any LIBOR Rate Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make LIBOR Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special LIBOR Circumstance which gave rise to such suspension.
(c)    If, with respect to any proposed LIBOR Rate Loan:
(i)    the Administrative Agent reasonably determines that, by reason of circumstances affecting the London interbank market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the London interbank market for the applicable LIBOR Period; or
(ii)    the Requisite Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the London interbank market in the relevant amount for the applicable LIBOR Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Rate Advances; then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Rate Advances shall be suspended.
(d)    Except for a failure caused by any Lender’s default, Borrower shall indemnify the Lenders against any loss or expense that the Lenders may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Competitive LIBOR Margin Competitive Bid Loans or LIBOR Rate Loans) as a consequence of (i) any failure of Borrower to make any payment when due of any amount due hereunder, (ii) any failure of Borrower to borrow, continue or convert, to the extent applicable, a Competitive LIBOR Margin Competitive Bid Loan or a LIBOR Rate Loan on a date specified therefor in a notice thereof, (iii) any failure to fulfill on the scheduled commencement date of any Interest Period hereunder the applicable conditions set forth herein as prerequisites to an Advance that is to be a LIBOR Rate Loan or a Competitive LIBOR Margin Competitive Bid Loan or to the election of an Absolute Rate, a Competitive LIBOR Margin or a LIBOR Rate, (iv) any failure to borrow hereunder after a request for a LIBOR Rate Loan has been given, (v) any payment or prepayment permitted or mandated hereunder of a LIBOR Rate Loan or a Competitive Bid Loan on a date other than the last day of the relevant Interest Period, including without limitation upon acceleration following an Event of Default, unless otherwise provided in the related Competitive Bid Quote Request and related Competitive Bid Quote, in the case of a Competitive Bid Loan, or (vi) the occurrence of any Event of Default, including but not limited to any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain a LIBOR Rate Loan or a Competitive Bid Loan. Without limiting the foregoing, such loss or expense shall conclusively be deemed to include a “Breakage Fee” (as defined below). The term “Breakage Fee” shall mean that sum equal to the greater of $200 or the financial loss incurred by the Lenders resulting from prepayment or failure to borrow, calculated by the Administrative Agent as the difference between the amount of interest the Lenders would have earned (from like investments in the Money Markets (as hereinafter defined) as of the first day of the applicable Interest Period) had prepayment or failure to borrow not occurred and the interest the Lenders would actually earn (from like investments in the Money Markets as of the date of prepayment or failure to borrow) as a result of the redeployment of funds from the prepayment or failure to borrow. Borrower agrees that the Breakage Fee shall not be discounted to its present value. Any voluntary prepayment of a LIBOR Rate Loan or a Competitive Bid Loan shall be in an amount to be agreed upon between Borrower and Administrative Agent, with respect to any LIBOR Rate Loan, or in such amount as was proposed by Borrower in the applicable Competitive Bid Quote Request pursuant to Section 2.4(b)(v) and agreed to by the applicable Competitive Bid Lender in its related Competitive Bid Quote, with respect to any Competitive Bid Loan. The term “Money Markets” refers to one or more wholesale funding markets available to Lenders, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds and others. The Administrative Agent shall provide to Borrower a statement, signed by an officer of the Administrative Agent, explaining any such loss or expense and setting forth the computation of the Breakage Fee pursuant to the preceding provisions which, in the absence of manifest error, shall be conclusive and binding on Borrower.

(e)    Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 3.5, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section 3.5 shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender.
3.6.    Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum (the “Default Rate”) at all times equal to (i) in the case of interest or principal, the sum of the rate otherwise applicable to the Loans, plus 3% and (ii) in the case of any other amount, the sum of the Base Rate plus 3%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws, and shall be payable upon demand. In addition, Borrower shall pay, upon demand, a late charge equal to five percent (5%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents which is not paid within ten (10) days of the date when due.
3.7.    Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, except that interest at the Base Rate shall be calculated on the basis of a 365 or 366 day year, as applicable. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.
3.8.    Non Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day, unless, in the case of a payment relating to a LIBOR Rate Loan or a Competitive Bid Loan, such next succeeding Banking Day is in the next calendar month, in which case such payment shall be made on the next preceding Banking Day, and the extension of time shall be reflected in computing interest and fees.
3.9.    Manner and Treatment of Payments.
(a)    Each payment hereunder (except payments pursuant to Sections 3.4, 3.5, 11.3, 11.11 and 11.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent’s Office for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 4:00 p.m., Cleveland time, on the day of payment

(which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 4:00 p.m., Cleveland time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Effective Rate. All payments shall be made in Dollars.
(b)    Each payment or prepayment made when no Event of Default has occurred and is then continuing shall be applied first to Swing Loans until paid in full, then, (i) at Borrower’s option, either to repay Line Loans or to repay Term Loans or any combination thereof, and (ii) within each such Type of Loans being repaid, first to Base Rate Loans of such Type and then at Borrower's option either to repay LIBOR Rate Loans of such Type or to repay Competitive Bid Loans of such Type or any combination thereof until all LIBOR Rate Loans and Competitive Bid Loans of such Type are paid in full. Any payment or prepayment made when an Event of Default has occurred and is then continuing shall be applied first to Swing Loans until paid in full, then to all other Advances then outstanding, regardless of Type, on a pro rata basis in accordance with each Lender’s Funded Percentage of the aggregate amount of Advances then outstanding. Each payment or prepayment on account of any such Base Rate Loan, LIBOR Rate Loan or Competitive Bid Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.
(c)    Each Lender shall keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing, absent manifest error. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.
(d)    Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made without setoff or counterclaim and free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by any Lender’s overall net income (including taxes on gross income imposed in lieu of net income tax, minimum taxes, branch profits taxes or franchise taxes) by (A) any jurisdiction (or political subdivision thereof) in which such Lender is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Lender is “doing business”, (ii) any withholding taxes or other taxes imposed by the United States of America on the day such Lender becomes a Lender hereunder or for any period with respect to which any Lender has failed, for whatever reason, timely to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws to establish a complete exemption, and (iii) any withholding taxes imposed under FATCA (all such non excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after

Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding.
3.10.    Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.
3.11.    Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.6), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.6), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.
3.12.    Administrative Agent’s Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Effective Rate.
3.13.    Calculations Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, within a reasonable period of time after request by Borrower.
3.14.    Survivability. The provisions of Sections 3.4 and 3.5 shall survive following the date on which the Commitments and all Letters of Credit are terminated and all Loans and Obligations with respect to any Letter of Credit hereunder are fully paid, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to the Lenders that:

4.1.    Existence and Qualification; Power; Compliance With Laws. Parent is a corporation duly formed, validly existing and in good standing under the Laws of Maryland. Borrower is a limited partnership, duly formed, validly existing and in good standing under the Laws of Maryland. Each of Borrower and Guarantor is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Projects makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each of Borrower and Guarantor has all requisite power and authority to conduct its business, to own and lease its Projects and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. To Borrower’s knowledge, each of the Borrower and Guarantor is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. Parent is a “real estate investment trust” within the meaning of §856 of the Code, has elected to be treated as a real estate investment trust and is subject to federal income taxation as a real estate investment trust pursuant to §§856-860 of the Code.
4.2.    Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each of Borrower and Guarantor of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not:
(a)    Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of Borrower and Guarantor;
(b)    Violate or conflict with any provision of Borrower’s or Guarantor’s charter, articles of incorporation, bylaws or other organizational agreements, as applicable;
(c)    Result in or require the creation or imposition of any Lien upon or with respect to any Project now owned or leased or hereafter acquired by Borrower and Guarantor;
(d)    Violate in any material respect any material Requirement of Law applicable to Borrower and Guarantor; or
(e)    Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which Borrower and Guarantor is a party or by which Borrower and Guarantor or any of their Projects are bound or affected;
and neither Borrower nor Guarantor is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3.    No Governmental Approvals Required. Except as previously obtained or made, and except for consents, approvals or permits pertaining to construction or development of a type that are routinely granted and that would not normally be obtained before the commencement of performance and which Borrower has no reason to believe will not be obtained as and when required, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by each of Borrower and Guarantor of the Loan Documents to which it is a Party.
4.4.    Subsidiaries. Schedule 4.4 hereto correctly sets forth the names, form of legal entity, and the identity of any member of the Consolidated Group that is a record owner thereof and jurisdictions of organization of all Subsidiaries of Parent. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary are owned of record and beneficially by Parent, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Liens. Notwithstanding anything to the contrary contained in this Agreement, (i) Borrower may at any time from and after the Closing Date provide the Administrative Agent with written updates to Schedule 4.4 and (ii) any updates to the list of Subsidiaries provided in Schedule 1 to any Compliance Certificate shall be deemed to automatically amend Schedule 4.4 hereto.
4.5.    Financial Statements. All financial statements and other information previously delivered to the Administrative Agent by Borrower fairly present in all material respects as of the date thereof the financial condition, results of operations, cash flows and/or other information described therein.
4.6.    No Other Liabilities; No Material Adverse Changes. Neither Borrower nor Guarantor have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed, and not reflected or disclosed, in the balance sheets described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect.
4.7.    [Intentionally Omitted.]
4.8.    Intangible Assets. Borrower and Guarantor own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.
4.9.    [Intentionally Omitted.]
4.10.    Litigation. Except for (a) any matter that is not $10,000,000 or more in excess of the amount that is fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Parent or any of its Subsidiaries of less than $20,000,000 (or, in each case in which this representation and warranty is remade after the Closing Date, less than $20,000,000 or such greater amount that the Administrative Agent has reasonably determined, after full written disclosure thereof by Borrower to the Administrative Agent, would not constitute a Material Adverse Effect), (c) matters of an administrative nature not involving a claim or charge against Parent or any of its Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Parent or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Parent or any of its Subsidiaries or any Project of any of them before any Governmental Agency, mediator or arbitrator. As of the Closing Date, there are no judgments outstanding against or affecting the Parent or any of its Subsidiaries or any Project individually involving amounts in excess of $50,000,000 or, on an aggregate basis, involving amounts in excess of $100,000,000.
4.11.    Binding Obligations. Each of the Loan Documents to which Borrower or Guarantor is a Party will, when executed and delivered by Borrower or Guarantor, as the case may be, constitute the legal, valid and binding obligation of Borrower or Guarantor, as the case may be, enforceable against Borrower or Guarantor, as the case may be, in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.
4.12.    No Default. No event has occurred and is continuing that is a Default or Event of Default.
4.13.    ERISA.
(a)    With respect to each Pension Plan:
(i)    such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance would constitute a Material Adverse Effect;
(ii)    such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that would constitute a Material Adverse Effect;
(iii)    no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that would constitute a Material Adverse Effect; and
(iv)    neither Parent nor any of its Subsidiaries has engaged in any nonexempt “prohibited transaction” (as defined in Section 4975 of the Code) that would constitute a Material Adverse Effect.
(b)    neither Parent nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that would constitute a Material Adverse Effect.

4.14.    Regulations T, U and X; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X. Neither Parent nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
4.15.    Disclosure. No written statement made by a Senior Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.
4.16.    Tax Liability. Parent and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Project or transactions covered by said returns, or pursuant to any assessment received by Parent or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, (b) immaterial taxes so long as no material Project of Parent or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited and (c) certain tax returns of the Borrower and Guarantor and their Subsidiaries are on extension.
4.17.    Hazardous Materials. Except as described in Schedule 4.17, as of the Closing Date (a) neither Borrower, nor to the best knowledge of Borrower, Guarantor or other Person at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Projects in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Projects except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Projects or any portion thereof is or has been utilized by Borrower nor, to the best knowledge of Borrower, Guarantor or other Person as a site for the manufacture of any Hazardous Materials in violation of any Hazardous Material Law, (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or Guarantor or other Person on any Project, or transported to or from such Project by Borrower or Guarantor or other Persons, such use, generation, storage and transportation by Borrower and, to the best knowledge of Borrower, by Guarantor or other Person are in compliance with all Hazardous Materials Laws except for such non compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders, and (e) no Project is subject to any remediation, removal, containment or similar action conducted by or on behalf of Borrower or Guarantor or other Person except for such remediation, removal or containment or similar action that would not constitute a Material Adverse Effect or be materially adverse to the interest of the Lenders.
4.18.    [Intentionally Omitted].
4.19.    Projects. All of Borrower’s and Guarantor’s and their respective Subsidiaries’ Projects are in good repair and condition, subject to ordinary wear and tear, other than with respect to (i) deferred maintenance existing as of the date of acquisition of such Project as permitted in this Section 4.19, (ii) Projects currently under development or redevelopment, (iii) defects relating to Projects which would not constitute a Material Adverse Effect and (iv) casualty and condemnation. Borrower and Guarantor further have completed or caused to be completed an appropriate investigation of the environmental condition of each such Project as of the later of (a) the approximate date of Borrower’s or Guarantor’s or any such Subsidiary’s purchase thereof (provided that for Projects purchased by a Subsidiary prior to Borrower’s or Guarantor’s acquisition of such Subsidiary, such date shall be the approximate date of such Subsidiary’s purchase thereof) or (b) the approximate date upon which such Project was last security for Indebtedness of Borrower, Guarantor or such Subsidiary if such financing was not closed on or about the date of the acquisition of such Project to the extent such an investigation was required by the applicable lender, including preparation of a “Phase I” report and, if appropriate, a “Phase II” report, in each case prepared by a recognized environmental consultant in accordance with customary standards which discloses that such Project is not in violation of the representations and covenants set forth in this Agreement, unless such violation as to Unencumbered Projects has been disclosed in writing to the Administrative Agent and satisfactory remediation actions are being taken. There are no pending eminent domain proceedings against any Unencumbered Project, and, to the best knowledge of Borrower, no such proceedings are presently threatened by any taking authority which individually or in the aggregate would constitute a Material Adverse Effect. None of the Project of Borrower or Guarantor or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would constitute a Material Adverse Effect. The Projects owned by Parent, Borrower and their respective Subsidiaries as of the date hereof, are set forth on Schedule 4.19 hereto.
4.20.    Brokers. None of Borrower, Guarantor or their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
4.21.    Other Debt. None of Borrower or Guarantor or their respective Subsidiaries is in default (after expiration of all applicable grace and cure periods) in the payment of (i) any other Indebtedness (other than Non-Recourse Indebtedness) or under any mortgage, deed of trust, security agreement, financing agreement or indenture involving Indebtedness (other than Non-Recourse Indebtedness) of $40,000,000 or more in the aggregate or under any other material agreement or material lease to which any of them is a party or (ii) any Non-Recourse Indebtedness of $80,000,000 or more in the aggregate.
4.22.    Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, neither Borrower nor Guarantor (taken on a consolidated basis) is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities (taken on a consolidated basis), each of Borrower and Guarantor is able to pay its debts as they become due, and each of Borrower and Guarantor has sufficient capital to carry on its business.
4.23.    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Guarantor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
4.24.    Transaction in Best Interests of Borrower and Guarantor; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Borrower and Guarantor. The direct and indirect benefits to inure to Borrower and Guarantor pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in

Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and Guarantor pursuant to this Agreement and the other Loan Documents, and but for the willingness of Borrower and Guarantor to be jointly and severally liable as co Loan obligor for the Loan, Borrower and Guarantor would be unable to obtain the financing contemplated hereunder which financing will enable Borrower and Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.
4.25.    No Bankruptcy Filing. None of Borrower and Guarantor or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its Property, and neither of Borrower and Guarantor has any knowledge of any Person contemplating the filing of any such petition against it or any Subsidiary.
ARTICLE 5

AFFIRMATIVE COVENANTS OTHER THAN
INFORMATION AND REPORTING REQUIREMENTS
So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, and shall cause Guarantor and their respective Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:
5.1.    Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, and all claims for labor, materials or supplies that if unpaid might by Law become a Lien upon any of their respective Property, except that Borrower and Guarantor and their respective Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge, levy or claim that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax or claim so long as no material Property of Borrower and Guarantor or their Subsidiaries is at immediate risk of being seized, levied upon or forfeited.
5.2.    Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except (a) as otherwise permitted by this Agreement and (b) where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.
5.3.    Maintenance of Projects. Maintain, preserve and protect all of their respective Income-Producing Projects in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Projects.

5.4.    Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and Guarantor or such Subsidiaries, as applicable, operate. Without limiting the foregoing, upon request of the Administrative Agent, each of Borrower or Guarantor shall maintain for itself, and its Subsidiaries, or cause each of its Subsidiaries to maintain, terrorism insurance in form, substance and amount as is reasonably satisfactory to the Administrative Agent.
5.5.    Compliance With Laws. Comply with all Requirements of Law noncompliance with which would constitute a Material Adverse Effect, except that Borrower and Guarantor or such Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.
5.6.    Permitted Business Activities. Engage only in Permitted Business Activities.
5.7.    Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied.
5.8.    Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default, (b) then being contested by any of them in good faith by appropriate proceedings or (c) the failure with which to comply would not reasonably be expected to constitute a Material Adverse Effect.
5.9.    Use of Proceeds. Use the proceeds of all Loans and issuances of Letters of Credit for (i) Permitted Business Activities (including without limitation the funding of costs associated with the development and/or redevelopment of Projects and other costs incurred in the acquisition, development, operation, sale, financing, leasing and management of Projects and the making of Investments permitted pursuant to Section 6.13), (ii) the refinancing or repayment of existing and future Indebtedness (including without limitation Debt Offerings and other convertible debt) or (iii) as working capital or for other general corporate purposes.
5.10.    Hazardous Materials Laws. Keep and maintain all Projects and each portion thereof in compliance in all material respects with all applicable material Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) (which notice and attached materials the Administrative Agent agrees to promptly forward to the Lenders) of (a) any and all material enforcement, cleanup, removal or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable material Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower and Guarantor or their respective Subsidiaries relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any of Borrower and Guarantor or any of their respective Subsidiaries of any material occurrence or condition on any Project that could reasonably be expected to cause such Project to be subject to any restrictions on the ownership, occupancy, transferability or use of such Project for office, office/laboratory, research, or manufacturing purposes or parking uses related thereto under any applicable Hazardous Materials Laws.
5.11.    [Intentionally Omitted.]
5.12.    REIT Status. Maintain the status and election of Parent as a “real estate investment trust” under §856 of the Code and comply with the dividend and other requirements applicable under §857(a) of the Code.
5.13.    [Intentionally Omitted.]
5.14.    Inspection of Properties and Books. Not more often than once per calendar year (unless an Event of Default has occurred and is continuing), permit the Lenders, through the Administrative Agent or any representative designated by the Administrative Agent, at Borrower’s expense, to visit and inspect any of the Projects of Borrower and Guarantor or any of their respective Subsidiaries (subject to the rights of any tenants), to examine the books of account of Borrower and Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Borrower and Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their Senior Officers, all at such reasonable times (during normal business hours) and intervals as the Administrative Agent or any Lender may reasonably request upon reasonable notice; provided, however, that inspections made at Borrower’s expense shall be limited to once per year, unless an Event of Default shall have occurred and be continuing. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to Borrower’s and Guarantor’s or such Subsidiaries’ normal business operations.
5.15.    More Restrictive Agreements. Promptly notify the Administrative Agent should Guarantor or any Subsidiary of Borrower and Guarantor enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or issuance of Preferred Equity, which agreements or documents include covenants, whether affirmative or negative, which are individually or in the aggregate more restrictive as to the matters covered by the definitions of the term “Total Unencumbered Asset Value”, or the provisions of Sections 6.1, 6.3, 6.5 through 6.13, inclusive (or any other provisions which may have the same practical effect as any of the foregoing) against any of Borrower and Guarantor or their respective Subsidiaries than those set forth herein. If requested by the Requisite Lenders, Borrower, Guarantor, the Administrative Agent, and the Requisite Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions, in each case solely for the duration of such restrictive provisions under such other agreements or documents, as determined by the Requisite Lenders in their sole reasonable discretion. Notwithstanding the foregoing, this Section 5.15 shall not apply to covenants contained in any agreements or documents that (i) relate only to a specific Project that is collateral for any existing or future Indebtedness of any of Borrower or their Subsidiaries that is permitted by the terms of this Agreement or (ii) are between, among or in favor of members of the Consolidated Group only.
5.16.    Distributions of Income to Borrower and Guarantor. Cause all of their respective Subsidiaries to promptly transfer to Borrower or Guarantor (but not less frequently than once each Fiscal Quarter), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from a Subsidiary’s use, operation, financing, refinancing, sale or other disposition of their respective Property in excess of the reasonably anticipated short term capital needs of such Subsidiary.
ARTICLE 6

NEGATIVE COVENANTS
So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower and Guarantor and their respective Subsidiaries shall not, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 12.1, of all of the Lenders) otherwise consents:
6.1.    Mergers and Consolidations. Merge or consolidate with or into any Person, except a merger or consolidation of Borrower with or into Guarantor or one or more Subsidiaries of Borrower or Guarantor with and into Borrower or Guarantor or another Subsidiary of Borrower or Guarantor, provided that in all cases Parent and Borrower must both be surviving entities and Borrower and Guarantor must remain in compliance with all of the conditions, conditions, covenants and restrictions imposed by this Agreement.
6.2.    ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non exempt “prohibited transaction” (as defined in Section 4975 of the Code) that would constitute a Material Adverse Effect, (ii) fail to comply with ERISA in a manner that would constitute a Material Adverse Effect, (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA) to the extent that it would constitute a Material Adverse Effect or (iv) terminate in any manner that would constitute a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so would constitute a Material Adverse Effect.
6.3.    Permitted Business Activities. Engage in or pursue any business or other activities or ventures other than Permitted Business Activities.
6.4.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower or Guarantor or their respective Subsidiaries other than (a) salary, bonus, employee stock option, relocation assistance and other compensation arrangements with employees, directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Parent and expressly authorized by a resolution of the board of directors of Parent which is approved by a majority of the directors not having an interest in the transaction, (c) transactions expressly permitted by this Agreement, (d) transactions between Borrower and Guarantor or one Subsidiary and another Subsidiary or one Subsidiary and either of Borrower or Guarantor and (e) transactions on overall terms at least as favorable to Borrower or Guarantor or their Subsidiaries as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power.
6.5.    Overall Leverage Ratio. Permit the Overall Leverage Ratio to be greater than 60%.
6.6.    Unsecured Leverage Ratio. Permit the Unsecured Leverage Ratio to be greater than 60%.
6.7.    Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio, as of any day, to be less than 1.50 to 1.00.

6.8.    Distributions. During the continuance of any Event of Default, make any Distributions, provided that Borrower and Parent shall be permitted to pay the minimum Distribution required under the Code to maintain and preserve Parent’s status as a real estate investment trust under the Code and not be subject to federal income or excise tax, as evidenced by a certification of a Senior Officer of Parent containing calculations in reasonable detail satisfactory in form and substance to the Administrative Agent, provided that if a monetary Event of Default or an Event of Default which involves the bankruptcy of Borrower or Guarantor or which has resulted in an acceleration of the Obligations hereunder occurs, no further Distributions may be made by Borrower or Parent. Notwithstanding the foregoing, Parent, as sole general partner of Borrower, shall be permitted at all times at its election to redeem limited partner equity interests in Borrower (which are not owned by Parent) for cash, in any circumstance where Parent deems, in its reasonable discretion, that it is precluded from redeeming limited partner equity interests in Borrower (which are not owned by Parent) for equity in Parent, due to applicable Laws.
6.9.    [Intentionally Omitted.]
6.10.    Unsecured Debt Service Coverage. Permit the Unsecured Debt Service Coverage Ratio, as of any date, to be less than 2.00 to 1.00.
6.11.    Secured Indebtedness. Permit Secured Indebtedness of the Consolidated Group to exceed, as of any date, an amount equal to 40% of then-current Gross Asset Value.
6.12.    [Intentionally Omitted.]
6.13.    Permitted Investments. Permit the aggregate amount of actual cash or other consideration invested by the Consolidated Group in the investments listed below as subparagraphs (a) through (e) to exceed 25% of Gross Asset Value:
(a)    investments in undeveloped land owned by the Consolidated Group plus the Consolidated Group Pro Rata Share of undeveloped land owned by Investment Affiliates (with undeveloped land valued at cost);
(b)    investments in Projects owned by the Consolidated Group that are under development, plus the Consolidated Group Pro Rata Share of any amounts so invested by the Investment Affiliates in Projects owned by the Investment Affiliates that are under development (with Projects under development ceasing to be treated as such when GAAP permits such Project to be classified as an operating asset);
(c)    investments in or with respect to Investment Affiliates that are not already captured by Sections 6.13(a) or Section 6.13(b);
(d)    investments in or with respect to buildings primarily used or intended to be used for warehouse, residential, retail, hospitality or educational purposes; and
(e)    investments in the life science industry and other technologies consistent with the businesses of Borrower’s tenants, either (i) directly through the holding of debt or equity in public or private companies (A) whose primary business is medical, pharmaceutical, biotech, the life science industry or other technologies consistent with the businesses of Borrower’s tenants or (B) that own or develop real estate assets (either as owner, occupier or a third party developer/property manager) for the medical, pharmaceutical, biotech, life science industries or other industries consistent with the business of Borrower’s tenants or (ii) indirectly through the holding of interests in funds or other investment partnerships that invest in the aforementioned types of companies.
The investments permitted pursuant to this Section 6.13 shall be deemed to be “Permitted Investments.”
6.14.    Liens. Create, incur, or suffer to exist any Negative Pledge (other than the Loan Documents) or Lien in, of or on the Project of any member of the Consolidated Group, except:
(a)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without material penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
(b)    Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on their books;
(c)    Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(d)    easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character (including, without limitation, Liens with respect to rights of tenants under lease and rental agreements entered into in the ordinary course of business) and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or any other member of the Consolidated Group;
(e)    Liens evidenced by any mortgage, deed of trust, pledge, hypothecation, assignment for security or security interest, encumbrance on a Project of any member of the Consolidated Group which may be granted in favor of another member of the Consolidated Group;
(f)    any other Liens that, individually or in the aggregate, would not reasonably be expected to impair the ability to place mortgage financing on the Project encumbered by such Liens or otherwise constitute a Material Adverse Effect or subject such Project to a material impending risk of loss of forfeiture or a material loss of value; and
(g)    Liens (other than Liens described in subsections (a) through (f) above) arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein, which Liens may be of any priority and any type, including, without limitation, senior or junior mortgages or deeds of trust or pledges of equity interests.
Liens permitted pursuant to this Section 6.14 shall be deemed to be “Permitted Liens.”

6.15.    [Intentionally Omitted.]
6.16.    Formation Documents. Permit any material change to the articles of incorporation, bylaws, partnership agreement or any other material formation documents of Parent or the Operating Partnership without the written consent of the Requisite Lenders, other than with respect to changes made in connection with any preferred Equity Offering to reflect the terms of the preferred securities being issued thereunder and any other amendments incidental thereto which may be made without the Requisite Lenders consent, so long as the Administrative Agent has reviewed such changes and confirmed that the terms of such preferred securities are customary and do not create any creditors’ rights that would adversely affect in any material respect the rights of the Lenders hereunder.
ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS
7.1.    Financial and Business Information. So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders (and the Administrative Agent agrees to so distribute such materials to the Lenders promptly after receipt thereof) a sufficient number of copies for all of the Lenders of the following:
(a)    As soon as practicable, and in any event within fifty (50) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), a copy of Borrower’s 10-Q for such Fiscal Quarter as filed with the Securities and Exchange Commission, which will include a consolidated balance sheet, income statement and statement of cash flows of the Consolidated Group as at the end of such Fiscal Quarter and for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail, and shall be certified by the Parent’s chief executive officer, chief financial officer or chief accounting officer as fairly presenting the financial condition, results of operations and cash flows of the Consolidated Group in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year end accruals and audit adjustments;
(b)    As soon as practicable, and in any event within (i) fifty (50) days after the end of each Fiscal Quarter other than the fourth Fiscal Quarter in any Fiscal Year and (ii) one hundred (100) days after the end of such fourth Fiscal Quarter, a Compliance Certificate as of the last day of such Fiscal Quarter, providing reasonable detail as to the calculation thereof;
(c)    As soon as practicable, and in any event within (i) fifty (50) days after the end of each Fiscal Quarter other than the fourth Fiscal Quarter in any Fiscal Year and (ii) one hundred (100) days after the end of such fourth Fiscal Quarter, a statement of Funds From Operations in such detail as the Administrative Agent may reasonably require;
(d)    All written information provided to shareholders of Parent;

(e)    As soon as practicable, and in any event within one hundred (100) days after the end of each Fiscal Year, a copy of Borrower’s Form 10-K for such Fiscal Quarter as required by and filed with the Securities and Exchange Commission which will include a consolidated balance sheet, income statement and statement of cash flows, of the Consolidated Group for such Fiscal Year, all in reasonable detail, and shall be certified by KPMG or other independent public accountants of recognized standing selected by Parent and reasonably satisfactory to the Requisite Lenders, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders;
(f)    Upon request by the Administrative Agent, as soon as practicable, and in any event before the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year for the Consolidated Group, all in reasonable detail;
(g)    Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any other member of the Consolidated Group, or any audit of any of them;
(h)    Promptly after the same are available, and in any event within ten (10) days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 7.1;
(i)    Promptly after request by the Administrative Agent or any Lender, copies of any other material report or other document that was filed by the Consolidated Group with any Governmental Agency;
(j)    Promptly upon a Senior Officer becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action the Consolidated Group is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;
(k)    As soon as practicable, and in any event within ten (10) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than ten (10) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Consolidated Group is taking or propose to take with respect thereto;

(l)    Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Guarantor that is $10,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $50,000,000 or more or any lessor under a lease involving aggregate annual rent of $10,000,000 or more has asserted a default thereunder on the part of Guarantor or, (iii) any Person has commenced a legal proceeding with respect to a claim against Guarantor under a contract (that is not a credit agreement or material lease) in excess of $20,000,000 or which otherwise would constitute a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action the Borrower and Guarantor are taking or propose to take with respect thereto;
(m)    Promptly upon a Senior Officer becoming aware of, and in any event within five (5) Banking Days after the occurrence of, any change in a Credit Rating of the Parent, a written notice describing such change.
(n)    Not later than fifty (50) days after the end of each fiscal quarter of the Consolidated Group (including the fourth fiscal quarter in each year), a list (which may be included in the Compliance Certificates) setting forth the following information with respect to each new Subsidiary or Controlled Entity of the Borrower and Guarantor: (i) the name, form of legal entity, the identity of any member of the Consolidated Group that is a record owner, and with respect to Subsidiaries of Parent, the jurisdiction of organization of the Subsidiary or Controlled Entity, (ii) a description of the property owned by such Subsidiary or Controlled Entity, and (iii) such other information as the Administrative Agent may reasonably request. Any such list (including if contained in a Compliance Certificate) provided to the Administrative Agent shall be deemed to automatically amend Schedule 4.4 hereof;
(o)    Simultaneously with the delivery of the financial statements referred to in Section 7.1(e) above (if such information is not otherwise included in the financial statements or other information presented to the Lenders pursuant to this Section 7.1), a statement (which may be included in the Compliance Certificates) listing (i) the Projects owned by the Consolidated Group (or in which the Consolidated Group owns an interest) and stating the location thereof, the date acquired and the GAAP Cost Basis (with respect to each new Project), (ii) the Consolidated Outstanding Indebtedness of the Consolidated Group, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or Non-Recourse Indebtedness, and (iii) the Projects of the Consolidated Group which are Unstabilized Projects and providing a brief summary of the status of such Unstabilized Projects; and
(p)    Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.
7.2.    Compliance Certificates. So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, at Borrower’s sole expense, deliver to the Administrative Agent, for distribution by it to the Lenders concurrently with the filings and statements required pursuant to Sections 7.1(a), 7.1(c) and 7.1(e), Compliance Certificates signed by a Senior Officer.

ARTICLE 8

CONDITIONS
8.1.    Initial Advances. The obligation of each Lender to make the initial Advance to be made by it or of the Administrative Agent to issue the initial Letters of Credit is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):
(a)    The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):
(i)    at least one (1) executed counterpart of this Agreement and of the Guaranty, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;
(ii)    Line Notes executed by Borrower in favor of each Line Lender;
(iii)    Competitive Bid Notes executed by Borrower in favor of each Lender;
(iv)    Term Notes executed by Borrower in favor of each Term Lender;
(v)    Swing Loan Note executed by Borrower in favor of the Swing Loan Lender;
(vi)    with respect to each of the Borrower and Guarantor, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each of the Borrower and Guarantor, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;
(vii)    the Opinions of Counsel; and
(viii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Requisite Lenders reasonably may require.
(b)    All of the fees then required to have been paid under the Fee Letter shall have been paid.

(c)    The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower on or prior to the Closing Date, shall have been paid.
(d)    The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects.
(e)    Borrower and Guarantor shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.
(f)    All legal matters relating to the Loan Documents shall be satisfactory to counsel for the Administrative Agent.
(g)    The Administrative Agent shall have received a Compliance Certificate (including existing Total Unencumbered Asset Value and Total Unsecured Indebtedness calculations) dated as of the Closing Date demonstrating compliance with each of the then applicable covenants calculated therein.
(h)    Evidence that any lenders under the Prior Agreement not continuing as Lenders hereunder have consented to that fact.
(i)    The Administrative Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Administrative Agent or the Administrative Agent’s special counsel may reasonably have requested.
8.2.    Any Advance. The obligation of each Lender to make any Advance or of the Swing Loan Lender to make a Swing Loan or of the Administrative Agent to issue a Letter of Credit is subject to the following conditions precedent (unless the Requisite Lenders, in their sole and absolute discretion, shall agree otherwise):
(a)    except (i) for representations and warranties which expressly speak as of a particular date or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 shall be true and correct in all material respects on and as of the date of the Advance as though made on that date;
(b)    the Administrative Agent shall have timely received a Request for Loan, a Competitive Bid Request or Letter of Credit Request in compliance with Article 2;
(c)    no Default or Event of Default shall have occurred and be continuing;
(d)    if requested by the Administrative Agent, the Administrative Agent shall have received a current calculation of the Total Unencumbered Asset Value with such supporting information as the Administrative Agent may require adjusted in the best good faith estimate of Borrower to the date of such certification; and

(e)    the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require.
ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT
9.1.    Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default”:
(a)    Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or
(b)    Borrower fails to pay any interest on any of the Notes, or any portion thereof, within five (5) Banking Days after the date when due; or Borrower fails to pay any fees under the Fee Letter or any other fee or amount payable to the Lenders or the Administrative Agent under any Loan Document, or any portion thereof, within ten (10) Banking Days after demand therefor; or
(c)    Borrower fails to comply with any term, covenant, condition or agreement contained in Article 6 , provided that in the case of such a failure to comply with Sections 6.1, 6.2, 6.3, 6.4, 6.13, 6.14 and 6.16 only, such failure shall continue for a period of ten (10) days after the earlier of (x) the date upon which a Senior Officer obtains knowledge of such failure or (y) the date upon which Borrower has received a written notice of such failure from the Administrative Agent given at the direction of the Requisite Lenders; or
(d)    Borrower shall fail to comply with Section 7.1(k) in any way that is materially adverse to the interests of the Lenders; or
(e)    Borrower or Guarantor fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c) above, or otherwise set forth below in this Section 9.1) contained in any Loan Document on its part to be performed or observed within thirty (30) days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as Borrower or Guarantor continues to diligently pursue cure of such Default but not in any event in excess of ninety (90) days; and provided further, however, that notwithstanding the 30‑day cure period or extended cure period described above in this clause (e), if a different notice or cure period is specified under any Loan Document or under any provision of the Loan Documents as to any such failure or breach, the specific Loan Document or provision shall control, and Borrower or Guarantor shall have no more time to cure the failure or breach than is allowed under the specific Loan Document or provision as to such failure or breach; or
(f)    Any representation or warranty of Borrower or Guarantor made in any Loan Document, or in any certificate or other writing delivered by Borrower or Guarantor pursuant to any Loan Document,

proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or
(g)    Borrower or Guarantor or any other member of the Consolidated Group fails to perform or observe any other term, covenant or agreement on its part to be performed or observed within any applicable notice and cure period, or suffers any such event of default to occur, in connection with (A) any present or future Indebtedness under the Unsecured Term Credit Agreement or any other present or future Indebtedness (other than Non-Recourse Indebtedness) having an outstanding principal balance, individually or in the aggregate of $40,000,000 or more, or (B) any present or future Non-Recourse Indebtedness having an outstanding principal balance, individually or in the aggregate, of $80,000,000 or more (provided, that for the purpose of this clause (g), the principal amount of Indebtedness consisting of a Swap Agreement shall be the amount which is then payable by the counterparty to close out the Swap Agreement); or
(h)    [Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders]; or Borrower or Guarantor denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or
(i)    A final judgment against Borrower or Guarantor or any other member of the Consolidated Group is entered for the payment of money in excess of $75,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for sixty (60) calendar days after the date of entry of judgment, or in any event later than ten (10) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or
(j)    Borrower or Guarantor or any other member of the Consolidated Group institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days or such Person consents thereto or acquiesces therein, or a decree or order for relief is entered in respect of any such Person in such proceeding; or
(k)    The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(l)    Any Pension Plan maintained by any member of the Consolidated Group is determined to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA of an amount that would constitute a Material Adverse Effect; or
(m)    (i) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of Parent; or (ii) during any period of 12 consecutive months, individuals who at the beginning or any such 12‑month period constituted the Board of Directors of Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute at least two thirds of the Board of Directors of Parent; or
(n)    Failure to remediate within the time period permitted by Law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems at Projects owned by Borrower or Guarantor or any other member of the Consolidated Group or any Investment Affiliate which contribute in the aggregate in excess of $40,000,000 to Gross Asset Value.
9.2.    Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:
(a)    Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):
(i)    the commitments to make Advances and Swing Loans and to issue Letters of Credit and all other obligations of the Administrative Agent or the Lenders and all rights of Borrower and Guarantor under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 12.1) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances and Swing Loans and to issue Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders; and
(ii)    the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b)    Upon the occurrence and during the continuance of any Event of Default described in Section 9.1(j):
(i)    the commitments to make Advances and Swing Loans and to issue Letters of Credit and all other obligations of the Administrative Agent or the Lenders and all rights of Borrower and any Guarantor under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 12.1) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and such other obligations and rights and make further Advances and Swing Loans and to issue Letters of Credit, which determination shall apply equally to, and shall be binding upon, all the Lenders; and
(ii)    the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, all without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.
(c)    Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, on behalf of the Lenders, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and Guarantor and such other rights and remedies as are provided by Law or equity.
(d)    The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys’ fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, then to the repayment of Swing Loans, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of interest and principal (in that order) due on Swing Loans, third, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and fourth, pari passu to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments under this clause (d) will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

(e)    Upon the occurrence, and during the continuance, of any Event of Default, or to the extent required pursuant to Section 2.6(a) or Section 3.1 above, Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the Letter of Credit Exposure (or that portion thereof required under Section 2.6(a)) at such time. Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders under the Line Facility, a security interest in such cash collateral to secure all obligations of Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. Borrower shall execute and deliver to the Administrative Agent, for the account of the Lenders under the Line Facility, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of Borrower hereunder and under any Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all obligations under the Letters of Credit shall have been satisfied and all other Obligations of Borrower hereunder and under any Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower. In addition, at any time that amounts are being held in such cash collateral account and the Aggregate Line Commitment exceeds the Outstanding Line Amount, the balance in such cash collateral account, to the extent of any such excess of the Aggregate Line Commitment over the Outstanding Line Amount, shall be returned to Borrower promptly after the Administrative Agent’s receipt of a written request from Borrower.
ARTICLE 10

THE ADMINISTRATIVE AGENT
10.1.    Appointment and Authorization. Subject to Section 10.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as the contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.
10.2.    Administrative Agent and Affiliates. KeyBank (and each successor Administrative Agent in its individual capacity) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes KeyBank in its individual capacity. KeyBank (and each successor Administrative Agent in its individual capacity) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower or any other member of the Consolidated Group, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. KeyBank (and each successor Administrative Agent in its individual capacity) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as the Administrative Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder, other than as required of any Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary or agency relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 10.2 shall apply equally to any other agents named herein.
10.3.    Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of collateral (if any) or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, a Lender) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in the Administrative Agent’s interest in such collateral (if any) or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.
10.4.    Lenders’ Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.
10.5.    Action by Administrative Agent.
(a)    Absent actual knowledge of the Administrative Agent of the existence of a Default, the Administrative Agent may assume that no Default (other than the failure to make a payment of principal or interest when due) has occurred and is continuing, unless the Administrative Agent has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.
(b)    The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.
(c)    Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to comply with the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.1) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.
(d)    If the Administrative Agent has received a notice specified in clause (a) or has actual knowledge of the existence of a Default, the Administrative Agent shall promptly give notice thereof to the Lenders and shall comply with the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.1), provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 12.1) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.
10.6.    Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:
(a)    May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;
(b)    May consult with legal counsel (including in house legal counsel), accountants (including in house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for the Consolidated Group or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;
(c)    Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;
(d)    Shall have no duty to ask or inquire as to the performance or observance by Borrower or Guarantor of any of the terms, conditions (except to ascertain that documents facially responsive to the requirements of Article 8 have been delivered) or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of the Borrower and Guarantor;
(e)    Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;

(f)    Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties;
(g)    Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or Guarantor or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or Guarantor shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred; and
(h)    Have not made nor do they now make any representations or warranties, express or implied, nor do they assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Consolidated Group, the value of their respective assets or the collectability of the Loans.
10.7.    Indemnification. Each Lender shall, ratably in accordance with its Line Loan Percentage and Term Loan Percentage of the aggregate Commitments (if the Commitments are then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes and Letter of Credit Exposure (if the Commitments have then been terminated), indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as the Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Line Loan Percentage and Term Loan Percentage of any out of pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or Guarantor is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or Guarantor. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or Guarantor, it shall return the amounts paid to it by the Lenders in respect of such amount.
10.8.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective not earlier than thirty (30) days after such notice, upon acceptance of appointment by a successor Administrative Agent. The Requisite Lenders or all other Lenders other than the Administrative Agent may (with the prior consent, not to be unreasonably withheld or delayed, of Parent, unless an Event of Default shall have occurred and be continuing) remove the Administrative Agent from its capacity as Administrative Agent in the event of the Administrative Agent’s willful misconduct or gross negligence. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall require approval by Parent so long as no Default or Event of Default has occurred and is continuing (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and, so long as no Default or Event of Default has occurred and is continuing, with the consent of Parent, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if (a) the Administrative Agent has not been paid its administrative agency fees under the Fee Letter or has not been reimbursed for any expense reimbursable to it under Section 11.3, in either case for a period of at least one (1) year and (b) no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition of “Defaulting Lender”, the Requisite Lenders may, to the extent permitted by applicable laws, by notice in writing to Borrower and such Person, remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor, which shall be a bank with an office in the United States; provided that, without the consent of Borrower (which shall not be unreasonably withheld), the Requisite Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the rights and responsibilities of the Administrative Agent shall inure to and be performed by the Requisite Lenders pending such appointment and acceptance.
10.9.    No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower’s obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.
10.10.    Agents. Neither the Co-Lead Arrangers nor the Syndication Agent nor the Co-Documentation Agents as shown on the cover of this Agreement have any additional rights or obligations under the Loan Documents, except for those rights or obligations, if any, as a Lender.
ARTICLE 11

MISCELLANEOUS
11.1.    Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Loan.
11.2.    Interpretation of Terms. The parties to this Agreement agree that the following terms, when used herein in reference to any Project located in the United Kingdom, shall have the correlative meanings ascribed to such terms or concepts in the United Kingdom:

(i)	“leasehold mortgage”;

(ii)	“fee simple”;

(iii)	“fee owner”;

(iv)	“first mortgage financing”

(v)	“Phase I report”; and

(vi)	“Phase II report”.
11.3.    Costs, Expenses and Taxes. Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution, delivery, administration and interpretation of the Loan Documents and any amendment thereto or waiver thereof. Following and during the continuation of an Event of Default, Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lenders in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out of pocket expenses and the reasonable fees and out of pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of any member of the Consolidated Group. Borrower shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by any Lender’s overall net income imposed on such Lender (including taxes on gross income imposed in lieu of net income, minimum taxes, branch profits taxes or franchise taxes) by (A) any jurisdiction (or political subdivision thereof) in which such Lender is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Lender is “doing business”, (ii) any withholding taxes or other taxes imposed by the United States of America on the day such Lender becomes a Lender hereunder or for any period with respect to which any Lender has failed, for any reason, to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws to establish a complete exemption, and (iii) any withholding taxes imposed under FATCA, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in Section 11.11 the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.
11.4.    Nature of Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any other member of the Consolidated Group. A default by any Lender will not increase (i) the Line Loan Percentage of the Line Commitments attributable to any other Lender or (ii) the Term Loan Percentage of the Term Commitments attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative Agent agrees that it will use reasonable efforts (which will not include the payment of money) either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default. A defaulting Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Administrative Agent or to vote on any matter presented to the Lenders shall be suspended during the pendency of such Lender’s default.
11.5.    Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.
11.6.    Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered (provided that if any such communication is received after normal business hours or on a day that is not a Banking Day, it shall be deemed to have been received on the next Banking Day following receipt). The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower and Lenders shall be entitled to rely and act upon any notices purportedly given to them by or on behalf of the Administrative Agent, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by Borrower, except to the extent of such Person’s gross negligence. Notwithstanding anything in this Agreement, including this Section 11.6, to the contrary, with respect to requests for the continuation of LIBOR Rate Loans only, Borrower may provide notice to the Administrative Agent by an email requesting such continuation (with the Administrative Agent to provide Borrower confirmation of the receipt of such email notification, provided, however that such confirmation shall not be a condition to the effectiveness of Borrower’s notice).
11.7.    Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8.    Binding Effect; Assignment; Replacement.
(a)    This Agreement and the other Loan Documents to which the Borrower and Guarantor are a party are and will be binding upon and inure to the benefit of Borrower and Guarantor, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that Borrower and Guarantor may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders, and any purported assignment without such consent shall be null and void; provided, however, for the avoidance of doubt, this Section 11.8(a) shall not apply to prohibit Borrower or Guarantor from merging with one or more other entities as are not prohibited per the express terms of Section 6.1. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Notes or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.
(b)    From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Commitment; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall require approval by the Administrative Agent and (if no Event of Default then exists) by Borrower (provided that (i) neither of such approvals shall be unreasonably withheld or delayed and (ii) Borrower’s approval may be deemed given under certain circumstances as set forth below), (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which, together with any Notes subject to such assignment, shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitments of the assigning Lender, the assignment shall not assign a share of the Commitments that is equivalent to less than $10,000,000, (iv) the assignment shall be of a constant, and not a varying, percentage of the Assignor’s rights and obligations under this Agreement, and (v) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Commitment Assignment and Acceptance unless otherwise agreed by the Administrative Agent. If the Administrative Agent requests in writing the approval of Borrower to a proposed assignment under the preceding sentence, Borrower shall respond and either approve or disapprove definitively in writing to the Administrative Agent within five (5) Banking Days after such written request from the Administrative Agent. If Borrower does not so respond to the Administrative Agent within such period, the Administrative Agent may issue a second request in writing to Borrower for such approval, which shall include in the heading a notice in capital letters that such request is a second request and that Borrower’s approval shall be deemed to have been given if no response is received by the Administrative Agent within five (5) Banking Days after such second request. If Borrower fails to so respond to such second request within such period of five (5) Banking Days, Borrower shall be deemed to have approved the proposed assignment. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with a Line Loan Percentage and/or Term Loan Percentage and Line Commitment and/or Term Commitment as therein (and herein, if such Eligible Assignee was already a Lender) set forth and, to the extent of the portion of the Commitments assigned, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver to such assignee Lender, Notes evidencing that assignee Lender’s Commitment, and to the assigning Lender, Notes evidencing the remaining balance of such Lender’s Commitment.
(c)    By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) the Administrative Agent and the assigning Lender has not made any representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the Administrative Agent and the Assigning Lender has not made any representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and Guarantor or the performance by Borrower and Guarantor of the Obligations; (iii) it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitments Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Line Loan Percentage, Term Loan Percentage and Commitment amounts held by each Lender, giving effect to each Commitment Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee and the Notes subject to such assignment, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, upon the request of any party, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Commitment shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Commitments shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of such Commitments.
(e)    Each Lender may from time to time grant participations to one or more banks or other financial institutions (including another Lender but excluding an Employee Plan) in a portion of its

Commitments; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 11.11 and 11.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Commitment as they then exist and shall not afford such participant any rights or privileges under the Loan Documents except as provided in clause (iii) above.
(f)    Within thirty (30) days after (i) receipt by Administrative Agent of notice and demand from any Lender for payment of additional costs as provided in Section 3.4 or Section 3.5(a) or Section 3.5(b), which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Agency for the account of any Lender pursuant to Section 3.9(d), (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Requisite Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto, (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) Borrower may, at its option, notify such Affected Lender and the Administrative Agent of Borrower’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower obtains a Replacement Lender following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.8(b); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Section 3.4, Section 3.5(a) or Section 3.5(b), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrower shall pay to Administrative Agent the $3,500 assignment fee in respect of such assignment. In the event that a replaced Lender does not execute a Commitment Assignment and Acceptance pursuant to Section 11.8(b) within five (5) Banking Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.8(f) and presentation to such replaced Lender of a Commitment Assignment and Acceptance evidencing an assignment pursuant to this Section 11.8(f), such replaced Lender shall be deemed to have consented to the terms of such Commitment Assignment and Acceptance, and any such Commitment Assignment and Acceptance executed by Administrative Agent, the Replacement Lender and, to the extent required pursuant to Section 11.8(b), Borrower, shall be effective for purposes of this Section 11.8(f) and Section 11.8(b). The removal of any Defaulting Lender pursuant to this Section 11.8(f) or pursuant to Section 11.27(e) shall not preclude Borrower from pursuing all remedies available to it against such Defaulting Lender for damages arising out of such Defaulting Lender’s breach hereof.

11.9.    Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders and subject to the provisions of Section 11.10) may exercise its rights, if any, under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN (IF ANY), PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWERS, ARE HEREBY, KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.
11.10.    Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, or through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest (unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest). Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.
11.11.    Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and Co-Lead Arrangers and each Lender and its Affiliates and their respective directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all pending claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of “Taxes” in Section 3.9(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, the other members of the Consolidated Group or any of their officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan or any Letter of Credit, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its material breach of, or material failure to perform, any of its obligations under this Agreement or its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior written consent (which shall not be unreasonably withheld or delayed). Borrower agrees that it shall not settle any such claim or proceeding involving any Indemnitee without the prior written consent of such Indemnitee, unless such settlement shall (a) includes a provision unconditionally releasing such Indemnitee from and holding such Indemnitee harmless against all liability in respect of claims by the releasing party related to or arising from the matters at issue in such claim or proceeding and (b) does not include any admission or stipulation as to fault or liability. In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and all Letters of Credit and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

11.12.    Nonliability of the Lenders. Borrower acknowledges and agrees that:
(a)    Any inspections of any Property of Borrower or Guarantor made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan only and Borrower and Guarantor are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);
(b)    By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;
(c)    The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or any other member of the Consolidated Group, neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any other member of the Consolidated Group, or to owe any fiduciary duty to Borrower or any other member of the Consolidated Group; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or any other member of the Consolidated Group, to select, review, inspect, supervise, pass judgment upon or inform Borrower or any other member of the Consolidated Group, of any matter in connection with their Property or the operations of Borrower or any other member of the Consolidated Group; Borrower and such other members shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon;
(d)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; and
(e)    The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or any other member of the Consolidated Group, and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

11.13.    No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Loans and Letters of Credit, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, the Administrative Agent’s and the Lenders’ successors and assigns and the Indemnitees. Except as provided in Sections 11.8, 11.11 and 11.22 no other Person shall have any rights of any nature hereunder or by reason hereof.
11.14.    Confidentiality.
(a)    Confidentiality. Each Lender and the Administrative Agent (each, a “Lender Party”) hereby agrees for itself only that, except as specifically set forth herein, such Lender Party (i) shall not participate in or generate any press release or other release of information to the general public relating to the closing of the Loan without the prior written consent of Borrower, (ii) shall hold the Confidential Information in strict confidence in accordance with such Lender Party’s customary procedures to prevent the misuse or disclosure of confidential information of this nature and in accordance with safe and sound banking practices, (iii) shall use the Confidential Information solely for the purposes of underwriting the Loan or acquiring an interest therein, carrying out such Lender Party’s rights or obligations under this Agreement, in connection with the syndication of the Loan, the enforcement of the Loan Documents, or other internal examination, supervision or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, or as otherwise permitted by the terms of this Section 11.14 (collectively, “Permitted Purposes”), and (iv) shall not disclose the Confidential Information to any third party, except as expressly authorized in this Agreement or with prior written consent of Borrower. Each Lender Party shall promptly notify Borrower in the event that it becomes aware of any loss or unauthorized disclosure of any Confidential Information.
Each Lender Party shall not have any obligations under this Agreement with respect to a specific portion of the Confidential Information if such Lender Party can demonstrate that such Confidential Information (i) was publicly available at the time it was disclosed to such Lender Party, (ii) became publicly available subsequent to the time it was disclosed to such Lender Party (except to the extent such public availability was the result of such Lender Party’s disclosure), (iii) was in or comes into a Lender Party’s possession from a source not known to such Lender Party (after reasonable inquiry) to be in breach of an obligation of confidentiality owed to Borrower in making such disclosure to such Lender Party, (iv) was in or comes into Lender Party’s possession free of any obligation of confidence owed to Borrower at the time it was disclosed to such Lender Party, or (v) was developed by the employees or agents of the Lender Party without the use of the Confidential Information.
(b)    Disclosures. Any Lender Party or its legal counsel may disclose the Confidential Information (i) to Borrower, other Lenders, the Administrative Agent or any of their respective legal counsel, (ii) to its auditors in connection with bank audits or regulatory officials having jurisdiction over such Lender Party, (iii) to its legal counsel who need to know the Confidential Information for the purposes of representing or advising the Lender Parties, (iv) to its consultants, agents and advisors retained in good faith by such Lender Party with a need to know such information in connection with a Permitted Purpose or to otherwise advise or consult with such Lender Party, (v) as required by Law or legal process (subject to the terms below), or in connection with any legal proceeding to which that Lender Party and Guarantor are adverse parties (and Borrower hereby acknowledges and agrees that pursuant to the requirements of the USA Patriot Act

(Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each Lender is required to obtain, verify and record information that identifies the Borrower and Guarantor, which information includes the name and address of the Borrower and Guarantor and other information that will allow such Lender to identify the Borrower and Guarantor in accordance with the Act), (vi) to another potential Lender or participant in connection with an assignment or proposed assignment to that Person of all or part of that Lender Party’s interests hereunder or a participation interest in its Notes, (vii) to any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (viii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or Guarantor or the Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; and (ix) to its directors, officers, employees and Affiliates who need to know the Confidential Information for purposes of underwriting the Loan or becoming a party to this Agreement, the syndication of the Loan, the administration, interpretation, performance or exercise of rights under the Loan Documents, the enforcement of the Loan Documents, or other internal supervision, examination or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, provided that any Person to whom any of the Confidential Information is disclosed is informed by such Lender Party of the strictly confidential nature of the Confidential Information, and such Persons described in clauses (b)(iv), (vi) and (vii) shall agree in writing to be bound by confidentiality restrictions at least as restrictive as those contained herein, provided, further, that the Confidential Information permitted to be disclosed by clauses (b)(vii) and (viii) shall be limited to the disclosure of the Loan Documents only and shall be disclosed only on a “need to know” basis. Notwithstanding the foregoing, a Lender Party may disclose Confidential Information to the extent such Lender Party is requested or required by any Law or any order of any Governmental Agency or self regulatory body or other legal process to make any disclosure of or about any of the Confidential Information. In such event (except with respect to banking regulators or auditors), such Lender Party shall, if permitted by Law, promptly notify Borrower in writing so that Borrower may seek an appropriate protective order or waive compliance with the provisions of this Agreement (provided that if a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and a Lender Party is, in the opinion of its counsel, compelled to disclose Confidential Information, such Lender Party may disclose that portion of the Confidential Information which its counsel advises it that such Lender Party is compelled to disclose, and provided further that in any event, such Lender Party will not oppose action by Borrower to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.) Each Lender Party shall be liable (but only to the extent it is finally determined to have breached the provisions of this Section 11.14(b)) for any actions by such Lender Party (but not any other Person) which are not in accordance with the provisions of this Section 11.14(b).
Notwithstanding anything herein to the contrary, Confidential Information shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011 4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or any Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, the Letters of Credit and transactions contemplated hereby.
(c)    No Rights in Confidential Information. The Administrative Agent and each Lender recognizes and agrees that nothing contained in this Section 11.14 shall be construed as granting any property rights, by license or otherwise, to any Confidential Information (other than the Agreement or any amendments thereto or any related agreements), or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information (other than the Agreement or any amendments thereto or any related agreements). No Lender Party shall make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any such Confidential Information; provided that the foregoing shall not limit or restrict in any way the creation, use or sale of banking or related services by any Lender Party.
(d)    Survival. All Confidential Information provided by or on behalf of Borrower during the term of this Agreement or any predecessor agreements shall remain confidential indefinitely and shall continue to receive that level of confidential treatment customarily provided by commercial banks dealing with confidential information of their borrower customers, subject, however, to the specific exceptions to confidential treatment provided herein. For a period of one year after the Termination Date, the affected Lender Party shall continue to make reasonable inquiry of any third party providing Confidential Information as to whether such third party is subject to an obligation of confidentiality owed to Borrower or its Subsidiaries and if such Lender Party obtains knowledge that such third party is violating a confidentiality agreement with Borrower, such Lender Party shall treat the Confidential Information received from such third party as strictly confidential in accordance with the provisions of this Section 11.14. For purposes of this Section 11.14(d), the “Termination Date” shall mean the earlier of the termination of this Agreement or, with respect to a specific Lender Party, the date such Person no longer holds an interest in the Loan.
(e)    Injunctive Relief. Each Lender Party hereby agrees that breach of this Section 11.14 will cause Borrower irreparable damage for which recovery of damages would be inadequate, and that Borrower shall therefore be entitled to obtain timely injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.
(f)    No Fiduciary Duty. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower.
(g)    Separate Action. Borrower covenants and agrees not to, and hereby expressly waives any right to, raise as a defense, affirmative defense, set off, recoupment or otherwise against any Lender Party any claim arising from or relating to an alleged breach of this Section 11.14 in any action, claim or proceeding relating to a breach of the Loan Documents by Borrower or other action to enforce or recover the Obligations, and covenant and agree that any claim against a Lender Party arising from or relating to an alleged breach of this Section 11.14 by a Lender Party shall only be asserted as an affirmative claim in a separate action against the applicable Lender Party.
11.15.    Further Assurances. Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the

Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.
11.16.    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
11.17.    Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without any regard to conflicts of law principles that would result in the application of any Law other than the Laws of the State of New York.
11.18.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
11.19.    Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
11.20.    Time of the Essence. Time is of the essence of the Loan Documents.
11.21.    Delivery of Tax Forms. Each Lender that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form W 8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrower pursuant to this Agreement) or Form W 8ECI (relating to all payments to be made to such Lender by Borrower pursuant to this Agreement), or W-8IMY, as applicable, of the United States of America Internal Revenue Service or such other evidence satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Lender. If a Lender is claiming a “portfolio interest exemption,” such Lender shall, in addition to Form W 8BEN, provide a certificate signed by a Responsible Official to the effect that (i) such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) such Lender is not a 10% shareholder of Borrower, and (iii) such Lender is not related to Borrower within the meaning of Section 881(c)(3)(C) of the Code. Thereafter and from time to time, including before the expiration of any previously delivered form, each such Lender shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States of America taxing authorities) as may then be required under then current United States of America Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States of America withholding taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re designation of its LIBOR Lending Office, if any) to avoid any applicable deduction or withholding for taxes from amounts payable to such Lender. In the event that Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender. Each Lender that is a United States of America Person shall, upon the reasonable request of Borrower, deliver Form W-9 on or before the Closing Date (or on or before accepting an assignment or receiving a participation pursuant to Section 11.8, if applicable) and before the expiration of a previously delivered form. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Agreement (including by the payment of additional amounts pursuant to Sections 3.9(d) and 11.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
11.22.    Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their Affiliates and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Projects of any

Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Projects and (ii) any activity carried on or undertaken on or off any Projects by Borrower or Guarantor or any of their predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors thereof, or any third Persons at any time occupying or present on any Project, in connection with the handling, treatment, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Project. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Project, or affecting any natural resources, and to any contamination of any Project or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Project, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section (and under Sections 4.17 and 5.10) shall be unlimited corporate obligations of Borrower and shall not be secured by any Lien on any Project. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and all Letters of Credit and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.
11.23.    Electronics Delivery of Certain Information.
(a)    Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II [loan requests]., (ii) any Lender that has notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications and (iii) notices of Default or Event of Default. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by this Agreement to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the Compliance Certificates required by this Agreement, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.
11.24    Consent to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Supreme Court of the State of New York sitting in New York County or the United States District Court of the Southern District of New York, or any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
11.24.    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.25.    PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.1. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY

LENDER THAT DOES NOT COMPLY WITH SECTION 12.1 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
11.26.    Replacement of Notes. Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
11.27.    Defaulting Lenders. In the event that any Lender becomes a Defaulting Lender, then, in addition to any rights and remedies that may be available to Borrower or the other Lenders and the Administrative Agent (such other Lenders and the Administrative Agent being called “Non Defaulting Lenders”) at law or in equity:
(a)    The Defaulting Lender’s rights to participate in the administration of the Loan and the Loan Documents, including any right to vote upon, approve, disapprove, consent to or direct any action of the Administrative Agent (other than amendments to the Loan Documents directly affecting the Defaulting Lender’s Commitment or forgive any portion of the Outstanding Facility Amount held by such Defaulting Lender), shall be suspended and such rights shall not be reinstated unless and until such Lender ceases to be a Defaulting Lender (and all decisions, except the decision to remove the Administrative Agent, which are to be based on a vote of the Requisite Lenders or all Lenders shall be resolved based upon a decision or determination made by the required percentage of the Non-Defaulting Lenders); provided, however, that if the Administrative Agent is a Defaulting Lender, the Administrative Agent shall continue to have all rights provided for in this Loan Agreement, as the Administrative Agent only, with respect to the administration of the Loan unless it is removed and replaced as the Administrative Agent as provided in Section 10.8.
(b)    Any or all of the Non-Defaulting Lenders shall be entitled (but shall not be obligated) to: (i) fund the aggregate amount that the Defaulting Lender has failed to fund or pay to the Administrative Agent (such amount being called the “Defaulted Amount”); and (ii) collect interest at the Default Rate on the Defaulted Amount (after crediting all interest actually paid by Borrower on the Defaulted Amount from time to time), either directly from the Defaulting Lender or from amounts otherwise payable to the Defaulting Lender, for the period from the date on which the Defaulted Amount was funded by the Non-Defaulting Lenders until the date on which payment is made. If the Administrative Agent has funded the Defaulted Amount, the Administrative Agent shall be entitled to collect interest at the Default Rate from the Defaulting Lender on the Defaulted Amount as set forth above, as if the Administrative Agent were a Non‑Defaulting Lender that had elected to fund the Defaulted Amount.
(c)    In the event the Defaulted Amount is funded by any Non-Defaulting Lenders or the Administrative Agent pursuant to Section 11.27(b) above, the Defaulting Lender’s interest in the Loans, the Loan Documents and proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Lenders or the Administrative Agent pursuant to Section 11.27(b) above, plus all interest which may be due in accordance with Section 11.27(b) above (to be applied pari passu among the Non-Defaulting

Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) funding the Defaulted Amount), without necessity for executing any further documents; provided that such Defaulting Lender’s interest in the Loan, the Loan Documents and the proceeds thereof shall no longer be so subordinated if the Defaulted Amount funded by the Non-Defaulting Lenders or the Administrative Agent (and all interest which has accrued pursuant to Section 11.27(b) above) shall be repaid in full.
(d)    If, following the payment in full of all amounts due pursuant to Section 11.27(c) above to the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) which have funded all or any portion of any Defaulted Amount, there remains any unfunded Defaulted Amount which has not been funded by the Non-Defaulting Lenders, the Administrative Agent or the Defaulting Lender (“Unfunded Defaulted Amount”), then a portion of the Defaulting Lender’s interest in the Loan, the Loan Documents and the proceeds thereof equal to the amount of the Unfunded Defaulted Amount (together with interest thereon at the rate applicable to the Defaulted Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) unless and until such Unfunded Defaulted Amount is funded either by one or more Non -Defaulting Lenders, the Administrative Agent or the Defaulting Lender.
(e)    Subject to the provisions of Section 11.8 and the definition of Eligible Assignee, each Non-Defaulting Lender will have the right, but not the obligation, in its sole discretion, to acquire at par all or a proportionate share (based on the ratio of its Commitments to the aggregate amount of the Commitments of all of the Non-Defaulting Lenders that elect to acquire a share of the Defaulting Lender’s Commitment) of the Defaulting Lender’s Commitment, including without limitation its proportionate share in the outstanding principal balance of the Loan, and all rights and interests of the Defaulting Lender under this Agreement and the other Loan Documents.
(f)    Nothing herein contained shall be deemed or construed to waive, diminish, limit, prevent or estop the Administrative Agent, Borrower or any Lender from exercising or enforcing any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement by a Lender (including the right to bring suit against the Defaulting Lender to recover the Defaulted Amount and interest thereon at the rate provided in this Section 11.27).
11.28.    USA Patriot Act Notification. This notice is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, the Administrative Agent will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow the Administrative Agent to identify Borrower. Administrative Agent may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

11.29.    Anti-Money Laundering/International Trade Law Compliance. The Borrower represents and warrants to the Lenders, as of the date hereof, the date of each Advance under the Facility, the date of any renewal, extension or modification of the Facility, and at all times until the Facility has been terminated and all amounts thereunder have been finally paid in full (other than contingent indemnification obligations for which no claim has been made), that: (a) no member of the Consolidated Group, Investment Affiliate or Person who "controls" (as such term is used in the definition of "Affiliate") any member of the Consolidated Group, (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) to the Borrower’s knowledge, derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries in violation of any Anti-Terrorism Law enforced by any Compliance Authority; (b) the proceeds of the Facility will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law enforced by any Compliance Authority; and (c) each member of the Consolidated Group, Investment Affiliate and Person who "controls" (as defined in the definition of "Affiliate") any member of the Consolidated Group is in compliance with, and no member of the Consolidated Group, Investment Affiliate or Person who "controls" (as defined in the definition of "Affiliate") any member of the Consolidated Group engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws. Borrower covenants and agrees that it shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.
As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Reportable Compliance Event” means that any member of the Consolidated Group becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.; and “Sanctioned Person” means (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (B) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
ARTICLE 12

AMENDMENTS; CONSENTS

12.1.    Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or Guarantor therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or Guarantor is a party, signed by each such party, and, in the case of any amendment, modification or supplement to Section 3.2 or Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:
(a)    To amend, modify, forgive, reduce or waive the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Aggregate Line Commitment, the Aggregate Term Commitment, the Line Loan Percentage or the Term Loan Percentage of any Lender (except with respect to increases in the Aggregate Commitment up to a total of $1,800,000,000, as specifically provided for herein, provided that in no event may a Lender’s Commitment be increased without such Lender’s consent) or the amount of any Facility Fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;
(b)    To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Commitments (other than pursuant to Section 2.10);
(c)    To amend the provisions of the definition of “Requisite Lenders” or “Maturity Date”;
(d)    To amend or waive this Section 12.1;
(e)    To amend any provision of this Agreement that expressly requires the consent or approval of all of the Lenders to require a lesser number of Lenders to approve such action;
(f)    To release Borrower or Guarantor from liability under the Loan Documents; or
(g)    To change the manner or order of priority of distribution of any payments to the Lenders or the Administrative Agent.
No amendment, modification, supplement, extension, termination or waiver or consent may be effective to require a Lender to fund more than its Line Loan Percentage and/or Term Loan Percentage of a Request for an Advance, a Swing Loan or a Letter of Credit without the approval of any Lender affected thereby. There shall be no amendment, modification or waiver of any provisions in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender and there shall be no amendment, modification or waiver of any provisions in the Loan Documents with respect to Letters of Credit without the consent of the Administrative Agent. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Banking Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond to the Administrative Agent within such period, the Administrative Agent may issue a second request in writing to such Lender for such consent, which shall include in the heading a notice in capital letters that such request is a second request and that such Lender’s consent shall be deemed to have been given if no response is received by the Administrative Agent within five (5) Banking Days after such second request. If that Lender fails to so respond to such second request within such period of five (5) Banking Days, such Lender shall be deemed to have approved the request, unless the consent or approval of all Lenders is required for the requested action as provided under this Section 12.1, in which event failure to so respond to such second request shall not be deemed to be an approval of such request. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.1 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Unsecured Credit Agreement to be duly executed as of the date first above written.
BORROWER:
BIOMED REALTY, L.P., a Maryland limited partnership
By:    BioMed Realty Trust, Inc., its sole
General Partner
By:    /s/ Robert Sistek
Print Name: Robert Sistek
Title: Vice President, Finance
Address:
BioMed Realty, L.P.
17190 Bernardo Center Drive
San Diego, CA 92128
Attn: Vice President, Real Estate Counsel
Telephone: (858) 207-5850
Facsimile: (858) 485-9843

Signature Page to Agreement

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent
By:    /s/ Michael P. Szuba
Print Name:    Michael P. Szuba
Title:    Vice President
Address:
KeyBank - Real Estate Capital 127 Public Square, 8th Floor
Mail Code: OH-01-27-0839
Cleveland, OH 44114
Telephone: (216) 689-5984
Facsimile: (216) 689-4997
Attention: Michael P. Szuba

LENDERS:
Line Commitment: $73,000,000        KEYBANK NATIONAL ASSOCIATION,
Term Commitment: $27,000,000        individually and as Administrative Agent

By:    /s/ Michael P. Szuba
Print Name: Michael P. Szuba
Title: Vice President
Address:
KeyBank - Real Estate Capital
127 Public Square, 8th Floor
Mail Code: OH-01-27-0839
Cleveland, OH 44114
Phone: (216) 689-5989
Facsimile: (216) 689-4997
Attention: Michael P. Szuba

Signature Page to Agreement

Line Commitment: $73,000,000	WELLS FARGO BANK, N.A., individually and as Syndication Agent
Term Commitment: $27,000,000

By:    /s/ Dale Northup
Print Name: Dale Northup
Title: Vice President
Address:
Wells Fargo Bank, N.A.
401 B Street, Suite 1100
San Diego, CA 92101
Telephone: (619) 699-3025
Facsimile: (619) 699-3105
Attention: Dale Northup, Vice President

Signature Page to Agreement

Line Commitment: $65,000,000        U.S. BANK NATIONAL ASSOCIATION,

Term Commitment: $25,000,000	a national banking association, individually and as Co-Documentation Agent
By:    /s/ Michael Paris
Name: Michael Paris
Title: Vice President

Address:

U.S. Bank National Association
4747 Executive Drive, 3rd Floor
San Diego, CA 92121
Telephone: (858) 334-0703
Facsimile: (858) 334-0797
Attention: Michael Paris

Signature Page to Agreement

Line Commitment: $65,000,000        THE SUMITOMO MITSUI BANKING
Term Commitment: $25,000,000        CORPORATION, individually and as Co-
Documentation Agent
By:    /s/ William Karl
Print Name: William Karl
Title: General Manager
Address:
The Sumitomo Mitsui Banking
Corporation
601 South Figueroa Street, Suite 1800
Los Angeles, CA 90017
Telephone: (213) 452-7885
Facsimile: (213) 623-6832
Attention: James D. Benko, Vice President

Signature Page to Agreement

Line Commitment: $60,000,000        BARCLAYS BANK PLC
Term Commitment: $10,000,000
By:    /s/ Noam Azachi
Print Name:    Noam Azachi
Title:    Vice President

Address:
Barclays Bank PLC
745 7th Avenue
New York, NY 10019
Telephone: (212) 526-3441
Facsimile: (212) 526-5115
Attention: Gregory Fishbein

Signature Page to Agreement

Line Commitment: $60,000,000        DEUTSCHE BANK AG NEW YORK BRANCH
Term Commitment: $10,000,000
By:    /s/ James Rolison
Print Name:    James Rolison
Title:    Managing Director

By:    /s/ Joanna Soliman
Print Name:    Joanna Soliman
Title:    Vice President
Address:
Deutsche Bank Securities, Inc.
200 Crescent Court, Suite 550
Dallas, TX 75201
Telephone: (214) 740-7904
Facsimile: (214) 740-7910
Attention: Linda Davis, Director

Signature Page to Agreement

Line Commitment: $50,000,000        UBS AG, STAMFORD BRANCH
Term Commitment: $20,000,000
By:    /s/ Lana Gifas
Print Name:    Lana Gifas
Title:    Director
By:    /s/ Joselin Fernandez
Print Name:    Joselin Fernandez
Title:    Associate Director

Address:
UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, CT 06901
Telephone: (203) 719-3167
Facsimile: (203) 719-3888
Attention: Loan Administration

Signature Page to Agreement

Line Commitment: $50,000,000         MORGAN STANLEY BANK, N.A.
Term Commitment: $20,000,000
By:    /s/ Kelly Chin
Print Name:    Kelly Chin
Title:    Authorized Signatory

Address:
Morgan Stanley Bank, N.A.
One Utah Center
201 South Main Street, 5th Floor
Salt Lake City, UT 84111
Telephone: (801) 236-3655
Facsimile: (718) 233-0967
Attention: Carrie D. Johnson

With a copy to:

Morgan Stanley Bank, N.A.
1 New York Plaza
New York, NY 10004
Telephone: (917) 260-5332
Facsimile: (718) 233-2132
Attention: John Leidner

And a copy to:

Morgan Stanley Bank, N.A.
1 New York Plaza
New York, NY 10004
Telephone: (917) 260-5293
Facsimile:
Attention: David Ingber

Signature Page to Agreement

Line Commitment: $50,000,000        RAYMOND JAMES BANK, N.A.
Term Commitment: $20,000,000
By:    /s/ Alexander L. Rody
Print Name: Alexander L. Rody
Title: Senior Vice President
Address:
Raymond James Bank, FSB
710 Carillon Parkway
St. Petersburg, FL 33716
Telephone: (727) 567-4196
Facsimile: (727) 567-8830
Attention: Thomas G. Scott

Signature Page to Agreement

Line Commitment: $47,000,000        PNC BANK, NATIONAL ASSOCIATION
Term Commitment: $18,000,000
By:    /s/ Tyler Lowry
Print Name: Tyler Lowry
Title: Vice President
Address:
c/o PNC Real Estate
575 Market St, 28th Floor
Mailstop XX-XMSF-28-1
San Francisco, CA 94105
Telephone: (415) 733-1564
Facsimile: (415) 733-1555

Signature Page to Agreement

Line Commitment: $47,000,000        THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
Term Commitment: $18,000,000
By:    /s/ Brian McNany
Print Name: Brian McNany
Title: Vice President
Address:
The Bank of Tokyo-Mitsubishi UFJ, LTD.
1251 Avenue of the Americas
New York, NY 10020
Telephone: (212) 782-5571
Facsimile: (212) 782-6440
Attention: Brian McNany

Signature Page to Agreement

Line Commitment: $47,000,000        RBS CITIZENS, N.A.
Term Commitment: $18,000,000
By:    /s/ David Jablonowski
Print Name: David Jablonowski
Title: Vice President
Address:
RBS Citizens, N.A.
1215 Superior Avenue
Cleveland, OH 44114
Telephone: (216) 277-8667
Facsimile: (216) 277-4607
Attention: David Jablonowski

Signature Page to Agreement

Line Commitment: $36,000,000        BMO HARRIS BANK N.A.
Term Commitment: $14,000,000
By:    /s/ Aaron S. Lanski
Print Name: Aaron S. Lanski
Title: Managing Director
Address:
BMO Harris Bank N.A.
111 West Monroe Street - 5E
Chicago, IL 60603
Telephone: (312) 461-6364
Facsimile: (312) 293-8409
Attention:    Aaron Lanski, Managing Director

Signature Page to Agreement

Line Commitment: $36,000,000        MIZUHO BANK, LTD.
Term Commitment: $14,000,000
By:    /s/ Noel Purcell
Print Name: Noel Purcell
Title: Authorized Signatory
Address:
Mizuho Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Telephone: (212) 282-3327
Facsimile: (212) 282-4488
Attention:    John Davies, Senior Vice President

Signature Page to Agreement

Line Commitment: $36,000,000        BRANCH BANKING AND TRUST COMPANY
Term Commitment: $14,000,000
By:    /s/ Ahaz Armstrong
Print Name: Ahaz Armstrong
Title: Assistant Vice President
Address:
Branch Banking and Trust Company
200 West 2nd Street, 16th Floor
Winston Salem, NC 27101
Telephone: (336) 733-25754
Facsimile: (252) 234-0736
Attention:    Ahaz Armstrong, Asst. Vice President

Signature Page to Agreement

Line Commitment: $36,000,000        REGIONS BANK
Term Commitment: $14,000,000
By:    /s/ Ghi S. Gavin
Print Name: Ghi S. Gavin
Title: Senior Vice President
Address:
Regions Bank
6805 Morrison Boulevard, Suite 210
Charlotte, NC 29211
Telephone: (704) 770-3647
Facsimile: (704) 362-3579
Attention: Ghi S. Gavin, Senior Vice President

Signature Page to Agreement

Line Commitment: $36,000,000        TD BANK, N.A.
Term Commitment: $14,000,000
By:    /s/ Mauricio Duran
Print Name: Mauricio Duran
Title: Vice President
Address:
TD Bank, N.A.
200 State Street, 8th Floor
Boston, MA 02110
Telephone: (617) 737-3652
Facsimile: (617) 737-0238
Attention: Mauricio Duran, Vice President

Signature Page to Agreement

Line Commitment: $18,000,000        THE HUNTINGTON NATIONAL BANK
Term Commitment: $ 7,000,000
By:    /s/ Scott Childs
Print Name: Scott Childs
Title: Senior Vice President
Address:
The Huntington National Bank
200 Public Square, CM-17
Cleveland, OH 44114
Telephone: (216) 515-6529
Facsimile: (888) 987-9315
Attention:    Scott Childs, Senior Vice President

With a copy to:

The Huntington National Bank
200 Public Square, CM-17
Cleveland, OH 44114
Telephone: (216) 515-0328
Facsimile: (877) 824-9123
Attention: Terri Honohan

Signature Page to Agreement

Line Commitment: $3,000,000        MEGA INTERNATIONAL COMMERCIAL
Term Commitment: $7,000,000        BANK CO., LTD., NEW YORK BRANCH
By:    /s/ Luke Hwang
Printed Name:Luke Hwang
Title: Vice President & Deputy General Manager
Address:
Mega International Commercial Bank Co., LTD., New York Branch
65 Liberty Street
New York, NY 10005
Telephone: (212) 815-9120
Facsimile: (212) 766-5006
Attention: Luke Hwang, Vice President & Deputy General Manager

With a copy to:

Mega International Commercial Bank Co., LTD., New York Branch
65 Liberty Street
New York, NY 10005
Telephone: (212) 815-9136
Facsimile: (212) 766-5006
Attention: Lucy Chen

And a copy to:

Mega International Commercial Bank Co., LTD., New York Branch
65 Liberty Street
New York, NY 10005
Telephone: (212) 815-9147
Facsimile: (212) 766-5006
Attention: Henry Shih

Signature Page to Agreement

Line Commitment: $3,000,000        LAND BANK OF TAIWAN, NEW YORK
Term Commitment: $7,000,000        BRANCH
By:    /s/ Arthur Chen
Print Name: Arthur Chen
Title: General Manager
Address:
Land Bank of Taiwan, New York Branch
100 Wall Street, 14th Floor
New York, NY 10005
Telephone: (917) 542-0222 Ext 36
Facsimile: (917) 542-0288
Attention:    Tom Kao, Loan Officer

Signature Page to Agreement

Line Commitment: $3,000,000        CHANG HWA COMMERCIAL BANK, LTD.,
Term Commitment: $7,000,000        NEW YORK BRANCH
By:    /s/ Eric Y.S. Tsai
Print Name: Eric Y.S. Tsai
Title: Vice President and General Manager
Address:
Chang Hwa Commercial Bank, LTD., New York Branch
685 Third Avenue, 29th Floor
New York, NY 10017
Telephone: (212) 651-9770 Ext. 24
Facsimile: (212) 651-9785
Attention:    Lauren Chen, Loan Officer

Signature Page to Agreement

Line Commitment: $3,000,000        HUA NAN COMMERCIAL BANK,
Term Commitment: $7,000,000        LOS ANGELES BRANCH
By:    /s/ Ding-Jong Chen
Print Name: Ding-Jong Chen
Title: General Manager and Vice President
Address:
Hua Nan Commercial Bank, Los Angeles Branch
707 Wilshire Blvd., Suite 3100
Los Angeles, CA 90017
Telephone: (213) 362-6666 Ext. 228
Facsimile: (213) 362-6617
Attention:    Howard Hung

Signature Page to Agreement

Line Commitment: $3,000,000        E.SUN COMMERCIAL BANK LIMITED,
Term Commitment: $7,000,000        LOS ANGELES BRANCH
By:    /s/ Edward Chen
Print Name: Edward Chen
Title: Senior Vice President & General Manager
Address:
E.Sun Commercial Bank Limited, Los Angeles Branch
17700 Castleton Street, Suite 500
City of Industry, CA 91748
Telephone: (626) 810-2400
Facsimile: (626) 839-5531
Attention: Mandy Yeh, Assistant Manager

Signature Page to Agreement

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
This ASSIGNMENT AND ACCEPTANCE AGREEMENT (the “Assignment and Acceptance”) dated as of _______________, 201__, is made by and between _________________________________________ (“Assignor”) and _________________ ____________________________________ (“Assignee”).
RECITALS
WHEREAS, Assignor is party to that certain Amended and Restated Unsecured Credit Agreement dated as of September 24, 2013 (as it may have been or hereafter may be amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”), among BioMed Realty, L.P. (“Borrower”), the several financial institutions from time to time party thereto (collectively, including Assignor, “Lenders”), and KeyBank National Association, as administrative agent for Lenders (in such capacity, “Agent”). Capitalized terms used in this Assignment and Acceptance and not defined herein have the meanings given to them in the Credit Agreement;
WHEREAS, as provided under the Credit Agreement, Assignor has committed to making advances to fund Loans to Borrower in an aggregate principal amount, when combined with Assignor’s Letter of Credit Exposure and Swing Loan Commitment, not to exceed $_______________ outstanding at any one time (the “Total Commitment”). Assignor also has the option, but not the commitment, to make Competitive Bid Advances to Borrower as provided under the Credit Agreement.
WHEREAS, as of the Effective Date (defined below), the aggregate outstanding principal amount of Advances owing by Borrower to Assignor equals $_____________ of which $_________ are Line Advances, $_______ are Term Advances and $______________ are Competitive Bid Advances; and
WHEREAS, Assignor wishes to assign to Assignee (i) [a portion] [all] of the rights and obligations of Assignor under the Credit Agreement in respect of its Line Commitment, in an aggregate amount equal to $____________ (the “Assigned Line Amount”, and (ii) [a portion] [all] of the rights and obligations of Assignor under the Credit Agreement in respect of its Term Commitment, in an aggregate amount equal to $____________ (the “Assigned Term Amount”, and together with the Assigned Line Amount, the “Assigned Amount”) on the terms and subject to the conditions set forth herein, and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
1.    Assignment and Acceptance.
1.1    Subject to the terms and conditions of this Assignment and Acceptance, (i) Assignor hereby sells, transfers and assigns to Assignee, and (ii) Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) (A) ___% (the “Assignee’s Percentage Line Share”) of the Line Commitment

EXHIBIT A-1

of Assignor [together with Assignor’s rights to make Competitive Bid Advances], (B) ___% (the “Assignee’s Percentage Term Share”) of the Term Commitment of Assignor, and (C) all related rights, benefits, obligations, liabilities and indemnities of Assignor under and in connection with the Credit Agreement and the other Loan Documents.
1.2    With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Credit Agreement and shall succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement, including the requirements concerning the payment of indemnification, with (x) a Line Commitment in an amount equal to the Assigned Line Amount (plus the amount of Assignee’s existing Line Commitment, if any) and (y) a Term Commitment in an amount equal to the Assigned Term Amount (plus the amount of Assignee’s existing Term Commitment, if any). Assignee agrees that it will perform in accordance with its terms all of the obligations that it is required to perform as a Lender under the Credit Agreement. It is the intent of the parties hereto that the Line Commitment and Term Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Line Amount and the Assigned Term Amount, respectively, and Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by Assignee; provided, however, that Assignor shall not relinquish its rights to be indemnified by Borrower under Sections 11.11 and 11.22 of the Credit Agreement or any other similar indemnity provisions of the Loan Documents to the extent such rights relate to the time prior to the Effective Date.
1.3    After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Line Commitment will be $__________ and Assignor’s Term Commitment will be $__________.
1.4    After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Line Commitment will be $__________ and Assignee’s Term Commitment will be $__________.
2.    Payments.
2.1    As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount [as agreed to between the Assignor and Assignee] [equal to $ __________, representing Assignee’s Line Loan Percentage and/or Term Loan Percentage of the principal amount of all outstanding Advances under the Loan Documents].
2.2    Assignor further agrees to pay to Agent an assignment fee in the amount specified in Section 11.8(d) of the Credit Agreement.
2.3    Assignee shall be entitled to Assignee’s Line Loan Percentage of any Facility Fees, any Letter of Credit Fees and any extension fees accruing on Assignee’s Line Commitment and Assignee’s Term Commitment from and after the Effective Date, together with the following portions of the commitment fees and any other fees payable to Assignor:
[None, unless specified].

EXHIBIT A-2

3.    Re-Allocation of Payments. Any interest, fees (except as may otherwise be specified in Section 2.3 above) and other payments accrued up to the Effective Date with respect to the Line Commitment or Term Commitment or the outstanding Advances of Assignor shall be for the account of Assignor. Any interest, fees (except as may otherwise be specified in Section 2.3 above) and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts that it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts that it may receive promptly upon receipt.
4.    Independent Credit Decision. Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Exhibits thereto, together with copies of the most recent financial statements referred to in Section 7.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon Assignor, Agent or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.
5.    Effective Date; Notices.
5.1    As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be __________, 201_ (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:
(a)    this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;
(b)    the consent of Agent and Borrower required for an effective assignment of the Assigned Amount by Assignor to Assignee under Section 11.8(b) of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;
(c)    Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and
(d)    the assignment fee referred to in Section 2.2 hereof shall have been paid to Agent.
5.2    Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrower and Agent for acknowledgment by Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.
6.    [Agent. [INCLUDE ONLY IF ASSIGNOR IS AGENT]
6.1    Assignee hereby appoints and authorizes Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the Lenders pursuant to the terms of the Credit Agreement.

EXHIBIT A-3

6.2    Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Credit Agreement.]
7.    Withholding Tax. Assignee (a) represents and warrants to Lenders, Agent and Borrower that under applicable Law and treaties no tax will be required to be withheld by Lenders with respect to any payments to be made to Assignee hereunder, (b) agrees to comply with (if it is organized under the Laws of any jurisdiction other than the United States or any state thereof) Section 11.21 of the Credit Agreement prior to the time that Agent or Borrower is required to make any payment of principal, interest or fees hereunder or under the Loan Documents to Assignee.
8.    Representations and Warranties.
8.1    Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other Laws of general application relating to or affecting creditors’ rights and to general equitable principles.
8.2    Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrower, or the performance or observance by Borrower of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.
8.3    Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy,

EXHIBIT A-4

insolvency, moratorium, reorganization and other Laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it satisfies the requirements of an Eligible Assignee under the Credit Agreement.
9.    Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrower or Agent, that may be required in connection with the assignment and assumption contemplated hereby.
10.    Miscellaneous.
10.1    Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.
10.2    All payments made hereunder shall be made without any set-off or counterclaim.
10.3    Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.
10.4    This Assignment and Acceptance may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
10.5    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance, and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
10.6    ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

EXHIBIT A-5

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]
By:         Name:
Title:

Address:

[ASSIGNEE]
By:     Name:
Title:

Address:

EXHIBIT A-6

SCHEDULE 1 TO EXHIBIT A
NOTICE OF ASSIGNMENT AND ACCEPTANCE
_____________, 201__
To Agent:
KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention:     Real Estate Capital
To Borrower:
BioMed Realty, L.P.
17190 Bernardo Center Drive
San Diego, California 92128
Ladies and Gentlemen:
We refer to the Amended and Restated Unsecured Credit Agreement dated as of September 24, 2013 (as it may be amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) among BioMed Realty, L.P. (“Borrower”), the Lenders referred to therein and KeyBank National Association, as administrative agent for the Lenders (in such capacity, “Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
1.    We hereby give you notice of, and request your consent to, the assignment by _______________________ (“Assignor”) to _____________ (“Assignee”) of ___% of the right, title and interest of Assignor in and to the Credit Agreement (including, without limitation, the right, title and interest of Assignor in and to the Line Commitment of Assignor, the Term Commitment of Assignor and all outstanding Advances made by Assignor) pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). Before giving effect to such assignment, Assignor’s Line Commitment is $__________, and the aggregate amount of its outstanding Line Advances is $__________. Following such assignment, Assignor’s Line Commitment will be $___________, and Assignee’s Line Commitment will be $_____________. Before giving effect to such assignment, Assignor’s Term Commitment is $__________, and the aggregate amount of its outstanding Term Advances is $__________. Following such assignment, Assignor’s Term Commitment will be $___________, and Assignee’s Term Commitment will be $_____________.
2.    Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if Assignee were the Lender originally holding such interest in the Credit Agreement.

EXHIBIT A-7

3.    The following administrative details apply to Assignee:
(A)    Notice Address:
Name:     Address:

Attention:
Telephone:
Telecopier:
(B)    Assignee’s Payment Instructions to Agent:
Account #:
At:

Reference:
Attention:
4.    You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

EXHIBIT A-8

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.
Very truly yours,
[ASSIGNOR]

By:     Name:
Title:
[ASSIGNEE]

By:     Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

KEYBANK NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

BIOMED REALTY, L.P., a Maryland limited partnership,
as Borrower
By:    BioMed Realty Trust, Inc., its sole
General Partner
By:
Print Name:
Title:

EXHIBIT A-9

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
[To be delivered on the Closing Date, and thereafter as provided in Section 7.1(b)]]

TO:    KeyBank National Association (“Agent”) and Lenders (as defined below).
Reference is hereby made to that certain Amended and Restated Unsecured Credit Agreement dated as of September 24, 2013 (as it may have been or may hereafter be amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”), by and among BioMed Realty, L.P., a Maryland limited partnership (“Borrower”), Agent, as Administrative Agent, and the Lenders (as defined in the Credit Agreement). All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement. This document is a “Compliance Certificate” as defined in the Credit Agreement.
Borrower hereby represents and warrants to Agent and Lenders as of the date hereof:
1.    (i) No Event of Default or Default has occurred and is continuing [except __________], and (ii) all representations and warranties of Borrower set forth in Article 4 (other than Section 4.12) of the Credit Agreement are true and correct in all material respects, except for changes to the representations and warranties that were permitted under the Credit Agreement.
2.    The financial statements delivered to Agent concurrently herewith are true and correct, fairly present in all material respects the respective financial condition of the Consolidated Group as of the date of such statements and have been prepared in accordance with Generally Accepted Accounting Principles, except as provided therein.
3.    Without limiting the generality of the representations and warranties made above, as of the Fiscal Quarter ending _________, 201_:
(a)    the Overall Leverage Ratio is ___%, which is [in compliance] [not in compliance] with Section 6.5 of the Credit Agreement (see Item A of Schedule 4 attached hereto).
(b)    the Unsecured Leverage Ratio is ___%, which is [in compliance] [not in compliance] with Section 6.6 of the Credit Agreement (see Item B of Schedule 4 attached hereto).
(c)    the Fixed Charge Coverage Ratio is ___ to ___, which is [in compliance] [not in compliance] with Section 6.7 of the Credit Agreement (see Item C of Schedule 4 attached hereto).
(d)    All Distributions made during such Fiscal Quarter were made in compliance with Section 6.8 of the Credit Agreement.
(e)    the Unsecured Debt Service Coverage Ratio is ___ to ___, which is [in compliance] [not in compliance] with Section 6.10 of the Credit Agreement (see Item F of Schedule 4 attached hereto).

EXHIBIT B-1

(f)    the Gross Asset Value is $___________(see Item J of Schedule 4 attached hereto).
(g)    the Secured Indebtedness of the Consolidated Group is ____% of the Gross Asset Value, which is [in compliance] [not in compliance] with Section 6.11 of the Credit Agreement (see Item G of Schedule 4 attached hereto).
(h)    the aggregate amount invested in undeveloped land owned by the Consolidated Group and the Consolidated Group Pro Rata Share of undeveloped land owned by Investment Affiliates (with undeveloped land valued at cost) is $__________.
(i)    the aggregate amount invested by the Consolidated Group in Projects owned by the Consolidated Group that are under development, plus the Consolidated Group Pro Rata Share of any amounts so invested by the Investment Affiliates in Projects owned by Investment Affiliates that are under development (with such Projects under development ceasing to be treated as such when GAAP permits such Projects to be classified as an operating asset), is $__________.
(j)    the aggregate amount invested by the Consolidated Group in or with respect to Investment Affiliates (not otherwise captured in subparagraph (h) or (i) above) is $__________.
(k)    the aggregate amount invested by the Consolidated Group in or with respect to buildings primarily used or intended to be used for warehouse, residential, retail, hospitality or educational purposes is $____________________.
(l)    the aggregate amount invested by the Consolidated Group directly or indirectly in life science industry and related companies as described in Section 6.13(e) of the Credit Agreement is $___________.
(m)    the aggregate amount invested by the Consolidated Group in the Investments listed as subparagraphs (h), (i), (j), (k) and (l) above is $__________, or __% of the Gross Asset Value, which is [in compliance] [not in compliance] with Section 6.13 of the Credit Agreement.
4.    Schedule 1 attached hereto sets forth each “new” (i.e., not identified in the Credit Agreement or in any Compliance Certificate previously delivered to Agent) Subsidiary or Investment Affiliate of Borrower or Guarantor, and certain information with respect to such entity, as required by Section 7.1(n) of the Credit Agreement.
5.    Schedule 2 attached hereto sets forth certain information (not otherwise included in the financial statements or other information presented to Agent), as required by Section 7.1(o) of the Credit Agreement.
6.    Schedule 3 attached hereto sets forth the current calculation of the Total Unencumbered Asset Value. Appropriate back-up calculations (in form and detail reasonably required by Agent) [are/are not] also provided with this Compliance Certificate.
7.    Schedule 4 attached hereto sets forth calculations with respect to the financial covenants referenced above. Appropriate back-up calculations (in form and detail approved by Agent) [are/are not] also provided with this Compliance Certificate.

EXHIBIT B-2

8.    This Compliance Certificate is executed as of the date stated below by a Senior Officer on behalf of Borrower. The undersigned, in such capacity, hereby certifies each and every matter contained herein (and in any accompanying backup calculations or other information) to be true and correct in all material respects.

Dated as of ______________, 201_	“BORROWER”
BIOMED REALTY, L.P., a Maryland limited partnership

By:     BioMed Realty Trust, Inc., its sole general Partner
By:      Name:
Title:

EXHIBIT B-3

SCHEDULE 1 TO EXHIBIT B
NEW SUBSIDIARIES OR INVESTMENT AFFILIATES

Name	Form of Legal Entity	Identity of Members of Consolidated Group which are Record Owners	Jurisdiction of Organization	Description of Property Owned	[Other Information Reasonably Required by Agent]
1.
2.
3.

EXHIBIT B-4

SCHEDULE 2 TO EXHIBIT B
INFORMATION REGARDING
PROJECTS AND INDEBTEDNESS

I.	Projects Owned by the Consolidated Group or in which a member of the Consolidated Group Owns an Interest.

Description and Location of Project	Type of Interest Held	Acquisition Date	GAAP Cost Basis
1.
2.
3.

II.    Consolidated Outstanding Indebtedness of the Consolidated Group.

Original Principal Amount	Current Amount Outstanding	Holder	Maturity Date	Extension Options	Interest Rate	Collateral	Recourse/ Nonrecourse
1.
2.
3.

III.    Unstabilized Projects.

Description and Location of Project	Status of Development	Name of Owner
1.
2.
3.

EXHIBIT B-5

SCHEDULE 3 TO EXHIBIT B
TOTAL UNENCUMBERED ASSET VALUE CALCULATION
Contributions of Unencumbered Projects to Total Unencumbered Asset Value (All amounts previously multiplied by BioMed Pro Rata Share or Consolidated Group Pro Rata Share where applicable)

Property Description/Unencumbered Note Receivables; Cash or Cash Equivalents	Adjusted NOI*	Applicable Capitalization Rate	GAAP Cost Basis**	Contribution to Total Unencumbered Asset Value Before Reductions
1.	$		$	$
2.	$		$	$
__.	$		$	$
$
Single Project Concentration Reduction***				($_____________)
Non-Wholly Owned Reduction****				($_____________)
Unstabilized Project Reduction*****				($_____________)
Unencumbered Land Parcel Reduction******				($_____________)
Foreign Project Reduction*******				($_____________)
Unencumbered Note Receivable Reduction ********				($_____________)

*
For (i) Unencumbered Projects that are wholly owned (or wholly leased under a Mortgageable Ground Lease) by Borrower or a Wholly-Owned Subsidiary of Borrower, (ii) the BioMed Pro Rata Share of Adjusted NOI attributable to Unencumbered Projects that are wholly owned (or wholly leased under a Mortgageable Ground Lease) by a member of the Consolidated Group other than Borrower or a Wholly-Owned Subsidiary of Borrower, and (iii) the Consolidated Group Pro Rata Share of Adjusted NOI attributable to Unencumbered Projects that are wholly owned (or wholly leased under a Mortgageable Ground Lease) by a member an Investment Affiliate, excluding, however, in each case, (a) those Unencumbered Projects that (1) were Unstabilized Projects at any time during the Fiscal Quarter with respect to which Adjusted NOI is determined and (2) are not ground leased to a third party, (b) New Unencumbered Projects, or (c) Unencumbered Projects disposed of during such Fiscal Quarter.

**	For Unencumbered Projects that are Unstabilized Projects and not ground leased to a third party or are New Unencumbered Projects.

***	No individual Income-Producing Project may contribute more than 20% of the total amount of the Total Unencumbered Asset Value, as provided in the definition thereof.

EXHIBIT B-6

****
Unencumbered Projects not owned by Borrower or a Wholly-Owned Subsidiary in the aggregate cannot contribute more than 10% of the total amount of the Total Unencumbered Asset Value, as provided in the definition thereof.

*****	Unstabilized Projects in the aggregate cannot contribute more than 10% of the total amount of the Total Unencumbered Asset Value, as provided in the definition thereof.

******	Unencumbered land parcels in the aggregate cannot contribute over 10% of the total amount of the Total Unencumbered Asset Value, as provided in the definition thereof.

*******	Foreign Projects in the aggregate cannot contribute over 15% of the total amount of the Total Unencumbered Asset Value, as provided in the definition thereof.
******** Unencumbered Note Receivables in the aggregate cannot contribute over 10% of the total amount of the Total Unencumbered Asset Value, as provided in the definition thereof.

EXHIBIT B-7

SCHEDULE 4 TO EXHIBIT B
FINANCIAL COVENANTS CALCULATION
A.    Compliance with Section 6.5 of the Credit Agreement (Overall Leverage Ratio)
1.    Consolidated Outstanding Indebtedness                $___________
2.    Gross Asset Value                            $___________
3.    Overall Leverage Ratio (Line A1 divided by Line A2
multiplied by 100)                            __________%
Line A3 shall be less than or equal to 60%
B.    Compliance with Section 6.6 of the Credit Agreement (Unsecured Leverage Ratio)
1.    Total Unsecured Indebtedness                    $___________
2.    Total Unencumbered Asset Value                    $___________
3.    Unsecured Leverage Ratio (Line B1 divided by Line B2
    multiplied by 100)                            __________%
Line B3 shall be less than or equal to 60%
C.    Compliance with Section 6.7 of the Credit Agreement (Fixed Charge Coverage)
1.    Adjusted EBITDA                             $___________
2.    Debt Service                                $___________
3.    Preferred Distributions of Consolidated Group            $___________
4.    Consolidated Group Pro Rata Share of all Preferred Distributions of Investment Affiliates                                    $
5.    Fixed Charge Coverage ratio (Line C1 to the sum of
    Line C2 thru Line C4)                     ___ to ____
Line C5 shall be greater than or equal to 1.50 to 1.00.
D.    [Intentionally Omitted.]
E.    [Intentionally Omitted.]

F.	Compliance with Section 6.10 of the Credit Agreement (Unsecured Debt Service Coverage)

EXHIBIT B-8

1.    Adjusted Unencumbered NOI                    $___________

2.	Unencumbered Note Receivables Income $___________
3.    Unsecured Debt Service Amount                    $___________

4.	Unsecured Debt Service Coverage Ratio (Line F1 plus F2 to Line F3) to
Line F3 shall be greater than or equal to 2.00 to 1.00.
G.    Compliance with Section 6.11 of the Credit Agreement (Secured Indebtedness)
1.    Secured Indebtedness of the Consolidated Group             $___________
2.    Gross Asset Value                             $___________
3.    Percentage (Line G1 divided by Line G2 multiplied by 100)    __________%
Line G3 shall be less than or equal to 40%.
H.    [Intentionally Omitted.]
I.    Calculation of Adjusted EBITDA (applicable fiscal quarter)

1.	Net Income $___________

2.	Interest $___________

3.	Income Taxes $___________

4.	Minority Interest $___________

5.	Preferred Distributions $___________

6.	Depreciation and amortization $___________

7.	Gains and losses on sale of investments and joint ventures $___________

8.	Gains and losses on the disposition of discontinued operations $___________

9.	Required rent adjustments and amortization of intangibles $__________

10.	Transaction costs of acquisitions not permitted to be capitalized $__________

11.
Impairment charges, property valuation losses, gains and/or losses related to the extinguishment of debt and non-cash charges necessary to record interest rate contracts at fair value                        $________________

EXHIBIT B-9

12.
Other non-cash expenses (including non-cash compensation, non-cash severance, foreign exchange losses and other non-cash restructuring charges, to the extent not actually paid as a cash expense)             $________________

13.	Extraordinary or non-recurring items $________________

14.	Effect of any adjustment resulting from a change in accounting principles in determining Net Income $___________

15.	Capital Reserves for all Income-Producing Projects owned by a member of the Consolidated Group or an Investment Affiliate (divided by four(4)) ($_________)

16.	EBITDA attributable to the Consolidated Group’s equity interests in any Investment Affiliates[1] $___________

17.	Consolidated Group’s Pro Rata Share of EBITDA in each Investment Affiliate[2] ($_________)

18.	Adjusted EBITDA (the sum of Lines I1 through I14 minus Line I15 minus, if applicable, Line I16 plus, if applicable Line I17) $___________
J.    Calculation of Gross Asset Value

1.
Adjusted NOI of Projects owned (or leased pursuant to a Mortgageable Ground Lease) by a member of the Consolidated Group (including Consolidated Group Pro Rata Share of the Adjusted NOI attributable to Projects owned (or leased pursuant to a Mortgageable Ground Lease) by Investment Affiliates) but excluding CFLS Project and Properties with negative Adjusted NOI:                         $___________

1 To be included when calculating EBITDA with respect to the Consolidated Group.
2 To be included when calculating EBITDA with respect to the Consolidated Group.

EXHIBIT B-10

2.
Adjusted NOI from:
(a) Projects owned (or leased pursuant to a Mortgageable Ground Lease) by a member of the Consolidated Group (including Consolidated Group Pro Rata Share of the Adjusted NOI attributable to Projects owned (or leased pursuant to a Mortgageable Ground Lease) by Investment Affiliates) that were:

(i) Unstabilized Projects at any time during the Fiscal Quarter in which Adjusted NOI is determined and not ground leased to a third party;            ($_________)

(ii) New Projects; ($_________)

(iii) Projects disposed of during or after such fiscal quarter ($_________)
(b) Total ((a)(i) plus (a)(ii) plus (a)(iii))                    ($_________)

3.	General Capitalization Rate: 7.25%

4.	Base Adjusted NOI Capitalized (Line J1 minus Line J2(b) divided by Line J3) $___________

5.	Adjusted NOI for CFLS Project $___________

6.	Capitalization Rate for CFLS Project: 6.25%

7.	CFLS Project Value (Line J5 divided by Line J6) $___________

8.
For Unstabilized Projects not ground leased to a third party, the greater of (i) the portion of such Adjusted NOI attributable to such Project (or the Consolidated Group Pro Rata Share thereof with respect to any such excluded Project owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate), (See J.2(a)(i)), divided by J3 and (ii) the GAAP Cost Basis (or the Consolidated Group Pro Rata Share thereof with respect to any such excluded Project owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate) in such Project        $___________

9.
GAAP Cost Basis of all New Projects (or the Consolidated Group Pro Rata Share thereof with respect to any such New Project owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate)                 $___________

10.	Note Receivables which are Permitted Investments per Section 6.13(e) of the Credit Agreement[3] $___________

3 The amount in Line J10 to be reduced to 10% of the total Gross Asset Value if such amount would otherwise exceed 10% of the total Gross Asset Value

EXHIBIT B-11

11.	Cash and Cash Equivalents $___________

12.	Gross Asset Value (before land) (the sum of Lines J4 + J7 + J8 + J9 + J10+J11) $___________

13.
GAAP Cost Basis of all land, or rights in land, that do not constitute a Project as of such date (or the Consolidated Group Pro Rata Share thereof with respect to any such land, or rights in land, owned (or leased pursuant to a Mortgageable Ground Lease) by an Investment Affiliate)[4]                             $___________

14.	Total Gross Asset Value (Line J12 plus J13) $___________

K.    Calculation of Funds from Operations:

1.	Net Income (or deficit) $

2.	Gains from property sales $

3.	Losses from property sales $

4.	Depreciation and amortization (including applicable amount attributable from Projects owned by Investment Affiliates) $
5.    Preferred Distributions and costs incurred therewith             $___________

6.	Minority interest of exchangeable operating partnership units $

7.	Gains from debt extinguishment and derivatives $

8.	Losses from debt extinguishment and derivatives $

9.	Funds From Operation (Line K1 minus Line K2 plus K3 plus K4 plus K5 plus K6 minus K7 plus K8)[5] $

4 The amount in Line J13 to be reduced to 10% of the total Gross Asset Value if such amount would otherwise exceed 10% of the total Gross Asset Value
5 In each case under Line K2 through K6, without duplication and only to the extent such items were included in or excluded from the determination of Net Income or net deficit, as applicable.

EXHIBIT B-12

EXHIBIT C‑1
FORM OF COMPETITIVE BID QUOTE REQUEST
(Section 2.4(b))

To:	KeyBank National Association
as administrative agent (the “Administrative Agent”)

From:	BioMed Realty, L.P.

Re:
Amended and Restated Unsecured Credit Agreement dated as of September 24, 2013, as amended among the Borrower, the Lenders from time to time party thereto, KeyBank National Association, as Administrative Agent for the Lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”)

1.    Capitalized terms used herein have the meanings assigned to them in the Agreement.
2.    We hereby give notice pursuant to Section 2.4(b) of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Loan(s):
Borrowing Date: _______________, 201__
Principal Amount1                Interest Period2
3.    Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate].
4.    The Competitive Bid Loan [shall not be prepayable] [shall be prepayable in whole or in part in accordance with the terms and conditions of the Agreement, and on the following special terms specific to this Competitive Bid Loan: _________________________________].

1 Amount must be at least $25,000,000 and an integral multiple of $1,000,000
2 One, two, three or six months, or one to one hundred-eighty days, subject to the provisions of the definitions of LIBOR Period and Absolute Interest Period

EXHIBIT C-1-1

5.    Upon acceptance by the undersigned of any or all of the Competitive Bid Loans offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in Article VI of the Agreement except to the extent any such representation or warranty is stated to relate solely to an earlier date in which case such representation or warranty shall be reaffirmed as of such earlier date.
“Borrower”
BIOMED REALTY, L.P., a Maryland limited partnership By:    BioMed Realty Trust, Inc., its sole general Partner
By:         Name:
Title:

EXHIBIT C-1-2

EXHIBIT C‑2

INVITATION FOR COMPETITIVE BID QUOTES
(Section 2.4(c))
To:    Each of the Lenders party to the Agreement referred to below
Re:    Invitation for Competitive Bid Quotes to BioMed Realty, L.P. (the “Borrower”)
Pursuant to Section 2.4(c) of the Amended and Restated Unsecured Credit Agreement dated as of September 24, 2013, as amended from time to time, among the Borrower, the lenders from time to time party thereto, and KeyBank National Association as Administrative Agent for the Lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Loan(s):
Borrowing Date: _______________, 201_
Principal Amount                Interest Period
Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate]. Such Competitive Bid Loans shall [not] be subject to prepayment [in accordance with the plans and conditions of the Agreement]. Your Competitive Bid Quote must comply with Section 2.4(c) of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.
Please respond to this invitation by no later than [10:00 a.m.] (Cleveland time) on _______________, 201_.
KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:         Name:
Title:

EXHIBIT C-2-1

EXHIBIT C‑3

COMPETITIVE BID QUOTE
(Section 2.4(d))
_______________, 201_

To:    KeyBank National Association, as Administrative Agent

Re:    Competitive Bid Quote to BioMed Realty, L.P. (the “Borrower”)

In response to your invitation on behalf of the Borrower dated _______________, 201_, we hereby make the following Competitive Bid Quote pursuant to Section 2.4(d) of the Agreement hereinafter referred to and on the following terms:
1.    Quoting Lender:
2.    Person to contact at Quoting Lender: 1
3.    Borrowing Date:
4.    We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods, at the following rates and with the following prepayment terms:

Principal Amount[2]	Interest Period[3]	[Competitive LIBOR Margin4]	[Absolute Rate5]	Minimum Amount[6]	Prepayment Terms[7]

1 As specified in the related Invitation For Competitive Bid Quotes.
2 Principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 and integral multiples of $1,000,000.
4 As specified in the related Invitation For Competitive Bid Quotes.
5 Competitive LIBOR Margin for the applicable LIBOR Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or “MINUS”.
6 Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).
7 Specify minimum amount, if any, which the Borrower may accept (see Section 2.4(d)(ii)(d)).
8 As specified in the related Invitation for Competitive Bid Quotes.

EXHIBIT C-3-1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Amended and Restated Unsecured Credit Agreement dated as of September 24, 2013, among the Borrower, the lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent for the lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.
Very truly yours,
[NAME OF LENDER]

By:         Name:
Title:

EXHIBIT C-3-2

EXHIBIT D-1
[AMENDED AND RESTATED] LINE NOTE
                                ________ __, 2013
FOR VALUE RECEIVED, BIOMED REALTY, L.P., a Maryland limited partnership (“Borrower”), promises to pay to the order of ___________________________________ (“Bank”) the aggregate principal amount of all Line Advances (as such term is defined in the Credit Agreement) as has been borrowed by the Borrower from Bank under the Credit Agreement hereinafter described, or such lesser aggregate amount of Line Advances as may be made and outstanding, from time to time, to Borrower pursuant to the Bank’s Line Commitment under the Credit Agreement, payable as hereinafter set forth but excluding Competitive Bid Advances and Swing Loans, each of which is evidenced by a separate promissory note. Borrower promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as hereinafter set forth.
Reference is made to the Amended and Restated Unsecured Credit Agreement of even date herewith among Borrower, Administrative Agent and the Banks (as it may have been or may hereafter be amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings ascribed to those terms in the Credit Agreement. This is one of the Line Notes referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.
The principal indebtedness evidenced by this Line Note shall be payable and prepayable as provided in the Credit Agreement and in any event on the Maturity Date (which shall be March 24, 2018, subject to extension as provided in Section 2.10 of the Credit Agreement).
[This Line Note wholly amends and restates in its entirety that certain Line Note dated as of July 14, 2011 made by Borrower to the order of Lender in the amount of $_____________.]
Interest shall be payable on the outstanding daily unpaid principal amount of each Line Advance outstanding hereunder from the date such Line Advance was made until payment in full, and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after default and before and after maturity and judgment.
The amount of each payment hereunder shall be made to Bank at Administrative Agent’s office (as designated by Administrative Agent from time to time), for the account of Bank, in Dollars and in immediately available funds not later than 2:00 p.m., Cleveland time, on the day of payment (which must be a Banking Day). All payments received after 2:00 p.m., Cleveland time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. Bank shall keep a record of Line Advances made by it and payments of principal with respect to this Line Note, and such record shall be presumptive evidence of the principal amount owing under this Line Note, absent manifest error.

EXHIBIT D-1-1

Without limiting any applicable provisions of the Credit Agreement, Borrower hereby promises to pay all costs and expenses of any holder hereof incurred in collecting Borrower’s obligations hereunder or in enforcing or attempting to enforce any of holder’s rights hereunder, including reasonable attorneys’ fees, whether or not an action is filed in connection therewith.
Borrower hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other notice or formality, to the fullest extent permitted by applicable Laws.
Assignment of this Line Note is subject to the consent of certain parties pursuant to Section 11.8 of the Credit Agreement.
This Line Note shall be delivered to and accepted by Bank in the State of New York, and shall be governed by, and construed and enforced in accordance with, the internal Laws thereof without regard to the choice of law provisions thereof.
“Borrower”
BIOMED REALTY, L.P., a Maryland limited partnership
By:     BioMed Realty Trust, Inc., its sole general partner

By:         Name:
Title:

EXHIBIT D-1-2

EXHIBIT D-2
[AMENDED AND RESTATED] COMPETITIVE BID NOTE
September __, 2013
FOR VALUE RECEIVED, BIOMED REALTY, L.P., a Maryland limited partnership (“Borrower”), promises to pay to the order of ___________________________________ (“Lender”) the amount of Competitive Bid Advances made by Lender and outstanding under the Credit Agreement hereinafter described, payable as hereinafter set forth. Borrower promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as set forth in the Credit Agreement.
Reference is made to the Amended and Restated Unsecured Credit Agreement of even date herewith among Borrower, Administrative Agent and the Lenders (as it may have been or may hereafter be amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings ascribed to those terms in the Credit Agreement. This is one of the Competitive Bid Notes referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.
The principal indebtedness evidenced by this Competitive Bid Note shall be payable and prepayable as provided in the Credit Agreement and in any event on the Maturity Date (which shall be March 24, 2018, subject to extension as provided in Section 2.10 of the Credit Agreement).
[This Competitive Bid Note wholly amends and restates in its entirety that certain Competitive Bid Note dated as of July 14, 2011 made by Borrower to the order of Lender.]
Interest shall be payable on the outstanding daily unpaid principal amount of each Competitive Bid Advance outstanding hereunder from the date such Competitive Bid Advance was made until payment in full, and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after default and before and after maturity and judgment.
The amount of each payment hereunder shall be made to Lender at Administrative Agent’s office (as designated by Administrative Agent from time to time), for the account of Bank, in Dollars and in immediately available funds not later than 2:00 p.m., Cleveland time, on the day of payment (which must be a Banking Day). All payments received after 2:00 p.m., Cleveland time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. Lender shall keep a record of Competitive Bid Advances made by it and payments of principal with respect to this Competitive Bid Note, and such record shall be presumptive evidence of the principal amount owing under this Competitive Bid Note, absent manifest error.
Without limiting any applicable provisions of the Credit Agreement, Borrower hereby promises to pay all costs and expenses of any holder hereof incurred in collecting Borrower’s obligations hereunder or

EXHIBIT D-2-1

in enforcing or attempting to enforce any of holder’s rights hereunder, including reasonable attorneys’ fees, whether or not an action is filed in connection therewith.
Borrower hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other notice or formality, to the fullest extent permitted by applicable Laws.
Assignment of this Competitive Bid Note is subject to the consent of certain parties pursuant to Section 11.8 of the Credit Agreement.
This Competitive Bid Note shall be delivered to and accepted by Lender in the State of New York, and shall be governed by, and construed and enforced in accordance with, the internal Laws thereof without regard to the choice of law provisions thereof.
“Borrower”
BIOMED REALTY, L.P., a Maryland limited partnership
By:     BioMed Realty Trust, Inc., its sole general Partner

By:         Name:
Title:

EXHIBIT D-2-2

EXHIBIT D-3

TERM NOTE
September __, 2013
FOR VALUE RECEIVED, BIOMED REALTY, L.P., a Maryland limited partnership, (“Borrower”), promises to pay to the order of ___________________________________ (“Bank”) the aggregate principal amount of all Term Advances (as such term is defined in the Credit Agreement) as has been borrowed by the Borrower from Bank under the Credit Agreement hereinafter described, or such lesser aggregate amount of the Term Advances as may be made and outstanding, from time to time, to Borrower pursuant to the Bank’s Term Commitment under the Credit Agreement, payable as hereinafter set forth. Borrower promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as hereinafter set forth.
Reference is made to the Amended and Restated Unsecured Credit Agreement of even date herewith among Borrower, Administrative Agent and the Banks (as it may have been or may hereafter be amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings ascribed to those terms in the Credit Agreement. This is one of the Term Notes referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.
The principal indebtedness evidenced by this Term Note shall be payable and prepayable as provided in the Credit Agreement and in any event on the Maturity Date (which shall be March 24, 2018, subject to extension as provided in Section 2.10 of the Credit Agreement).
Interest shall be payable on the outstanding daily unpaid principal amount of each Term Advance outstanding hereunder from the date such Term Advance was made until payment in full, and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after default and before and after maturity and judgment.
The amount of each payment hereunder shall be made to Bank at Administrative Agent’s office (as designated by Administrative Agent from time to time), for the account of Bank, in Dollars and in immediately available funds not later than 2:00 p.m., Cleveland time, on the day of payment (which must be a Banking Day). All payments received after 2:00 p.m., Cleveland time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. Bank shall keep a record of Term Advances made by it and payments of principal with respect to this Term Note, and such record shall be presumptive evidence of the principal amount owing under this Term Note, absent manifest error.
Without limiting any applicable provisions of the Credit Agreement, Borrower hereby promises to pay all costs and expenses of any holder hereof incurred in collecting Borrower’s obligations hereunder or

EXHIBIT D-3-1

in enforcing or attempting to enforce any of holder’s rights hereunder, including reasonable attorneys’ fees, whether or not an action is filed in connection therewith.
Borrower hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other notice or formality, to the fullest extent permitted by applicable Laws.
Assignment of this Term Note is subject to the consent of certain parties pursuant to Section 11.8 of the Credit Agreement.
This Term Note shall be delivered to and accepted by Bank in the State of New York, and shall be governed by, and construed and enforced in accordance with, the internal Laws thereof without regard to the choice of law provisions thereof.

“Borrower”:
BIOMED REALTY, L.P., a Maryland limited partnership
By: BioMed Realty Trust, Inc., its sole general Partner
By:         Name:
Title:

EXHIBIT D-3-2

EXHIBIT E
FORM OF REQUEST FOR LOAN
TO     KeyBank National Association (“Agent”) and Lenders (as defined below).
This Request For Loan (this “Request For Loan”) is made pursuant to Section 2.1 of that certain Amended and Restated Unsecured Credit Agreement dated as of September 24, 2013 (as it may have been or may hereafter be amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) by and among BioMed Realty, L.P., a Maryland limited partnership (“Borrower”), Agent and Lenders (as defined in the Credit Agreement). All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement. This document is a “Request For Loan” as defined in the Credit Agreement. This document is not a request for a Competitive Bid Loan.
1.    Check one of the following:

☐	Borrower hereby requests that Lenders make a Loan pursuant to the Credit Agreement as follows:
(a)    ☐    Line Loan     ☐    Term Loan
(b)    Amount of Loan: $______________.
(c)    Date of Loan: __________________.
(d)    Type of Loan (check one box only):
☐    LIBOR Rate Loan with Interest    ☐    Base Rate Loan
            Period of ________________.

☐	Borrower hereby requests that Lenders redesignate outstanding Base Rate Loans heretofore made or redesignated as follows:
(a)    Total Amount of Loans to be Redesignated: $______________.
(b)    Type of Loan: ______________.
(c)    Date of Redesignation: ______________.

(d)	Type of Loan as so Redesignated: LIBOR Rate Loan with a ________-month Interest Period ending ____________, 201__.

☐	Borrower hereby requests that Lenders renew outstanding LIBOR Rate Loans heretofore made as follows:
(a)    Total Amount of Loans to be Renewed: $______________.
(b)    Type of Loan: ______________.

EXHIBIT E-1

(c)    Date of Renewal: ________________.

(d)	Type of Loan as so Renewed: LIBOR Rate Loan with a __________-month Interest Period ending ____________, 201__.

☐	Borrower hereby requests that Agent, in its capacity as Swing Loan Lender, advance a Swing Loan pursuant to the Credit Agreement as follows:
(a)    Amount of Swing Loan: $______________.
(b)    Date of Swing Loan: __________________.
2.    In connection with any Loan (or redesignation or renewal) requested herein, Borrower hereby represents, warrants and certifies to Agent for the benefit of Lenders that as of the date of the Loan (or redesignation or renewal) requested herein, both immediately before and after giving effect to the same, (i) no Event of Default or Default has occurred and is continuing, (ii) all representations and warranties of Borrower set forth in Article 4 of the Credit Agreement are true and correct in all material respects, except for changes to the representations and warranties that were permitted under the Credit Agreement and (iii) the Outstanding Facility Amount does not exceed the Aggregate Commitment.
3.    This Request for Loan is executed as of the date stated below by a Senior Officer on behalf of Borrower. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct.
Dated as of _______________, 201__
“BORROWER”
BIOMED REALTY, L.P.,
a Maryland limited partnership
By:     BioMed Realty Trust, Inc., its sole general Partner
By:         Name:
Title:

EXHIBIT E-2

EXHIBIT F
AMENDED AND RESTATED SWING LOAN NOTE
September 24, 2013
FOR VALUE RECEIVED, BIOMED REALTY, L.P., a Maryland limited partnership (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association (“Bank”) the aggregate principal amount of all Swing Loans (as such term is defined in the Credit Agreement) as has been borrowed by the Borrower from Bank under the Credit Agreement hereinafter described, or such lesser aggregate amount of the Swing Loans as may be made and outstanding, from time to time, to Borrower pursuant to the Bank’s Swing Loan Commitment under the Credit Agreement hereinafter described, payable as hereinafter set forth. Borrower promises to pay interest on the principal amount hereof remaining unpaid from time to time from the date hereof until the date of payment in full, payable as hereinafter set forth.
Reference is made to the Amended and Restated Unsecured Credit Agreement of even date herewith among Borrower, Administrative Agent and the Banks (as it may have been or may hereafter be amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings ascribed to those terms in the Credit Agreement. This is the Swing Loan Note referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.
The principal indebtedness evidenced by this Swing Line Note shall be payable and prepayable as provided in the Credit Agreement and in any event on the Maturity Date (which shall be March 24, 2018, subject to extension as provided in Section 2.10 of the Credit Agreement).
This Swing Loan Note wholly amends and restates in its entirety that certain Swing Loan Note dated as of July 14, 2011 made by Borrower to the order of Lender in the amount of $75,000,000.
Interest shall be payable on the outstanding daily unpaid principal amount of each Swing Loan outstanding hereunder from the date such Swing Loan was made until payment in full, and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after default and before and after maturity and judgment.
The amount of each payment hereunder shall be made to Bank at Administrative Agent’s office located in Cleveland, Ohio, for the account of Bank, in lawful money of the United States of America and in immediately available funds not later than 2:00 p.m., Cleveland time, on the day of payment (which must be a Banking Day). All payments received after 2:00 p.m., Cleveland time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. Bank shall keep a record of Swing Loans made by it and payments of principal with respect to this Swing Line Note, and such record shall be presumptive evidence of the principal amount owing under this Swing Line Note, absent manifest error.

EXHIBIT F-1

Without limiting any applicable provisions of the Credit Agreement, Borrower hereby promises to pay all costs and expenses of any holder hereof incurred in collecting Borrower’s obligations hereunder or in enforcing or attempting to enforce any of holder’s rights hereunder, including reasonable attorneys’ fees, whether or not an action is filed in connection therewith.
Borrower hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other notice or formality, to the fullest extent permitted by applicable Laws.
This Swing Line Note shall be delivered to and accepted by Bank in the State of New York, and shall be governed by, and construed and enforced in accordance with, the internal Laws thereof without regard to the choice of law provisions thereof.
“Borrower”:
BIOMED REALTY, L.P., a Maryland limited partnership
By:     BioMed Realty Trust, Inc., its sole general Partner
By:         Name:
Title:

EXHIBIT F-2

EXHIBIT G
FORM OF LETTER OF CREDIT REQUEST

KeyBank National Association

Application and Agreement for Irrevocable Standby Letter of Credit

To: International Standby Services Group 4910 Tiedeman, 4th floor Brooklyn, Ohio 44144 Mailcode: OH-01-51-0435 Fax Number: (216) 813-3719		Date:
Please issue your Irrevocable Letter of Credit and notify the Beneficiary by: Mail Swift/Telex Courier

Beneficiary: (show full name & complete street address)		Applicant: (show full name & complete street address)

Expiration Date:		Dollar Amount (USD): $
Automatic Extension Clause	Days Notice:	(Amount in words):
Ultimate Expiration Date:

Available by Drafts at sight drawn on you and accompanied by the following documents:
1.
Beneficiary’s statement purportedly signed by an authorized individual of (Beneficiary) certifying “The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated         between (Applicant) and (Beneficiary)”.

2.
Beneficiary’s statement purportedly signed by an authorized individual or (Beneficiary) certifying “We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable”.

3.
Beneficiary’s statement purportedly signed by an authorized individual of (Beneficiary) certifying “We hereby certify that (Applicant) has failed to honor their contractual agreement dated         between (Applicant) and (Beneficiary) and that payment has not been made and is       past due.

4.
Beneficiary’s statement purportedly signed by one of its authorized individuals certifying that (Applicant) was the successful bidder under the Tender No.       dated        for supply of         and that         (Applicant) has withdrawn their bid or failed to enter into contract.

5.	Beneficiary’s statement, purportedly signed by an authorized individual reading: (Please indicate below the wording which is to appear in the statement to be presented.)
6.	No statement or document by the Beneficiary other than a draft is required to be presented under this L/C.

EXHIBIT G-1

Partial Drawings:	Permitted	Not Permitted	Charges for:	Beneficiary	Applicant

Special instructions or conditions:

The opening of this credit is governed by the terms and conditions as set forth in the credit agreement. Furthermore, the applicant shall include revisions of the terminology set forth above as you deem necessary. I/we hereby agree to the terms and conditions, covenants, and agreements above.

This application and agreement are subject to the current uniform customs and practice for documentary credits fixed the International Chamber of Commerce and to the terms and conditions set forth in the Reimbursement Agreement.

(Customer’s Signature)	(Customer’s Bank Sign Here – if other than KeyBank National Association)	Date:

EXHIBIT G-2

KeyBank National Association

Application for Amendment to Standby Letter of Credit

To: International Standby Services Group 4910 Tiedeman, 4th floor Brooklyn, Ohio 44144 Mailcode: OH-01-51-0435 Fax Number: (216) 813-3718

Date:	Amendment #:	Letter of Credit #:
Please amend by:	Airmail	Cable/Swift	Courier
Extend Expiration Date to:
Increase	Decrease	By: $	New Total: $
Change Address Beneficiary Applicant	New Address:

Add Delete The following documentary requirement(s) / special instruction(s):

Other:

We understand that amendments to Irrevocable Standby Letters of Credit are subject to acceptance by the beneficiary. All other terms and conditions of the original Letter of Credit, the Application for the same, and the Agreement for Standby Letters of Credit and Security Agreement remain unchanged. This application shall include revisions of the terminology set forth above as you deem necessary.

Applicant Name:
Authorized Signature:		Title/Phone Number:
Authorized Signature:		Title/Phone Number:

EXHIBIT G-3

EXHIBIT H

AMENDED AND RESTATED PARENT GUARANTY
This Amended and Restated Parent Guaranty (the “Guaranty”) is made as of September 24, 2013 by BioMed Realty Trust, Inc., a Maryland corporation (“Guarantor”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (the “Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
A.    BioMed Realty, L.P., a limited partnership organized under the laws of the State of Maryland (“Borrower”), and Guarantor have requested that the Lenders make (i) a revolving credit facility available to Borrower in an aggregate principal amount of up to $900,000,000, and (ii) a non-revolving term credit facility available to Borrower in an aggregate principal amount of $350,000,000, subject to future potential increases to a maximum aggregate amount of up to $1,800,000,000 (the “Facility”).
B.    The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in an Amended and Restated Unsecured Credit Agreement of even date herewith among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
C.    Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
D.    Guarantor is the sole general partner of Borrower. Guarantor acknowledges that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Guarantor by enhancing the financial strength of the consolidated group of which Guarantor and Borrower are members. The execution and delivery of this Guaranty by Guarantor is a condition precedent to the performance by the Lenders of their obligations under the Credit Agreement.
E.    As a condition to the execution of the Credit Agreement and the extension and modification of the terms of the Loan, the Lenders and the Administrative Agent have required that Guarantor execute this Guaranty.
AGREEMENTS
NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

EXHIBIT H-1

1.    Guarantor absolutely, unconditionally, and irrevocably guaranties to each of the Lenders:
(a)    the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums that may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;
(b)    the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
(c)    the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”
2.    In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Administrative Agent, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.
3.    Guarantor does hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind that may be required to be given by any Law, (ii) any defense or right of set-off that Guarantor may have against Borrower or that Guarantor or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities that otherwise might be legally required to charge Guarantor with liability, (iv) any defense based on the failure by the Administrative Agent and the Lenders to inform Guarantor of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations, (vi) invalidity or unenforceability of any Facility Indebtedness or Obligation and (vii) any statute of limitations of any jurisdiction affecting any term of the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantor the

EXHIBIT H-2

Lenders’ assessment of the financial condition of Borrower. Guarantor acknowledges that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantor. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders.
4.    Guarantor further agrees that Guarantor’s liability as guarantor shall in no way be impaired by any renewals or extensions that may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, (unless such payment was expressly directed to be applied to the Facility Indebtedness and such direction was made in accordance with the Loan Documents) even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all Indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and the other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing that might otherwise operate as a legal or equitable discharge of a surety. Guarantor further understands and agrees that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend or modify a Note, the Credit Agreement or any of the other Loan Documents and may waive or release any provision or provisions of a Note, the Credit Agreement or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantor’s obligations hereunder.
5.    This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time. Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Guarantor hereby waives the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at Law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the

EXHIBIT H-3

purpose and intent of Guarantor that the obligations of such Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.
6.    This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Loan Documents.
7.    If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantor shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
8.    The parties hereto intend that each provision in this Guaranty comports with all applicable Law. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of competent jurisdiction to violate any applicable Law or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

EXHIBIT H-4

9.    Any Indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated Indebtedness at any time when a Default or Event of Default exists under the Credit Agreement or the Loan Documents, and any such payments to Guarantor made while any Default or Event of Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated Indebtedness shall be collected and received by Guarantor in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.
10.    Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agrees that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lenders or any right of Guarantor or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder. It is expressly understood that the agreements of Guarantor set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
11.    Any amounts received by a Lender from any source on account of any Facility Indebtedness may be applied by such Lender toward the payment of such Facility Indebtedness, and in such order of application as is set forth in the Credit Agreement.
12.    Guarantor hereby submits to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of either the Cuyahoga County Common Pleas Court in Cleveland, Ohio or the United States District Court in Cleveland, Ohio, in any action, suit, or proceeding that the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection that Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph 12 shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
13.    All notices and other communications provided to any party hereto under this Guaranty shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

EXHIBIT H-5

To Guarantor:

BioMed Realty Trust, Inc.
17190 Bernardo Center Drive
San Diego, California 92128
Attention: Vice President, Real Estate Counsel
Telephone: (858)485-9840
Facsimile: (858) 485-9843

With a copy to:

Latham & Watkins LLP
600 West Broadway, Suite 1800
San Diego, California 92101
Attention: Steven J. Levine, Esq.
Telephone: (619) 236-1234
Facsimile: (619) 696-7419

To KeyBank as Administrative Agent and as a Lender:

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114
Attention: Real Estate Capital
Phone: (216) 689-5989
Facsimile: (216) 689-4997

With a copy to:

Dentons US LLP
233 South Wacker Drive
Suite 7800
Chicago, Illinois 60606
Attention: Patrick G. Moran, Esq.
Telephone: (312) 876-8132
Facsimile: (312) 876-7934

If to any other Lender, to its address set forth in the Credit Agreement.

14.    This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.
15.    This Guaranty shall be governed by, and construed in accordance with, the Laws of the State of New York without any regard to conflict of Law principles that would result in the application of any Law other than the Laws of New York.
16.    GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY

EXHIBIT H-6

IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP THAT IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

EXHIBIT H-7

IN WITNESS WHEREOF, Guarantor has executed and delivered this Parent Guaranty as of the date first written above.

BIOMED REALTY TRUST, INC.,
a Maryland corporation

By:         Name:
Title:

EXHIBIT H-8

EXHIBIT I
DESIGNATION AGREEMENT
Dated: ________________, 201
Reference is made to the Amended and Restated Unsecured Credit Agreement dated as of September 24, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BioMed Realty, L.P., the Lenders parties thereto, and KeyBank National Association, as Administrative Agent (the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.
________________________________________(the “Designor”),__________________ (the “Designee”), the Administrative Agent and the Borrower agree as follows:
1.    The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Loans pursuant to Section 2.4 of the Credit Agreement. Any assignment by Designor to Designee of its rights to make a Competitive Bid Loan pursuant to such Section 2.4 shall be effective at the time of the funding for such Competitive Bid Loan and not before such time.
2.    The Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or Guarantor or the performance or observance by the Borrower or Guarantor or any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto. (It is acknowledged that the Designor may make representations and warranties of the type described above in other agreements to which the Designor is a party.)
3.    The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own independent credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under Loan Document; (c) confirms that it is a Designated Lender; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Lender.
4.    The Designee hereby appoints Designor as Designee’s agent and attorney in fact, and grants to Designor an irrevocable power of attorney, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to

EXHIBIT I-1

grant and made approvals, waivers, consents or amendment to or under the Credit Agreement or other Loan Documents. Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee. The Borrower, the Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.
5.    Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page thereto.
6.    Neither the Administrative Agent nor the Borrower shall institute, or join any other person in instituting, against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law at any time that the Designee has any outstanding debt or other securities which are rated by S&P, Moody’s or any other rating agency or at any time within one year and one day after the date such debt or other securities have been repaid in full.
7.    The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damage, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.
8.    Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Competitive Bid Advances as pursuant to Section 2.4 of the Credit Agreement and the rights and obligations of a Lender related thereto.
9.    This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the provisions thereof regarding conflicts of law.
10.    This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as of delivery of a manually executed counterpart of this Designation Agreement.

EXHIBIT I-2

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.
Effective Date1                    , 201_

_____________________________________as Designor

By:
Title:
_____________________________________as Designee

By:         Title:

Applicable Lending Office (and address for notices):

Attention:
Re: Account No.

1 This date should be no earlier than five Banking Days after the delivery of this Designation Agreement to the Administrative Agent

EXHIBIT I-3

Accepted this ____ day of _______________, 201_

KEYBANK NATIONAL ASSOCIATION        BIOMED REALTY, L.P.

By:    BioMed Realty Trust Inc.,
By:                                its general partner
Name:
Title:
By:
Name:
Title:

EXHIBIT I-4

SCHEDULE 4.4
SUBSIDIARIES

NAME OF SUBSIDIARY	FORM OF LEGAL ENTITY	OWNERSHIP	JURISDICTION
BioMed Realty, L.P.	Limited Partnership	0.2% GP Interest by BioMed Realty Trust, Inc. 97.1% LP Interest by BioMed Realty Trust, Inc.	Maryland
BioMed Realty Holdings, Inc.	Corporation	100% by BioMed Realty, L.P.	Maryland
BioMed Realty Holdings II, Inc.	Corporation	100% by BioMed Realty, L.P.	Maryland
BioMed Realty Trust, Inc. REIT Qualification Trust	Trust	100% Beneficiary is BioMed Realty Holdings, Inc.	California
BMR-GP LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BioMed Realty LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BioMed Realty Development LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BioMed Financing, LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-JV I Holdings LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-JV II Holdings LLC	Limited Liability Company	100% by BioMed Realty Holdings, Inc.	Delaware
BMR PR II LLC	Limited Liability Company	20% by BMR-JV I Holdings, LLC	Delaware
BMR-PR II TRS LLC	Limited Liability Company	20% by BMR-JV II Holdings LLC	Delaware
BioMed Ventures LP	Limited Partnership	80% - 100% by BioMed Realty, L.P.(variable economic interest)	Delaware
BMV Direct LP	Limited Partnership	80% - 100% by BioMed Realty, L.P.(variable economic interest)	Delaware
BMV Direct RE LP	Limited Partnership	80% - 100% by BioMed Realty, L.P.(variable economic interest)	Delaware
BMV Direct SO LP	Limited Partnership	80% - 100% by BioMed Realty, L.P.(variable economic interest)	Delaware

SCHEDULE 4.4-1

BMV Direct SOTRS LP	Limited Partnership	80% - 100% by BioMed Realty, L.P.(variable economic interest)	Delaware
BMR LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Wexford LP	Limited Partnership	10% GP Interest by BioMed Realty Holdings, Inc. 90% LP Interest by BioMed Realty, L.P.	Delaware
BMR-217th Place LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-270 Albany Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-34790 Ardentech Court LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-34175 Ardenwood Boulevard LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
34175 Ardenwood Venture, LLC	Limited Liability Company	87.5% Membership Interest by BMR-34175 Ardenwood Boulevard LLC	Delaware
BMR-Ardsley Park LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-8808 Balboa Avenue LLC	Limited Liability Company	100% by BioMed Realty, L.P.	California
BMR-Bay LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Bayshore Boulevard LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-6411 Beckley Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
Guilford Real Estate Trust 1998-1	Grantor Trust	100% Beneficiary is BioMed Realty, L.P., Trustee is BMR-6411 Beckley Street LLC	Utah
BMR-9900 Belward Campus LLC	Limited Liability Company	100% by BMR-9900 Belward Campus Holdings LLC	Delaware
BMR-9900 Belward Campus Borrower LLC	Limited Liability Company	100% by BMR-9900 Belward Campus Holdings LLC	Delaware
BMR-9900 Belward Campus Holdings LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware

SCHEDULE 4.4-2

BMR-9901 Belward Campus LLC	Limited Liability Company	100% by BMR-9901 Belward Campus Holdings LLC	Delaware
BMR-9901 Belward Campus Borrower LLC	Limited Liability Company	100% by BMR-9901 Belward Campus Holdings LLC	Delaware
BMR-9901 Belward Campus Holdings LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Belward Campus Drive LSM LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Maryland
BMR-9920 Belward Campus Q LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Rhode Island
BMR-17190 Bernardo Center Drive LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Blackfan Circle LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Bridgeview LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Bridgeview II LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Broadway LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-550 Broadway LP (f/k/a BMR-Cray LP)	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Bunker Hill LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Coast 9 LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-58 Charles Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-320 Charles LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-134 Coolidge Avenue LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware

SCHEDULE 4.4-3

BMR-6300 Dumbarton Circle LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-350 E Kendall F LLC	Limited Liability Company	100% by BMR-PR II LLC	Delaware
BMR-650 E Kendall B LLC	Limited Liability Company	100% by BMR-PR II LLC	Delaware
BMR-475 Eccles Avenue LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-2600 Eisenhower Avenue LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-201 Elliott Avenue LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-21 Erie Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-40 Erie Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Executive Drive LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-4570 Executive Drive LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-500 Fairview Avenue LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-530 Fairview Avenue LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-2282 Faraday Avenue LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Fresh Pond Research Park LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-700 Gateway LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-750,800,850 Gateway LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware

SCHEDULE 4.4-4

BMR-900 Gateway LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-1000 Gateway LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Gateway/Oyster LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Gazelle LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-350 George Patterson Boulevard LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
Granta Park JCo 1 Limited	Company Limited by Shares	100% by BMR LLC	Jersey
BMR-7 Graphics Drive LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Hampshire LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-201 Industrial Road LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-3525 John Hopkins LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-3545-3575 John Hopkins LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-6500 Kaiser Drive LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-450 Kendall Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-500 Kendall Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware

SCHEDULE 4.4-5

BMR-Kendall Development LLC	Limited Liability Company	100% by BMR-PR II TRS LLC	Delaware
BMR-Kendall Holdings LLC	Limited Liability Company	100% by BMR-PR II TRS LLC	Delaware
BMR-145 King of Prussia Road GP LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-145 King of Prussia Road LP	Limited Partnership	99.5% LP Interest by BioMed Realty, L.P. 0.5% GP Interest by BMR-145 King of Prussia Road GP LLC	Delaware
BMR-Landmark at Eastview LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Lincoln Centre LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
10165 McKellar Court, L.P.	Limited Partnership	22% GP Interest by BMR-10165 McKellar Court GP LLC	California
BMR-10165 McKellar Court GP LLC	Limited Liability Company	100% by BioMed Realty, L.P.	California
BMR-Medical Center Drive LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-3450 Monte Villa Parkway LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-6114-6154 Nancy Ridge Drive LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-6828 Nancy Ridge Drive LP	Limited Liability Company	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-One Research Way LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-180 Oyster Point LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-200 Oyster Point LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware

SCHEDULE 4.4-6

BMR-Pacific Center LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Pacific Research Center LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-3500 Paramount Parkway LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Patriot LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-335-395 Phoenixville Pike LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Research Boulevard LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Road to the Cure LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Rogers Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-10240 Science Center Drive LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-10255 Science Center LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Shady Grove Road HQ LLC	Limited Liability Company	100% by BMR-Shady Grove Holdings LLC	Maryland
BMR-Shady Grove Holdings LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Shady Grove B LLC	Limited Liability Company	100% by BMR-Shady Grove Holdings LLC	Delaware
BMR-Shady Grove D LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-200 Sidney Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Sorrento Plaza LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware

SCHEDULE 4.4-7

BMR-Sorrento Valley Boulevard LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-11388 Sorrento Valley Road LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Spring Mill Drive GP LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Spring Mill Drive, LP	Limited Partnership	1% GP Interest by BMR-Spring Mill Drive GP LLC 99% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Summers Ridge LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Torreyana LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-9865 Towne Centre LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-9885 Towne Centre LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-Trade Centre Avenue LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-6611 Tributary Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Maryland
BMR-900 Uniqema Boulevard LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-1000 Uniqema Boulevard LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-325 Vassar Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-3200 Walnut Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Waples LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware

SCHEDULE 4.4-8

BMR-Wateridge LP	Limited Partnership	0% GP Interest by BMR-GP LLC 100% LP Interest by BioMed Realty, L.P.	Delaware
BMR-675 West Kendall Street LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-50 West Watkins Mill LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-West Watkins Mill LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
BMR-Weston LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Delaware
Wexford Agent Corporation	Corporation	100% by BioMed Realty, L.P.	Maryland
Wexford Development, LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Maryland
Wexford Finance, LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Maryland
Wexford Management, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Wexford Science & Technology, LLC	Limited Liability Company	100% by BioMed Realty, L.P.	Maryland
Wexford Science Center 2, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Maryland
Wexford-UCSC II GP, LLC	Limited Liability Company	50% by Wexford Science Center 2, LLC	Delaware
Wexford-UCSC II, LP	Limited Partnership	59.5% LP Interest by Wexford Science Center 2, LLC 1% GP Interest by Wexford-UCSC II GP, LLC	Delaware
3737 Fee Owner, LLC	Limited Liability Company	89% by Wexford-UCSC 3737, LLC	Delaware
Wexford-UCSC 3737 Joint Venture, LLC	Limited Liability Company	68% by Wexford Science Center 2, LLC	Delaware
Wexford-UCSC 3737 Member, LLC	Limited Liability Company	100% by Wexford-UCSC 3737 Joint Venture, LLC	Delaware
Wexford-UCSC 3737, LLC	Limited Liability Company	89% by Wexford-UCSC 3737 Joint Venture, LLC 11% by Wexford-UCSC 3737 Member, LLC	Delaware
Wexford 4320 Forest Park, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
BRDG Park at Danforth Center, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Missouri
Wexford Danforth, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Maryland

SCHEDULE 4.4-9

Hershey Research One, LLC	Limited Liability Company	100% by Wexford Hershey Holdings One, LLC	Delaware
Hershey Research Two, LLC	Limited Liability Company	100% by Wexford Hershey Holdings Two, LLC	Delaware
Wexford Hershey Holdings One, LLC	Limited Liability Company	100% by Wexford Hershey, LLC	Delaware
Wexford Hershey Holdings Two, LLC	Limited Liability Company	100% by Wexford Hershey, LLC	Delaware
Wexford Hershey, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Hershey Center for Applied Research, Inc.	Non-profit (501(c)(4)) corporation	50% by Wexford Science & Technology, LLC	Pennsylvania
Townsend CRB Development, LLC	Limited Liability Company	100% by Wexford Development, LLC	Maryland
CRB Federal, LLC	Limited Liability Company	0.1% by CRB Investors, LLC	Delaware
CRB Investors, LLC	Limited Liability Company	100% by BioMed Realty Holdings II, Inc.	Delaware
Townsend Chicago, LLC	Limited Liability Company	90% by CRB Investors, LLC 10% by CRB Federal, LLC	Delaware
Wexford Miami Holding, LLC	Limited Liability Company	99% by Wexford Science & Technology, LLC 1% by BMR-Wexford LP	Delaware
Wexford Miami, LLC	Limited Liability Company	100% by Wexford Miami Holding, LLC	Delaware
Wexford ODU, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Wexford ODU 2, LLC	Limited Liability Company	99% by Wexford Science & Technology, LLC 1% by BMR-Wexford LP	Delaware
Wexford Maryland BioPark One, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Baltimore Life Science Research Park, LLC	Limited Liability Company	100% by Wexford Maryland BioPark One, LLC	Delaware
Baltimore LSRP One, Business Trust	Statutory Trust	100% by Baltimore Life Science Research Park, LLC	Maryland
Baltimore LSRP Two, Business Trust	Statutory Trust	100% by Baltimore Life Science Research Park, LLC	Maryland
BLSRP Funding I, LLC	Limited Liability Company	100% by Baltimore LSRP One, Business Trust	Delaware
BLSRP Funding II, LLC	Limited Liability Company	100% by Baltimore LSRP Two, Business Trust	Delaware

SCHEDULE 4.4-10

BSP Holding, LLC	Limited Liability Company	99% by Wexford BSP Partners, LLC 1% by BMR-Wexford LP	Maryland
Building Two Café, LLC	Limited Liability Company	100% by BioMed Realty Holdings, Inc.	Delaware
Wexford BSP Funding, LLC	Limited Liability Company	100% by Wexford UMB 2, LLC	Maryland
Wexford BSP Partners, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Maryland
Wexford UMB 2, LLC	Limited Liability Company	100% by BSP Holding, LLC	Maryland
Baltimore Garage Funding, LLC	Limited Liability Company	100% by Wexford Baltimore Garage, LLC	Maryland
Wexford Baltimore Garage, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Maryland
Wexford Building 91 Manager, LLC	Limited Liability Company	100% by BioMed Realty Holdings II, Inc.	Delaware
Wexford Building 91 Developer, LLC	Limited Liability Company	100% by Wexford Development, LLC	Delaware
Wexford Building 91 MT, LLC	Limited Liability Company	0.01% by Wexford Building 91 Manager, LLC	Delaware
Wexford Winston-Salem Building 91, LLC	Limited Liability Company	100% by Wexford Winston-Salem Holding, LLC	Delaware
Wexford Winston-Salem Holding, LLC	Limited Liability Company	65% by Wexford Building 91 Manager, LLC 35% by Wexford Building 91 MT, LLC	Delaware
Wexford Heritage Development, LLC	Limited Liability Company	100% by Wexford Development, LLC	Delaware
Wexford Heritage Manager, LLC	Limited Liability Company	100% by BioMed Realty Holdings II, Inc.	Delaware
Wexford Heritage, LLC	Limited Liability Company	100% by Wexford Heritage Holding, LLC	Delaware
Wexford Heritage Holding, LLC	Limited Liability Company	70% by Wexford Heritage Manager, LLC 30% by Wexford Heritage MT, LLC	Delaware
Wexford Heritage MT, LLC	Limited Liability Company	0.01% by Wexford Heritage Manager, LLC	Delaware
Wexford Miami 1851, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Wexford Miami Property Acquisitions, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Wexford-UCSC III GP, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware

SCHEDULE 4.4-11

Wexford-UCSC III, L.P.	Limited Partnership	1% GP Interest by Wexford-UCSC III GP, LLC 99% LP Interest by Wexford Science & Technology, LLC	Delaware
Wexford-UCSC 3400 Associates GP, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Wexford-UCSC 3400 Associates, L.P.	Limited Partnership	1% GP Interest by Wexford-UCSC 3400 Associates GP, LLC 99% LP Interest by Wexford Science & Technology, LLC	Delaware
BioPark Fremont, LLC	Limited Liability Company	50% by Wexford BioPark Land Acquisition I, LLC	Delaware
Wexford BioPark Land Acquisition I, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Maryland
BSP Three Holding, LLC	Limited Liability Company	100% by Wexford BSP Three Partners, LLC	Delaware
Wexford Baltimore-Poppleton, LLC	Limited Liability Company	100% by BSP Three Holding, LLC	Maryland
Wexford BSP Three Partners, LLC	Limited Liability Company	99% by Wexford Science & Technology, LLC 1% by BMR-Wexford LP	Delaware
Wexford Maryland BioPark 3, LLC	Limited Liability Company	100% by BSP Three Holding, LLC	Delaware
Wexford Building 60 Manager, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Wexford Winston-Salem Building 60, LLC	Limited Liability Company	100% by Wexford Winston-Salem Holding 60, LLC	Delaware
Wexford Winston-Salem Holding 60, LLC	Limited Liability Company	99% by Wexford Building 60 Manager, LLC 1% by BMR-Wexford LP	Delaware
Wexford Building 90 Manager, LLC	Limited Liability Company	100% by BioMed Realty Holdings II, Inc.	Delaware
Wexford Winston-Salem Building 90, LLC	Limited Liability Company	100% by Wexford Winston-Salem Holding 90, LLC	Delaware
Wexford Winston-Salem Holding 90, LLC	Limited Liability Company	15% by Wexford Building 90 MT, LLC 85% by Wexford Building 90 Manager, LLC	Delaware
Wexford Building 90 MT, LLC	Limited Liability Company	1% by Wexford Building 90 Manager, LLC	Delaware
Wexford Building 90 Developer, LLC	Limited Liability Company	100% by Wexford Development, LLC	Delaware
Wexford Durham Chesterfield, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware
Wexford 3801 Chestnut, LLC	Limited Liability Company	100% by Wexford Science & Technology, LLC	Delaware

SCHEDULE 4.4-12

Subsidiaries Subject to Options, Warrants or Other Rights to Purchase Capital Stock:

JOINT VENTURE ARRANGEMENTS / PROPERTIES

A.	Wexford-UCSC II, LP / 3711 Market Street, Philadelphia, PA

1.
Limited Partnership Agreement dated April 3, 2007 contains (i) a right of first offer at Section 4.6 if either partner proposes to sell the asset; (ii) a right of first offer at Section 7.3 if either partner elects to sell its partnership interest; and (ii) a buy/sell provision for any partner at Section 8.1

B.	Wexford-UCSC II GP, LLC / 3711 Market Street, Philadelphia, PA

1.	Limited liability company interests are subject to purchase options and buy/sell provisions of related limited partnership (Wexford-UCSC II, LP)

C.	Wexford-UCSC 3737 Joint Venture, LLC / 3737 Market Street, Philadelphia, PA

1.
Limited Liability Company Agreement dated August 8, 2012 contains (i) a right of first offer at Section 4.10 if either member proposes to sell the asset, (ii) a right of first offer at Section  7.3 if either member elects to sell its LLC interest and (iii) a buy/sell provision for any member at Section 8.1

D.	3737 Fee Owner, LLC / 3737 Market Street, Philadelphia, PA

1.	Penn Presbyterian Medical Center has the right to purchase Wexford’s 89% interest for $890 once Penn Presbyterian Medical Center has taken occupancy of its space in accordance with lease agreement

E.	BioPark Fremont, LLC / 3737 Market Street, Philadelphia, PA

1.	Amended and Restated Operating Agreement dated April 17, 2012 contains an option to purchase in favor of RPC Poppleton, LLC and a mandatory buy/sell procedure in favor of both members

F.	BMR-PR II LLC/350 E. Kendall and 650 E. Kendall, Cambridge, MA

1.	Second Amendment to the Operating Agreement of BMR-PR II LLC contains a buy/sell procedure in favor of both members
HISTORIC TAX CREDIT SYNDICATION ARRANGEMENTS / PROPERTIES

A.	CRB Federal, LLC / Illinois Institute of Technology, Chicago, IL

1.
Wexford may become obligated under put/call provision of limited liability company agreement to purchase all of the ownership interests of Banc of America after end of historic tax credit recapture period

SCHEDULE 4.4-13

B.	Wexford Building 91 MT, LLC / Wake Forest Building 91, Winston-Salem, NC

1.
Wexford may become obligated under put/call provision of limited liability company agreement to purchase all of the ownership interests of U.S. Bancorp Community Development Corporation after end of historic tax credit recapture period

C.	Wexford Heritage MT, LLC / Heritage Building, St. Louis, MO

1.
Under limited liability company agreement, Wexford may become obligated to purchase all of the ownership interests of U.S. Bancorp Community Development Corporation if project is not completed by outside date or sufficient federal historic tax credits are not delivered

2.
Wexford may become obligated under put/call provision of limited liability company agreement to purchase all of the ownership interests of U.S. Bancorp Community Development Corporation after end of historic tax credit recapture period

D.	Wexford Building 90 MT, LLC / Wake Forest Building 91, Winston-Salem, NC

1.
Under limited liability company agreement, Wexford may become obligated to purchase all of the ownership interests of U.S. Bancorp Community Development Corporation if project is not completed by outside date or sufficient federal historic tax credits are not delivered

2.
Wexford may become obligated under put/call provision of limited liability company agreement to purchase all of the ownership interests of U.S. Bancorp Community Development Corporation after end of historic tax credit recapture period

SCHEDULE 4.4-14

SCHEDULE 4.10
MATERIAL LITIGATION
None.

SCHEDULE 4.10-1

SCHEDULE 4.17
HAZARDOUS MATERIALS MATTERS
As disclosed in the environmental reports previously delivered to the Administrative Agent.

SCHEDULE 4.17-1

SCHEDULE 4.19
PROJECTS

Property Name		Ownership
1.	1522 217th Place S.E. Bothell, Washington 98021	Fee Simple
2.	270 Albany Street Cambridge, Massachusetts 02139-4210	Fee Simple
3.	34790 Ardentech Court Fremont, California 94555-3657	Fee Simple
4.	34175 Ardenwood Boulevard Fremont, California 94555	Fee Simple*
5.	Ardsley Park 410, 420, 430, 440, 444 and 460 Saw Mill River Road, Ardsley, New York 10502	Fee Simple
6.	8808 Balboa Avenue San Diego, California 92123	Fee Simple
7.	700, 720, and 740 Bay Road Redwood City, California 94063	Fee Simple
8.	3240, 3260, 3280 Bayshore Blvd Brisbane, California 94005	Fee Simple
9.	6411 Beckley Street Baltimore, Maryland 21224	Fee Simple
10.	9900 Belward Campus Drive Rockville, Maryland 20850	Fee Simple
11.	9901 Belward Campus Drive Rockville, Maryland 20850	Fee Simple
12.	9911 Belward Campus Blvd Rockville, Maryland 20850	Fee Simple
13.	9920 Belward Campus Drive Rockville, Maryland 20850	Fee Simple
14.	320 Bent Street Cambridge, Massachusetts 02142	Leasehold Interest
15.	301 Binney Street Cambridge, Massachusetts 02142	Leasehold Interest
16.	301 Binney Street Garage Cambridge, Massachusetts 02142	Leasehold Interest
17.	Kendall Crossing Apartments 157 Sixth Street Cambridge, Massachusetts 02142	Leasehold Interest
18.	17190 Bernardo Center Drive San Diego, California 92128	Fee Simple
19.	3 Blackfan Circle Boston, Massachusetts 02115	Fee Simple
20.	Bridgeview Technology Park 24500 Clawiter Road 24600 Industrial Boulevard 24546 Industrial Boulevard Hayward, California 94545	Fee Simple

SCHEDULE 4.19-1

Property Name		Ownership
21.	Bridgeview Technology Park II 24590 Clawiter Road Hayward, California 94545	Fee Simple
22.	210 Broadway Cambridge, Massachusetts 02139	Fee Simple
23.	550 Broadway Avenue Redwood City, CA 94063	Fee Simple
24.	3030 Bunker Hill Street San Diego, California 92109	Fee Simple
25.	58 Charles Street Cambridge, Massachusetts 02141	Fee Simple
26.	320 Charles Street Cambridge, Massachusetts 02141	Fee Simple
27.	134 Coolidge Avenue Watertown, Massachusetts 02472	Fee Simple
28.	6300 Dumbarton Circle Fremont, California 94555	Fee Simple
29.	350 Kendall Street Cambridge, Massachusetts 02142	Fee Simple*
30.	650 E Kendall Street Cambridge, Massachusetts 02142	Fee Simple*
31.	475 Eccles Avenue South San Francisco, California 94080	Fee Simple
32.	201 Elliott Avenue Seattle, Washington 98119	Fee Simple
33.	21 Erie Street Cambridge, Massachusetts 02139	Fee Simple
34.	40 Erie Street Cambridge, Massachusetts 02139-4254	Fee Simple
35.	47 Erie Street Cambridge, Massachusetts 02139	Fee Simple
36.	4775 and 4785 Executive Drive San Diego, California 92121	Fee Simple
37.	4570 Executive Drive San Diego, California 92121	Fee Simple
38.	500 Fairview Avenue Seattle, Washington 98109	Leasehold Interest
39.	530 Fairview Avenue Seattle, Washington 98109	Fee Simple
40.	2282 Faraday Avenue Carlsbad, California 92008	Fee Simple
41.	Fresh Pond Research Park 25, 27/31, 33/45, 51 and 61 Moulton Street and 665 Concord Avenue Cambridge, Massachusetts 02138	Fee Simple
42.	700 Gateway Boulevard South San Francisco, California 94080-7023	Fee Simple
43.	750, 800, and 850 Gateway Boulevard South San Francisco, California 94080-7023	Fee Simple
44.	900 Gateway Boulevard South San Francisco, California 94080-7023	Fee Simple

SCHEDULE 4.19-2

Property Name		Ownership
45.	1000 Gateway Boulevard South San Francisco, California 94080-7023	Fee Simple
46.	Pacific Research Center 7333, 7555, 7575, 7677, 7707, 7979, 7999, 7700, 7600, and 7500 Gateway Boulevard, Newark, California 94560	Fee Simple
47.	2855 Gazelle Court Carlsbad, California 92010	Fee Simple
48.	350 George Patterson Boulevard Bristol, Pennsylvania 19007	Fee Simple
49.	7 Graphics Drive Ewing, New Jersey 08628	Fee Simple
50.	Granta Park Great Abingdon, Cambridge, England CB21 6GP	Freehold Estate
51.	50 and 60 Hampshire Street Cambridge, Massachusetts 02139	Fee Simple
52.	201 Industrial Road San Carlos, California 94070	Fee Simple
53.	3525 John Hopkins Court San Diego, California 92121	Fee Simple
54.	3545-3575 John Hopkins Court San Diego, California 92121	Fee Simple
55.	6500 Kaiser Drive Fremont, California 94555	Fee Simple
56.	450 Kendall Street Cambridge, Massachusetts 02142-1108	Leasehold Interest
57.	500 Kendall Street Cambridge, Massachusetts 02142-1108	Fee Simple
58.	145 King of Prussia Road Radnor, Pennsylvania 19087	Fee Simple
59.	Landmark at Eastview 735, 745,755, 765, 767, 769, 771, 777, 785, 795, 796 Old Saw Mill River Rd., Tarrytown, New York 10591 1 Saw Mill River Road, Hawthorne, New York 10532	Fee Simple
60.	10165 McKellar Court San Diego, California 92121	Fee Simple*
61.	200, 300, 400, 500, 600, 700 and 800 Lincoln Centre Dr., Foster City, California 94044	Fee Simple
62.	9704 and 9708 – 9714 Medical Center Drive Rockville, Maryland 20859	Fee Simple
63.	3450-3451 Monte Villa Parkway Bothell, Washington 98021	Fee Simple
64.	6114, 6118, 6122, 6124, 6126 and 6154 Nancy Ridge Drive, San Diego, California 92121	Fee Simple
65.	6828 Nancy Ridge Drive San Diego, California 92121	Fee Simple
66.	One Research Way Princeton, New Jersey 08536	Fee Simple

SCHEDULE 4.19-3

Property Name		Ownership
67.	180 Oyster Point Boulevard South San Francisco, California 94080-7023	Fee Simple
68.	200 Oyster Point Boulevard South San Francisco, California 94080-7023	Fee Simple
69.	5870 and 5880 Pacific Center Boulevard San Diego, California 92121	Fee Simple
70.	3500 Paramount Parkway Morrisville, North Carolina 27560	Fee Simple
71.	3908 Patriot Drive Durham, North Carolina 27703	Fee Simple
72.	335-339 Phoenixville Pike Malvern, Pennsylvania 19355	Fee Simple
73.	1701 and 1711 Research Boulevard Rockville, Maryland 20850	Fee Simple
74.	10835 Road to the Cure San Diego, California 92121	Fee Simple
75.	10240 Science Center Drive San Diego, California 92121	Fee Simple
76.	10255 Science Center Drive San Diego, California 92121	Fee Simple
77.	14200 Shady Grove Road Rockville, Maryland 20850	Fee Simple
78.	200 Sidney Street Cambridge, Massachusetts 02139	Fee Simple
79.	11404 and 11408 Sorrento Valley Road San Diego, California 92121	Fee Simple
80.	4215 Sorrento Valley Boulevard San Diego, California 92121	Fee Simple
81.	11388 Sorrento Valley Road San Diego, California 92121	Fee Simple
82.	11080, 11100, 11120 and 11180 Roselle Street and 11055, 11095, 11111, 11125, and 11175 Flintkote Avenue, San Diego, California 92121	Fee Simple
83.	2-30 Spring Mill Drive Malvern, Pennsylvania 19355	Fee Simple
84.	9965 – 9995 Summers Ridge Road San Diego, California 92121	Fee Simple
85.	11010 Torreyana Road San Diego, California 92037	Fee Simple
86.	9855 and 9865 Towne Centre Drive San Diego, California 92121	Fee Simple
87.	9875 and 9885 Towne Centre Drive San Diego, California 92121	Fee Simple
88.	2600 and 2620 Trade Centre Avenue Longmont, Colorado 80503	Fee Simple
89.	6611 Tributary Street Baltimore, Maryland 21224	Fee Simple

SCHEDULE 4.19-4

Property Name		Ownership
90.	900 Uniqema Boulevard New Castle, Delaware 19720	Fee Simple
91.	1000 Uniqema Boulevard New Castle, Delaware 19720	Fee Simple
92.	325 Vassar Street Cambridge, Massachusetts 02139-4818	Fee Simple
93.	9535 Waples Street San Diego, California 92121	Fee Simple
94.	1825, 1865, 1885 33rd Street/ 3200 Walnut Street Boulder, Colorado 80301	Fee Simple
95.	10420, 10480, 10520 Wateridge Circle San Diego, California 92121	Fee Simple
96.	675 West Kendall Street Cambridge, Massachusetts 02142-1110	Fee Simple
97.	50 West Watkins Mill Road Gaithersburg, Maryland 20878	Fee Simple
98.	55 and 65 West Watkins Mill Road Gaithersburg, Maryland 20878	Fee Simple
99.	3000 Weston Parkway Cary, North Carolina 27513	Fee Simple
100.	17, 19, 21, 23, and 25 N. Fremont Avenue and 745 West Fayette Street, Baltimore, Maryland	Fee Simple – through 50% interest in LLC*
101.	One North Poppleton Street Garage, Baltimore, Maryland 21201	Subleasehold Interest
102.	Units 1 and 2, 800 W. Baltimore Street, Baltimore, Maryland 21201 – UMB 1	Subleasehold Condominium Interest
103.	801 W. Baltimore Street, Baltimore, Maryland 21201 – UMB 2	Leasehold Interest
104.	3440 South Dearborn St., Chicago, Illinois 60616	Leasehold Interest
105.	1005 N. Warson Rd., Ste. Louis, Missouri 63132	Leasehold Interest
106.	4320 Forest Park Ave., St. Louis, Missouri 63108	Leasehold Interest
107.	1951 NW 7th Avenue, Miami, Florida 33136	Leasehold Interest
108.	Units 1 and 2, 1214 Research Blvd., Hershey, Pennsylvania 17036	Leasehold Condominium Interest
109.	4111 Monarch Way, Norfolk, Virginia 23508	Leasehold Interest
110.	4211 Monarch Way, Norfolk, Virginia 23508	Leasehold Interest
111.	Units 1 through 7, 3711 Market Street, Philadelphia, Pennsylvania	Leasehold Condominium Interest
112.	575 N. Patterson Avenue, Winston-Salem, North Carolina 27105	Fee Simple – through interest in LLC’s
113.	4240-4270 Duncan Avenue and 4165-4201 Duncan Avenue, St. Louis Missouri 63110	Leasehold Interest
114.	3737 Market Street, Philadelphia, Pennsylvania 19104	Leasehold Interest
115.	525-635 Vine Street, Winston-Salem, North Carolina 27157	Fee Simple – through interest in LLC’s

SCHEDULE 4.19-5

Property Name		Ownership
116.	873 W. Baltimore Street, Baltimore, Maryland 21201	Leasehold and Reversionary Interest
117.	2010 NW 6th Place, 2003 NW 7th Ave, 2027 NW 7th Avenue, Miami, Florida 33127	Fee Simple

*Such properties are owned by Investment Affiliates of Borrower.

SCHEDULE 4.19-6

SCHEDULE 1.1
BANK COMMITMENTS AND PERCENTAGES
(to be updated on allocation)*

Lender	Line Commitment	Line Loan Percentage%	Term Commitment	Term Loan Percentage %	Total Commitment	Total %
KeyBank	$73,000,000	8.11%	$27,000,000	7.71%	$100,000,000	8.00%
Wells Fargo	$73,000,000	8.11%	$27,000,000	7.71%	$100,000,000	8.00%
Sumitomo	$65,000,000	7.22%	$25,000,000	7.14%	$90,000,000	7.20%
U.S. Bank	$65,000,000	7.22%	$25,000,000	7.14%	$90,000,000	7.20%
Barclays	$60,000,000	6.67%	$10,000,000	2.86%	$70,000,000	5.60%
Deutsche Bank	$60,000,000	6.67%	$10,000,000	2.86%	$70,000,000	5.60%
Morgan Stanley	$50,000,000	5.56%	$20,000,000	5.71%	$70,000,000	5.60%
Raymond James	$50,000,000	5.56%	$20,000,000	5.71%	$70,000,000	5.60%
UBS AG, Stamford Branch	$50,000,000	5.56%	$20,000,000	5.71%	$70,000,000	5.60%
Bank of Tokyo	$47,000,000	5.22%	$18,000,000	5.14%	$65,000,000	5.20%
PNC Bank	$47,000,000	5.22%	$18,000,000	5.14%	$65,000,000	5.20%
RBS Citizens	$47,000,000	5.22%	$18,000,000	5.14%	$65,000,000	5.20%
BMO Harris	$36,000,000	4.00%	$14,000,000	4.00%	$50,000,000	4.00%
BB&T	$36,000,000	4.00%	$14,000,000	4.00%	$50,000,000	4.00%
Mizuho	$36,000,000	4.00%	$14,000,000	4.00%	$50,000,000	4.00%
Regions Bank	$36,000,000	4.00%	$14,000,000	4.00%	$50,000,000	4.00%
TD Bank	$36,000,000	4.00%	$14,000,000	4.00%	$50,000,000	4.00%
Huntington Bank	$18,000,000	2.00%	$7,000,000	2.00%	$25,000,000	2.00%
Chang HWA	$3,000,000	0.33%	$7,000,000	2.00%	$10,000,000	0.80%
E.Sun Commercial	$3,000,000	0.33%	$7,000,000	2.00%	$10,000,000	0.80%
Mega/ICBC	$3,000,000	0.33%	$7,000,000	2.00%	$10,000,000	0.80%
Land Bank of Taiwan	$3,000,000	0.33%	$7,000,000	2.00%	$10,000,000	0.80%
Hua Nan	$3,000,000	0.33%	$7,000,000	2.00%	$10,000,000	0.80%
TOTAL:	$900,000,000	100.00%	$350,000,000	100.00%	$1,250,000,000	100.00%

*
Schedule 1.1 may be subsequently revised from time to time to reflect assignments of a Bank’s interest in the Loans as contemplated in Section 11.8, and reductions in the Aggregate Commitment pursuant to Section  2.7, or increases in the Aggregate Commitment pursuant to Section 2.8.

SCHEDULE 1.1-1

80475187

SCHEDULE 1.2

Credit Rating (S&P/Fitch and Moody’s)	Base Rate Margin	Line Loan LIBOR Rate Margin	Facility Fee Percentage	All-In Drawing Rate	Term Loan LIBOR Rate Margin
At least A- and A3	0.000%	0.925%	0.125%	1.050%	0.950%
At least BBB+ and Baa1	0.050%	1.000%	0.150%	1.150%	1.050%
At least BBB or Baa2	0.100%	1.100%	0.200%	1.300%	1.200%
At least BBB- or Baa3	0.350%	1.300%	0.250%	1.550%	1.500%
Below BBB- and Baa3	0.700%	1.700%	0.300%	2.000%	1.950%

The Credit Ratings to be utilized for purposes of this Schedule are those ratings assigned to the senior unsecured long‑term debt securities of Guarantor without third‑party credit enhancement and any rating assigned to any other debt security of Guarantor shall be disregarded. The applicable Credit Rating in effect at any date is that in effect at the close of business on such date. The first two categories, with the lowest margins, require a Credit Rating at the specified level by at least two of Moody’s, S&P and Fitch. The second two categories require Credit Ratings from at least two of the rating agencies and a Credit Rating at the specified level from at least one of Moody’s, S&P and Fitch. The final category, with the highest margin, will apply if the Credit Ratings from Moody’s, S&P and Fitch are all below the specified level or if the Guarantor does not have a Credit Rating from at least two of Moody’s, S&P and Fitch.

SCHEDULE 1.2

80475187